      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998
                                            Registration Statement No. 333-21583
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            --------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933


                            --------------------


                          AMERICAN REALTY TRUST, INC.
      (Exact name of registrant as specified in its governing instrument)

         GEORGIA                          6513                                   54-0697989
(State of Incorporation)      (Primary Standard Industrial         (I.R.S. Employer Identification No.)
                               Classification Code Number)

                         10670 NORTH CENTRAL EXPRESSWAY
                                   SUITE 300
                              DALLAS, TEXAS  75231
                                 (214) 692-4700
         (Address and telephone number of principal executive offices)
                            ROBERT A. WALDMAN, ESQ.
                         10670 NORTH CENTRAL EXPRESSWAY
                                   SUITE 300
                              DALLAS, TEXAS  75231
                                 (214) 692-4700
           (Name, address and telephone number of agent for service)


                             --------------------
                                    Copy to:
                           THOMAS R. POPPLEWELL, ESQ.
                             Andrews & Kurth L.L.P.
                          1717 Main Street, Suite 3700
                              Dallas, Texas  75201


                             --------------------


   Approximate date of commencement of proposed sale of the securities to the public. From time to time.



   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is a compliance
with General Instruction G, check the following box.                         [ ]



   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                [ ]



   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                                   PROPOSED MAXIMUM
                          TITLE OF EACH CLASS                                        PROPOSED         AGGREGATE
                          OF SECURITIES TO BE                    AMOUNT TO BE    MAXIMUM OFFERING      OFFERING         AMOUNT OF
                               REGISTERED                         REGISTERED         PRICE PER         PRICE(1)       REGISTRATION
                                                                                      UNIT(1)                              FEE
------------------------------------------------------------------------------------------------------------------------------------
          Preferred Stock, $2.00 par value  . . . . . . . . .  12,500,000 Shares      $10.00       $125,000,000.00  $37,878.79 (3)
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock, $0.01 par value . . . . . . . . . . .         (2)
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee.
(2) The number of shares of Common Stock of the Registrant to be registered is such currently indeterminate number of shares of Common Stock as may be required for issuance upon conversion of the Preferred Stock being registered hereunder. Such shares of Common Stock will, if issued, be issued for no additional consideration and therefore no registration fee is required.
(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement also relates to 5,000,000 shares of Preferred Stock and an indeterminate number of shares of Common Stock included in this table covered by the registrant's Registration Statement on Form S-2 (Registration Statement No. 333-21583), as to which a registration fee of $15,151.52 was previously paid in the registrant's original filing of such Registration Statement on February 11, 1997. The remaining $22,272.27 of the registration fee was previously paid in connection with the registrant's filing of the registrant's Registration Statement on Form S-4 (Registration Statement No. 333-21591) on February 11, 1997.



                             --------------------

    PROSPECTUS


                          AMERICAN REALTY TRUST, INC.
                                PREFERRED STOCK
                                  COMMON STOCK


    American Realty Trust, Inc. (the "Company"), a Georgia corporation, may offer from time to time shares of preferred stock, par value $2.00 per share (the "Preferred Stock"), and in the event such Preferred Stock is convertible, common voting stock, par value $.01 per share (the "Common Stock"), into which such Preferred Stock is convertible having a public offering price of up to an aggregate of $125,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of the offering. The Preferred Stock may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Preferred Stock in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions and any conversion or exchange fund provisions. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Preferred Stock covered by the Prospectus Supplement.

    It is expected that the terms of acquisitions involving the issuance of the shares of Preferred Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Preferred Stock issued will be valued at prices reasonably related to the market price of the Preferred Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Preferred Stock purchased by them, or of Common Stock into which such Preferred Stock is converted, may be deemed to be underwriting commissions or discounts under the Securities Act.

    SEE "RISK FACTORS" IN THE RELATED PROSPECTUS SUPPLEMENT FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                             --------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.


                             --------------------





                  The date of this Prospectus is May 14, 1998

         CERTAIN STATEMENTS UNDER CAPTIONS "THE BUSINESS OF THE COMPANY" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD- LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT THE SUPPLY AND DEMAND FOR COMMERCIAL REAL ESTATE, AVAILABILITY AND CREDIT WORTHINESS OF PROSPECTIVE TENANTS, LEASE RATES AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS ASSOCIATED WITH REAL ESTATE ACQUISITIONS; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL/SAFETY REQUIREMENTS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.



         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY. ANY SUCH REQUEST SHOULD BE DIRECTED TO AMERICAN REALTY TRUST, INC., 10670 NORTH CENTRAL EXPRESSWAY, SUITE 300, DALLAS, TEXAS 75231, ATTENTION: INVESTOR RELATIONS. THE COMPANY'S TELEPHONE NUMBER IS (214) 692-4700.



                             --------------------


                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports and proxy and information statements filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". In addition, reports, proxy statements and other information concerning the Company (symbol: "ARB") can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005-2601, on which the shares of Common Stock of the Company are listed.

         The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Preferred Stock
and Common Stock of the Company.   This Prospectus does not contain all of the
information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Stock and Common Stock, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:


         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 30, 1998.



         2. The Annual Report on Form 10-K for Continental Mortgage and Equity Trust ("CMET") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998.



         3. The Annual Report on Form 10-K for Income Opportunity Realty Investors, Inc. ("IORI") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998.



         4. The Annual Report on Form 10-K for Transcontinental Realty Investors, Inc. ("TCI") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998.



         5. The Annual Report on Form 10-K for National Realty, L.P. ("NRLP") for the year ended December 31, 1997, as filed with the Commission on March 26, 1998.



         6. The description of the Common Stock contained in the Company's Registration Statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.


         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to American Realty Trust, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention: Investor Relations. The Company's telephone number is
(214) 692- 4700.

                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table summarizes the ratio of the Company's earnings to combined fixed charges and preferred stock dividends for each of the five fiscal years of the Company ended December 31, 1997:



                                                                    Year Ended December 31,
                                                          1997       1996      1995      1994      1993
                                                          ----       ----      ----      ----      ----
                 RATIO OF EARNINGS TO COMBINED FIXED
                 CHARGES AND PREFERRED STOCK
                 DIVIDENDS                                 *           *         *         *         *



* Earnings were inadequate to cover fixed charges and preferred stock dividends by $8,474,000, $4,819,000, $189,000, $1,390,000, and $4,923,000 in 1997, 1996,
1995, 1994 and 1993, respectively.


                                USE OF PROCEEDS


         Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular shares of Preferred Stock to which such Prospectus Supplement relates, the Company plans to use the net proceeds from each sale of Preferred Stock for working capital and general corporate purposes, including, among other things, the development and acquisition of additional properties and other acquisition transactions and the payment of certain outstanding debt.


                                  THE COMPANY


         The Company, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into the Company on June 24, 1988. The Company invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans. The Company has invested in private and open market purchases in the equity securities of CMET, IORI, TCI and NRLP.



         The Company's Board of Directors has broad authority under the Company's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.



         Although the Company's Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by Basic Capital Management, Inc. ("BCM"), an affiliate of the Company. BCM is a contractual advisor under the supervision of the Company's Board of Directors. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for the Company. BCM also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's Board of Directors.



         BCM, an affiliate of the Company, is a company owned by a trust for the benefit of the children of Gene E. Phillips, the Chairman of the Board and a Director of the Company until November 16, 1992. Gene E. Phillips served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Gene E. Phillips currently serves as a representative of the trust that owns BCM for the benefit of his children, and in such capacity, Gene E. Phillips has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. Ryan T. Phillips, the son of Gene E. Phillips and a Director of the Company until June 4, 1996, is also a director of BCM and a trustee of the trust which owns BCM for the benefit of the children of Gene E. Phillips. As of May 1, 1998, BCM owned 5,280,324 shares of the Common Stock, representing approximately 49.4% of the Common Stock then outstanding. BCM has been providing advisory services to the Company since February 6, 1989. BCM also serves as advisor to CMET, IORI and TCI. Karl L. Blaha, Randall M. Paulson, Bruce A. Endendyk and Thomas A. Holland, executive officers of the Company, are also executive officers of CMET, IORI and TCI. Karl L. Blaha also serves as a Director of the Company. Oscar W. Cashwell, a Director of the Company, served as Executive Vice President of BCM until January 10, 1997. Randall M. Paulson, Executive Vice President of the Company, serves as President and sole director of Syntek Asset Management, Inc. ("SAMI"), the managing general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips is also a general partner of SAMLP and served as a director and Chief Executive Officer of SAMI until May 15, 1996. SAMI is a company owned by BCM. BCM performs certain administrative functions for NRLP and NOLP on a cost reimbursement basis.



         Gene E. Phillips is the former chairman of Southmark Corporation ("Southmark"), a real estate syndicator and parent of San Jacinto Savings Association ("San Jacinto"). As a result of a deadlock on Southmark's Board of Directors, Mr. Phillips, among others, reached an agreement whereby he resigned his positions with Southmark and certain of Southmark's subsidiaries and affiliates in January 1989. Southmark filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code in July 1989. In November 1990, San Jacinto was placed under conservatorship of the RTC by federal banking authorities. In December 1990, San Jacinto was converted into a Federal Association and placed in receivership. Mr. Phillips has been named as a defendant in a number of lawsuits brought by the RTC and private plaintiffs in which the allegations made against Mr. Phillips included breach of fiduciary duty and other misconduct, which allegations were denied by Mr. Phillips. These actions have been dismissed or settled.



         Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity Properties, Inc. ("First Equity") which is 50% owned by BCM, (ii) Gene E. Phillips, and (iii) a trust for the benefit of the children of Gene E. Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's hotels, shopping centers, office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty") which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.



         Affiliates of BCM are also entitled to receive real estate brokerage commissions in accordance with the terms of an advisory agreement between the Company and BCM.



         The Company has no employees itself, but Pizza World Supreme, Inc. ("PWSI"), a wholly-owned food service subsidiary of the Company has approximately 840 employees as of April 1, 1998. Employees of BCM render services to the Company.


         The Company's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. The Company's telephone number is
(214) 692-4700.


                          THE BUSINESS OF THE COMPANY

GENERAL


         The Company, a Georgia corporation, is the successor to a District of Columbia business trust. The Company elected to be treated as a Real Estate Investment Trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), during the period July 1, 1987 through December 31, 1990. The Company allowed its REIT tax status to lapse in 1991.



         The Company's primary business is investing in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. The Company's Board of Directors has broad authority under the Company's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.
The Company does not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area. The Company's governing documents do not contain any limitation on the amount or percentage of indebtedness the Company may incur.



         The Company, through PWSI, also operates and franchises pizza parlors featuring pizza delivery, carry-out and dine-in under the trademark "Me-N-Ed's" in California and Texas. The first Me-N-Ed's pizza parlor opened in 1962. At December 31, 1997, there were 54 Me-N-Ed's pizza parlors in operation, consisting of 48 owned and 6 franchised pizza parlors, 6 of the owned pizza parlors were in Texas and the remainder in California.



         The Company's businesses are not seasonal. With regard to real estate investments, the Company is seeking both current income and capital appreciation. The Company's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in income producing real estate such as apartment complexes and commercial properties or equity securities of real estate-related entities and to continue to service and hold for investment its mortgage notes. The Company also intends to pursue higher risk, higher reward investments, such as developed, partially developed and undeveloped land where it can obtain financing of substantially all of a property's purchase price. The Company intends to seek selected dispositions of certain of its assets, in particular certain of its land holdings, where the prices obtainable for such assets justify their disposition. The Company intends to continue to service and hold for investment its mortgage notes. The Company also intends to pursue its rights vigorously with respect to mortgage notes receivable that are in default.

         The Company may purchase or lease properties for long-term investment, develop or redevelop its properties or sell such properties, in whole or in part, when circumstances warrant. The Company currently participates and may continue to participate with other entities in property ownership, through joint ventures or other types of co- ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over the Company's equity interest.


         The Company may repurchase or otherwise reacquire shares of Common Stock, Special Stock (as defined under "Description of the Capital Stock -- General") or other securities and may also invest in securities of other entities engaged in real estate activities or securities of other issuers. The Company may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate (normally general or limited partnership interests in special purpose partnerships owning one or more properties). The Company may in the future acquire all or substantially all of the securities or assets of real estate investment trusts, management companies or similar entities where such investments would be consistent with its investment policies. The Company may also invest in securities of other issuers from time to time for the purpose of exercising control. It is not intended that the Company's investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and it is intended that the Company would divest securities before any such registration would be required.



         The Company's Board of Directors may devote available assets to particular investments or types of investments, without restriction on the amount or percentage of the Company's assets that may be so devoted to a single investment or to any particular type of investment, and without limit on the percentage of securities of any one issuer that the Company may acquire. The Company's investment objectives and policies may be changed at any time by the Company's Board of Directors without the approval of the Company's shareholders.



         To the extent that the Company's Board of Directors determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financing or retention of cash flow, or a combination of these methods. If the Company's Board of Directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of Common Stock or Special Stock up to the amount of its authorized capital in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the outstanding shares of Common Stock and may include additional series of Special Stock (which may be convertible into Common Stock). Existing stockholders of the Company will have no preemptive right to purchase shares in any subsequent offering of securities by the Company, and any such offering could cause a dilution of a stockholder's investment in the Company.



         To the extent that the Company's Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgages on properties. Such mortgages may be recourse, non-recourse or cross- collateralized. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. The Company may also borrow funds through bank borrowings, publicly- and privately-placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of the Company or any existing or new property-owning entity in which the Company holds an interest and may have full or limited recourse to all or any portion of the assets of the Company, or any such existing or new property-owning entity.



         The Company may seek to obtain unsecured or secured lines of credit or may determine to issue debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock), or to sell or securitize its receivables. The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness or for working capital or capital improvements. The Company also may determine to finance acquisitions through the exchange of properties or issuance of additional Preferred Stock, Common Stock, Special Stock or other securities.



         The Company has made and may in the future make loans to joint ventures or other entities in which it participates. The Company does not intend to engage in (i) trading, underwriting or agency distribution or sale of securities of other issuers and (ii) the active trade of loans and investments, other than in connection with acquisitions of additional interests in CMET, IORI, TCI and NRLP.



         Except as required under the Exchange Act and the rules and regulations of the New York Stock Exchange, the Company is not required to make annual or other reports to its securityholders.


         The specific composition of the Company's real estate and mortgage notes receivable portfolios from time to time depends largely on the judgment of the Company's management as to changing investment opportunities and the level of risk associated with specific investments or types of investments. The Company's management intends to continue to maintain real estate and mortgage notes receivable portfolios diversified by location and type of property. In addition to its equity investments in real estate and mortgage notes, the Company has also invested in private and open market purchases of the equity securities of CMET, IORI, TCI and NRLP.

GEOGRAPHIC REGIONS


         For purposes of its investments, the Company has divided the continental United States into the following six geographic regions;



         Northeast region comprised of the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and the District of Columbia. As of December 31, 1997, the Company had no properties in this region.



         Southeast region comprised of the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. As of December 31, 1997, the Company had two hotels in this region.



         Southwest region comprised of the states of Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas. As of December 31, 1997, the Company had two commercial properties in this region.



         Midwest region comprised of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia and Wisconsin. As of December 31, 1997, the Company had one commercial property and one hotel in this region.



         Mountain region comprised of the states of Colorado, Idaho, Montana, Nevada, Utah and Wyoming. As of December 31, 1997, the Company had two commercial properties and one hotel in this region.



         Pacific region comprised of the states of California, Oregon and Washington. As of December 31, 1997, the Company had four hotels in this region.



Excluded from the above are a single family residence in Dallas, Texas and 42 parcels of developed, partially developed and undeveloped land as described below.


REAL ESTATE


         At December 31, 1997, approximately 80% of the Company's assets were invested in real estate and the equity securities of real estate entities. The Company has invested in real estate located throughout the continental United States, either on a leveraged or nonleveraged basis. The Company's real estate portfolio consists of properties held for investment, investments in partnerships, properties held for sale and investments in equity securities of CMET, IORI, TCI and NRLP.


         Types of Real Estate Investments. The Company's real estate consists of commercial properties (office buildings, shopping centers and a merchandise mart), hotels and developed, partially developed and undeveloped land. In selecting new real estate investments, the location, age and type of property, gross rents, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values and physical condition are among the factors considered. The Company may acquire properties subject to or assume existing debt and may mortgage, pledge or otherwise obtain financing for its properties. The Company's Board of Directors may alter the types of and criteria for selecting new real estate investments and for obtaining financing without a vote of the Company's stockholders.

         Although the Company has typically invested in developed real estate, the Company may also invest in new construction or development either directly or in partnership with nonaffiliated parties or affiliates (subject to approval by the Company's Board of Directors). To the extent that the Company invests in construction and development projects, the Company would be subject to business risks, such as cost overruns and construction delays, associated with such higher risk projects.


         At December 31, 1997, the Company had under construction One Hickory Center, a 102,615 square foot office building in Farmers Branch, Texas. The Company expects to expend approximately $4.5 million in 1998 to complete construction and an additional $750,000 for tenant improvements.


         In the opinion of the Company's management, the properties owned by the Company are adequately covered by insurance.


         The following table sets forth the percentages, by property type and geographic region, of the Company's owned real estate (excluding the 42 parcels of developed, partially developed and undeveloped land, and a single family residence, described below) at December 31, 1997.

------------------------------------------------------------------------------------------------------------------------------------
                                          Region                 Commercial Properties               Hotels
                                          ------                 ---------------------               ------
                            Midwest                                        9%                          14%
                            Mountain                                      82                           11
                            Pacific                                       --                           46
                            Southwest                                      9                           --

                            Southeast                                     --                           29
                                                                     -------                         ----
                                                                         100%                         100%
------------------------------------------------------------------------------------------------------------------------------------



    The foregoing table is based solely on the commercial square footage and hotel rooms owned by the Company, and does not reflect the value of the Company's investment in each region. Excluded from the above table are a single family residence in Dallas, Texas and 42 parcels of developed, partially developed and undeveloped land consisting of: one developed residential lot in a residential subdivision in Fort Worth, Texas, two parcels of partially developed land in Las Colinas, Texas, totaling 59.2 acres; 3.5 acres of undeveloped land in downtown Atlanta, Georgia; 410.7 acres of partially developed land in Denver, Colorado; 2 parcels of partially developed land in Dallas County, Texas, totaling 290.4 acres; 78.4 acres of partially developed land in Lewisville, Texas; 2 parcels of partially developed land in Irving, Texas, totaling 335.2 acres; 420.0 acres of undeveloped land in Duchense, Utah;
82.4 acres of undeveloped land in Oceanside, California; 3 parcels of undeveloped land in Tarrant County, Texas, totaling 1,373.6 acres; 130.6 acres of undeveloped land in Harris County, Texas; 9 parcels of undeveloped land in Collin County, Texas, totaling 638.2 acres; 6 parcels of undeveloped land in Farmers Branch, Texas, totaling 88.6 acres; 2 parcels of undeveloped land in Plano, Texas, totaling 352.2 acres; 1,448 acres of undeveloped land in Austin, Texas; 315.2 acres of undeveloped land in Palm Desert, California; 20.6 acres of undeveloped land in Santa Clarita, California; and 7 additional parcels of land totaling approximately 114.5 acres.



    A summary of the activity in the Company's owned real estate portfolio during 1997 is as follows:



                 Owned properties in real estate portfolio at January 1, 1997        26*
                 Properties purchased . . . . . . . . . . . . . . . . . .  .         32
                 Property obtained through foreclosure  . . . . . . . . . .           1
                 Properties sold  . . . . . . . . . . . . . . . . . . . . .          (3)

                                                                                   ----

                 Owned properties in real estate portfolio at
                   December 31, 1997  . . . . . . . . . . . . . . . . . . .          56*




---------------------
* Includes one residential subdivision with 22 developed residential lots at January 1, 1997, and one developed residential lot at December 31, 1997.



         Properties Held for Investment. Set forth below are the Company's properties held for investment and the average annual rental rate per square foot for commercial properties and the average daily room rate for hotels and occupancy at December 31, 1997, 1996, 1995, 1994 and 1993 for commercial properties and average occupancy during such periods for hotels:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Average Annual Rental Per Square Foot
                                                                                                or Average Room Rate
                                                                                  ------------------------------------------------
                                                                   Square
                      Property               Location          Footage/Rooms       1997      1996       1995       1994      1993
                      --------               --------          -------------       ----      ----       ----       ----      ----
               Office Building:
               Rosedale Towers         Minneapolis, MN         84,798 Sq. Ft.     $15.03     $14.88    $13.16     $14.46     $14.00
               Shopping Centers:
               Collection              Denver, CO             267,812 Sq. Ft.       9.46          *         *          *          *
               Oak Tree Village        Lubbock, TX             45,623 Sq. Ft.       8.17       7.98      7.34          *          *
               Preston Square          Dallas, TX              35,508 Sq. Ft.      15.26          *         *          *          *
               Merchandise Mart:
               Denver Mart             Denver, CO             509,008 Sq. Ft.      14.75      15.33     14.53      14.18          *

               Hotels:
               Best Western            Virginia Beach, VA         110 Rooms        90.44      41.11         *          *          *
                 Oceanside
               Inn at the Mart         Denver, CO                 161 Rooms        53.15      46.66     44.69      42.38          *
               Kansas City
                 Holiday Inn           Kansas City, MO            196 Rooms        70.73      66.46     61.66      52.47          *
               Piccadilly Airport      Fresno, CA                 185 Rooms        62.98          *         *          *          *
               Piccadilly Chateau      Fresno, CA                  78 Rooms        50.86          *         *          *          *
               Piccadilly Shaw         Fresno, CA                 194 Rooms        64.07          *         *          *          *
               Piccadilly University   Fresno, CA                 190 Rooms        62.22          *         *          *          *
               Williamsburg
               Hospitality House       Williamsburg, VA           296 Rooms        81.87          *         *          *          *
------------------------------------------------------------------------------------------------------------------------------------



*  Property was acquired in 1995, 1996 or 1997.


------------------------------------------------------------------------------------------------------------------------------------
                                                            Occupancy
                                                ---------------------------------

                      Property           1997       1996      1995       1994       1993
                      --------           ----       ----      ----       ----       ----
               Office Building:
               Rosedale Towers            93%       91%        90%        94%       92%
               Shopping Centers:
               Collection                 82%        *          *          *         *
               Oak Tree Village           90%       89%        91%         *         *
               Preston Square             92%        *          *          *         *
               Merchandise Mart:
               Denver Mart                93%       95%        96%        97%        *
               Hotels:
               Best Western               60%       42%         *          *         *
                 Oceanside
               Inn at the Mart            53%       36%        40%        42%        *
               Kansas City
                 Holiday Inn              77%       79%        75%        75%        *
               Piccadilly Airport         50%        *          *          *         *
               Piccadilly Chateau         49%        *          *          *         *
               Piccadilly Shaw            62%        *          *          *         *
               Piccadilly University      49%        *          *          *         *
               Williamsburg
                 Hospitality House        60%        *          *          *         *
------------------------------------------------------------------------------------------------------------------------------------




*  Property was acquired in 1995, 1996 or 1997.


Occupancy presented above is without reference to whether leases in effect are at, below or above market rates.

         As of December 31, 1997, none of the Company's properties had a book value which exceeded 10% of the Company's total assets. For the year ended December 31, 1997, the revenues of the Denver Merchandise Mart and the Kansas City Holiday Inn exceeded 10% of the Company's total revenues.



    Denver Merchandise Mart. The Denver Merchandise Mart is a wholesale trade mart located in Denver, Colorado. No tenant occupies ten percent or more of the rentable square footage of the Denver Merchandise Mart. The principal business carried on in or from the Denver Merchandise Mart is wholesale sales of goods.



    The following table shows lease expiration information for the tenants of the Denver Merchandise Mart at December 31, 1997:



                                                                                                     % of
                                                          Gross                 1998            Aggregate 1998
                                 Number of                Leased              Minimum               Minimum
                                   Leases                  Area                Annual               Annual
           Year                 Expiring (a)            (Sq. Ft.)               Rent                 Rent
           ----                 ------------            ---------           ------------           --------
      Month to Month                       17                10,840           $  125,772                 2.5%
           1998                           227               130,821            2,031,948                40.8%
           1999                            91                61,956            1,049,532                21.1%
           2000                           132               105,924            1,772,508                35.6%
           2001                            --                    --                   --                  --%
           2002                            --                    --                   --                  --%
           2003                            --                    --                   --                  --%
           2004                            --                    --                   --                  --%
           2005                            --                    --                   --                  --%
   2006 and thereafter                      1                 2,278                   --                  --%
                                   ----------            ----------           ----------          ----------
          TOTAL                           468               311,819           $4,979,760               100.0%
                                   ==========            ==========           ==========          ==========

---------


(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.


    In October 1997, the Company refinanced the mortgage debt secured by the Denver Merchandise Mart for $25.0 million. The new loan is secured by a mortgage against the Denver Merchandise Mart. The Company received net refinancing proceeds of $10.2 million after the payoff of $14.8 million in existing mortgage debt that was scheduled to mature in October 1997. The new loan bears interest at 8.3% per annum, requires monthly principal and interest payments of $198,000 and matures in October 2012. The current principal balance of the mortgage debt as of April 1, 1998 was $24.9 million. The Company substantially completed a renovation and expansion of the Denver Merchandise Mart in December 1997.



    In October 1997, the Company contributed the Denver Merchandise Mart to a limited partnership in exchange for $6.0 million in cash, a 1% managing general partner interest in the partnership, all of the Class B limited partner units in the partnership and the partnership's assumption of the $23.0 million in mortgage debt secured by such property. The existing general and limited partners converted their general and limited partner interests into Class A limited partner units in the partnership. The Class A units have an agreed value of $1.00 per unit and are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 529,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first but not later than the sixth anniversary of the closing, on the basis of one share of Series F Preferred Stock for each ten Class A units.



    Real estate taxes are levied against the Denver Merchandise Mart for county and township, and school tax purposes. Denver Merchandise Mart paid $305,746 in real estate taxes in 1997. The 1997 millage rate was 8.4042/100. The Company estimates that Denver Merchandise Mart will owe approximately $312,175 in real estate taxes in 1998. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

    As of December 31, 1997, for Federal income tax purposes, the Company depreciates the Denver Merchandise Mart under the Modified Accelerated Cost Recovery System ("MACRS") as follows:



 Buildings:

 Gross Federal Income Tax Basis                $17,382,481
 Accumulated Depreciation                      $ 8,762,335
 Depreciation Method                           MACRS - Straight Line ("SL")
 Depreciable Life                              Various

 Land Improvements:

 Gross Federal Income Tax Basis                $   226,112
 Accumulated Depreciation                      $    13,743
 Depreciation Method                           MACRS - 150% Declining Balance ("DB")
 Depreciable Life                              15 years

 Personal Property:

 Gross Federal Income Tax Basis                $   862,309
 Accumulated Depreciation                      $   612,465
 Depreciation Method                           MACRS - 200% DB
 Depreciable Life                              Various





    Kansas City Holiday Inn.  The Kansas City Holiday Inn is a 196 room hotel
located in Kansas City, Missouri.   The first lien mortgage bears interest at
9.45% per annum, requires monthly principal and interest payments of $45,000 and matures in November 2005. The current principal balance of the first lien mortgage as of April 1, 1998 is $5.8 million. A second lien mortgage bears interest at 15% per annum, requires monthly interest payments of $41,000 and
matures in February 1999.   The current principal balance on the second lien
mortgage as of April 1, 1997 is $3.2 million. The Company currently has no plans to renovate or improve the Kansas City Holiday Inn.



    Real estate taxes are levied against the Kansas City Holiday Inn for county and township, and school tax purposes. The Kansas City Holiday Inn paid $95,981 in real estate taxes in 1997. The 1997 millage rate was 6.82/100. The Company estimates that the Kansas City Holiday Inn will owe approximately $97,900 in real estate taxes in 1998.

    As of December 31, 1997, for Federal income tax purposes, the Company depreciates the Kansas City Holiday Inn under the MACRS as follows:



 Buildings:

 Gross Federal Income Tax Basis                $5,905,794
 Accumulated Depreciation                      $  584,428
 Depreciation Method                           MACRS - SL

 Depreciable Life                              40 years

 Land Improvements:

 Gross Federal Income Tax Basis                $2,330,552
 Accumulated Depreciation                      $  117,264
 Depreciation Method                           MACRS - SL

 Depreciable Life                              40 years

 Personal Property:

 Not applicable



    In September 1997, the Company foreclosed on its $8.9 million junior mortgage note receivable secured by the Williamsburg Hospitality House, a 297 room hotel in Williamsburg, Virginia. The Company acquired the property at foreclosure subject to a first lien mortgage of $12.0 million.



    In September 1997, the Company purchased The Collection, a 267,812 square foot retail and commercial center in Denver, Colorado, for $19.5 million. The Company paid $791,000 in cash and assumed existing mortgages totaling $14.7 million, and issued 400,000 shares of the Company's Series F Cumulative Convertible Preferred Stock having a stated liquidation value of $10.00 per share or a total value of $4.0 million. A first lien mortgage in the amount of $14.2 million bears interest at 8.64% per annum, requires monthly principal and interest payments of $116,000 and matures in May 2017. A second lien mortgage in the amount of $580,000 bears interest at 7% per annum until April 2001, 7.5% per annum from May 2001 to April 2006, and 8% per annum from May 2006 to May 2010, requires monthly principal and interest payments of $3,000 and matures in May 2010.



    In October 1997, the Company purchased, in a single transaction, four hotels in Fresno, California, for $33.0 million, consisting of (i) Piccadilly Inn Shaw (194 rooms), (ii) Piccadilly Inn University (190 rooms), (iii) Piccadilly Inn Airport (185 rooms) and (iv) Chateau Inn (78 rooms). The Company issued 1.6 million shares of its Series F Cumulative Convertible Preferred Stock having a liquidation value of $10.00 per share or a total value of $16.0 million and obtained new mortgage financing of $19.8 million. The Company received net financing proceeds of $2.2 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 8.4% per annum, requires monthly principal and interest payments of $158,000 and matures in October 2013.



    Also in October 1997, the Company refinanced the Oaktree Village Shopping Center in Lubbock, Texas, for $1.5 million. The Company received no net financing proceeds after the payoff of $1.4 million in existing mortgage debt and the payment of various closing costs associated with the financing. The mortgage bears interest of 8.48% per annum, requires monthly payments of principal and interest of $18,000 and matures in November 2007.



    In December 1997, the Company exchanged a 43.0 acre tract of Valley Ranch land for Preston Square, a 35,508 square foot shopping center in Dallas, Texas. In accordance with the provisions of the term loan secured by the Valley Ranch land, the Company paid $2.8 million to the lender in exchange for the lender's release of its collateral interest in such land . Simultaneously, the Company obtained new mortgage financing of $2.5 million secured by the shopping center. The mortgage bears interest at 8.2% per annum, requires monthly payments of interest only and matures in December 1999. The Company recognized no gain or loss on the exchange.



    Also in December 1997, the Company refinanced the Inn at the Mart in Denver, Colorado, for $4.0 million. The Company received net financing proceeds of $1.4 million, after the payoff of $2.0 million in existing mortgage debt and the payment of various closing costs associated with the financing. The mortgage bears interest at 7.85% per annum, requires monthly payments of principal and interest of $30,000 and matures in January 2013.

    In November 1994, the Company and an affiliate of BCM, sold five apartment complexes to a newly formed limited partnership in exchange for $3.2 million in cash, a 27% limited partner interest in the partnership and two mortgage notes receivable, secured by one of the properties sold. The Company had the option to reacquire the properties at any time after September 1997 for their original sales prices, after the buyer having received a 12% return on its investment. Accordingly, the Company recorded a deferred gain of $5.6 million which was offset against the Company's investment in the partnership. In February 1998, the Company reacquired three of the properties for $7.7 million. The Company paid $4.0 million in cash and assumed the existing mortgages of $3.7 million. Simultaneously the Company refinanced the three properties for a total of $7.8 million, the Company receiving net financing proceeds of $3.9 million after the payoff of $3.7 million in existing mortgage debt and the payment of various costs associated with the financing. The new mortgages bear interest at 9.5% per annum, require monthly principal and interest payments of a total of $66,000 and mature in February 2008.



    Properties Held for Sale. Set forth below are the Company's properties held for sale, primarily undeveloped, partially developed and undeveloped land:



   Property                                  Location                                     Acres/Lots
-----------------                          --------------                                ---------------
Atlanta                                    Atlanta, GA                                    3.5 Acres
Bad Lands                                  Duchense, Utah                               420.0 Acres
BP Las Colinas                             Las Colinas, TX                               10.6 Acres
Chase Oaks                                 Plano, TX                                     60.5 Acres
Dalho                                      Farmers Branch, TX                             3.4 Acres
Dowdy                                      Collin County, TX                            165.0 Acres
Hollywood Casino                           Farmers Branch, TX                            51.7 Acres
Jeffries Ranch                             Oceanside, CA                                 82.4 Acres
Kamperman                                  Collin County, TX                             29.9 Acres
Katy Road                                  Harris County, TX                            130.6 Acres
Keller                                     Tarrant County, TX                           811.8 Acres
Lacy Longhorn                              Farmers Branch, TX                            17.1 Acres
Las Colinas I                              Las Colinas, TX                               48.6 Acres
LBJ                                        Dallas County, TX                             10.4 Acres
Lewisville                                 Lewisville, TX                                78.5 Acres
McKinney Corners I                         Collin County, TX                             30.4 Acres
McKinney Corners II                        Collin County, TX                            173.9 Acres
McKinney Corners III                       Collin County, TX                             15.5 Acres
McKinney Corners IV                        Collin County, TX                             31.3 Acres
McKinney Corners V                         Collin County, TX                              9.7 Acres
Palm Desert                                Palm Desert, CA                              315.2 Acres
Pantex                                     Collin County, TX                            182.5 Acres
Parkfield                                  Denver, CO                                   410.7 Acres
Pioneer Crossings                          Austin, TX                                 1,448.0 Acres
Rasor                                      Plano, TX                                    291.7 Acres
Santa Clarita                              Santa Clarita, CA                             20.6 Acres
Scout                                      Tarrant County, TX                           546.0 Acres
Stagliano                                  Farmers Branch, TX                             3.2 Acres
Thompson                                   Farmers Branch, TX                             4.0 Acres
Tomlin                                     Farmers Branch, TX                             9.2 Acres
Valley Ranch                               Irving, TX                                   335.2 Acres
Valley Ranch III                           Irving, TX                                    12.5 Acres
Valwood                                    Dallas, TX                                   280.0 Acres
Vineyards                                  Grapevine, TX                                 15.8 Acres
Other (8 properties)                       Various                                      114.5 Acres



         In January 1997, the Company sold a 3.0 acre tract of the Las Colinas I land parcel in Las Colinas, Texas, for $1.2 million in cash. The Company recognized a gain of $676,000 on the sale.



         Also in January 1997, the Company purchased the Scout land, a 546 acre parcel of undeveloped land in Tarrant County, Texas, for $2.2 million. The Company paid $725,000 in cash and obtained new mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly payments of interest only and matures in January 2000.



         In February 1996, the Company entered into a contract to sell a 72.5 acre tract of the 92.6 acre parcel of BP Las Colinas land in Las Colinas, Texas, for $12.9 million. The contract called for the sale to close in two phases. In July 1996, the Company completed the first sale. In February 1997, the Company completed the second sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net cash proceeds of $6.9 million, $1.5 million was used to payoff the debt secured by the BP Las Colinas land parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on the loan with the same lender, secured by the Parkfield land in Denver, Colorado, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land. In conjunction with the sale the Company provided $800,000 in purchase money financing in the form of a six month unsecured loan. The loan bore interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity in August 1997. The Company recognized a gain of $3.4 million on such sale, deferring an additional $800,000 of gain until the unsecured loan was paid in full. The loan was collected in full in August 1997 and the additional $800,000 gain was recognized.



         In March 1997, the Company purchased Katy Road land, a 130.6 acre parcel of undeveloped land in Harris County, Texas, for $5.6 million. The Company paid $1.6 million in cash and obtained seller financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly payments of interest only and matures in March 2000.



         In April 1997, the Company purchased the McKinney Corners I land, a
30.4 acre parcel of undeveloped land in Collin County, Texas, for $3.5 million. The Company paid $1.0 million in cash and obtained new mortgage financing of $2.5 million. The mortgage bears interest at 14% per annum, requires monthly payments of interest only and matures in April 1998.



         Also in April 1997, the Company purchased the McKinney Corners II land, a 173.9 acre parcel of undeveloped land in Collin County, Texas, for $5.9 million. The Company paid $900,000 in cash and obtained new mortgage financing of $5.0 million as an advance under the term loan from the Las Colinas I lender. The McKinney Corners II land was added as additional collateral on the term loan.



         Further in April 1997, the Company sold a 3.1 acre parcel of the Las Colinas I land for $1.3 million in cash. The Company used $1.0 million of the sales proceeds as a collateral escrow deposit in accordance with the provisions of the Valley Ranch land loan. The Company recognized a gain of $648,000 on the sale.



         In May 1997, the Company purchased the McKinney Corners III land, a
15.5 acre parcel of undeveloped land in Collin County, Texas, for $896,000 in cash.



         Also in May 1997, the Company purchased the Lacy Longhorn land, a 17.1 acre parcel of undeveloped land in Farmers Branch, Texas, for $1.8 million.
The Company paid $200,000 in cash and obtained seller financing of the remaining $1.6 million of the purchase price. The loan bore interest at 10% per annum, required monthly principal and interest payments of $400,000 and matured in October 1997. The loan was paid off at maturity.



         Further in May 1997, the Company purchased the Chase Oaks land, a 60.5 acre parcel of undeveloped land in Plano, Texas, for $4.2 million. The Company paid $200,000 in cash and obtained seller financing of the remaining $4.0 million of the purchase price. The related mortgage note bears interest at 18% per annum, requires monthly payments of interest only and matures in May 2000.



         In May 1997, the Company purchased the Pioneer Crossing land, a 1,448 acre parcel of undeveloped land in Austin, Texas, for $21.5 million. The Company paid $5.4 million in cash and obtained seller financing of the remaining $16.1 million of the purchase price. The related mortgage note bears interest at 9.5% per annum, requires monthly payments of interest only and matures in May 2001.



         Also in May 1997, the Company financed the unencumbered 10.6 acre tract of the BP Las Colinas land for $3.1 million. The related mortgage note bears interest at 9.5% per annum, requires monthly payments of interest only and matures in December 1999.



         Further in May 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Pin Oak land, from the limited partner in a partnership that owns approximately 15.6% of the outstanding shares of the Common Stock of the Company (the "Limited Partner"). The related mortgage note bears interest at 12.5% per annum compounded monthly and matures in February 1999. In January 1998, the Palm Desert land was substituted for the Pin Oak land as collateral for the mortgage.



         In June 1997, the Company purchased the Kamperman land, a 129.6 acre parcel of undeveloped land in Collin County, Texas, for $5.0 million in cash. The Company simultaneously sold a 99.7 acre tract for $4.5 million in cash. The Company recognized a gain of $215,000 on the sale.



         Also in June 1997, the Company purchased the Keller land, an 811.8 acre parcel of undeveloped land in Tarrant County, Texas, for $6.3 million. The Company paid $2.3 million in cash and obtained new mortgage financing of $4.0 million. The related mortgage note bears interest at 12.95% per annum, requires monthly payments of interest only and matures in June 1998.



         Further in June 1997, the Company purchased the McKinney Corners IV land, a 31.3 acre parcel of undeveloped land in Collin County, Texas, for $2.4 million. The Company paid $400,000 in cash and obtained new mortgage financing of $2.0 million, as an advance under the term loan from the Las Colinas I lender. The McKinney Corners IV land was added as additional collateral on the term loan.



         In June 1997, the Company purchased the Pantex land, a 182.5 acre parcel of undeveloped land in Collin County, Texas, for $5.4 million. The Company paid $900,000 in cash and obtained seller financing of the remaining $4.5 million of the purchase price. The related mortgage note bears interest at 10.5% per annum, requires semiannual payments of interest only and matures in December 2000.



         Also in June 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Lewisville land, from the Limited Partner. The related mortgage note bears interest at 12.5% per annum, compounded monthly and matures in February 1999.



         Further in June 1997, the Company refinanced the Valwood land for $15.8 million. The related mortgagenote bears interest at the prime rate plus 4.5%, currently 13% per annum, requires monthly payments of interest only and matures in June 1998. The Company received net financing proceeds of $4.9 million, after the payoff of $6.2 million in existing mortgage debt secured by the property, an additional $3.0 million being applied to payoff the Jefferies land loan and $1.4 million being applied to paydown the Las Colinas I land term loan.



         In July 1997, the Company sold a 3.9 acre tract of the Las Colinas I land in Las Colinas, Texas, for $1.6 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net sales proceeds of $1.4 million, to paydown the term loan in exchange for that lender's release of its collateral interest in such land. The Company recognized a gain of $771,000 on the sale.



         Also in July 1997, the Company purchased the Dowdy and McKinney Corners V land, a total of 174.7 acres of undeveloped land in Collin County, Texas, for $2.9 million. The Company obtained new mortgage financing of $3.3 million as an advance under the term loan from the Las Colinas I lender. The Dowdy land, McKinney Corners V land and McKinney Corners III land were added as additional collateral on the term loan.



         Further in July 1997, the Company purchased the Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for $5.8 million. The Company paid $3.3 million in cash and assumed the existing mortgage of $2.5 million. The related mortgage note bears interest at 8.5% per annum, requires quarterly payments of interest only and matures in March 2002.



         In July 1997, the Company purchased the LBJ land, a 10.4 acre parcel of undeveloped land in Dallas County, Texas, for $2.3 million. The Company paid $300,000 in cash and obtained seller financing of the remaining $2.0 million of the purchase price. The related mortgage note bears interest at 18% per annum, requires quarterly payments of interest only and matures in March 1998.



         Also in July 1997, the Company obtained a third lien mortgage of $2.0 million secured by the Pin Oak land, from the Limited Partner. The mortgage bore interest at 12.5% per annum, compounded monthly and matured in February 1998. The mortgage was paid in full in January 1998.



         In September 1997, the Company sold the Mopac Building in St. Louis, Missouri, for $1.0 million in cash. In accordance with the provisions of the Las Colinas I term loan,the Company applied $350,000 of the sales proceeds to paydown the term loan in exchange for the lender's release of its collateral interest in such property. The Company recognized a gain of $481,000 on the sale.



         Also in September 1997, the Company sold a 2.6 acre parcel of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net sales proceeds of $1.0 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $578,000 on the sale.



         Further in September 1997, the Company sold three tracts of Valley Ranch land totaling 24.0 acres for $1.6 million in cash. The net cash proceeds of $1.2 million were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to the lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $567,000 on the sale.



         In September 1997, the Company refinanced the Las Colinas I land Double O tract for $7.3 million. The Company received net refinancing proceeds of $2.1 million, after the payoff of existing mortgage debt of $5.0 million. The new mortgage bears interest at the prime rate plus 4.5%, currently 13% per annum, requires monthly payments of interest only and matures in October 1998.



         In October 1997, the Company contributed its Pioneer Crossing land in Austin, Texas to a limited partnership in exchange for $3.4 million in cash, a 1% managing general partner interest in the partnership and all of the Class B limited partner units in the partnership and the partnership's assumption of the $16.1 million mortgage debt secured by such property. The existing general and limited partners converted their general and limited partner interests into Class A limited partner units in the partnership. The Class A units have an agreed value of $1.00 per unit and are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 360,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first but no later than the sixth anniversary of the closing, on the basis of one share of Series F Preferred Stock for each ten Class A units.



         Also in October 1997, the Company purchased the Palm Desert land, a
315.2 acre parcel of undeveloped land in Palm Desert, California, for $11.2 million. The Company paid $3.8 million in cash and assumed the existing mortgage of $7.4 million. The mortgage bears interest at 9% per annum, requires monthly principal and interest payments of $76,000 and matures in February 2002.



         Further in October 1997, the Company purchased the Thompson land, a
4.0 acre parcel of undeveloped land in Dallas County, Texas, for $869,000 in cash.



         In October 1997, the Company purchased the Santa Clarita land, a 20.6 acre parcel of undeveloped land, in Santa Clarita, California, for $1.3 million. The Company obtained new mortgage financing of $1.3 million as an advance under the term loan from the Las Colinas I lender. The Santa Clarita land was added as additional collateral on the term loan.



         Also in October 1997, the Company purchased the Tomlin land, a 9.2 acre parcel of undeveloped land in Dallas County, Texas, for $1.7 million in cash.



         Further in October 1997, the Company purchased the Rasor land, a 378.2 acre parcel of undeveloped land in Plano, Texas, for $14.4 million. The Company paid $5.1 million in cash, obtained new mortgage financing of $3.5 million as an advance under the term loan from the Las Colinas I lender, and exchanged its Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for the remainder of the purchase price. The Company simultaneously sold an 86.5 acre tract of Rasor land for $3.8 million in cash, the Company received net cash of $3.5 million after the payment of various closing costs associated with the sale. The Rasor land was added as additional collateral on the term loan. The Company recognized a gain of $212,000 on the sale of the 86.5 acre tract.



         In October 1997, a newly formed partnership, of which the Company is the 1% general partner and Class B limited partner, purchased Vineyards land, a
15.8 acre parcel of undeveloped land in Tarrant County, Texas, for $4.5 million. The partnership paid $800,000 in cash, assumed $2.5 million of existing mortgage debt and issued to the seller 1.1 million Class A limited partner units with an agreed value of $1.00 per unit. The Class A limited partner is entitled to a fixed annual preferred return of 10% per annum paid quarterly. The Class A units may be exchanged for either shares of the Company's Series G Cumulative Convertible Preferred Stock on or after the second anniversary of the closing date at a rate of one share of Series G Preferred Stock for each 100 Class A units exchanged or for Common Stock only on or after the third anniversary of the closing date. The Class A units are exchangeable for Common Stock at a rate of $1.00 per unit plus any outstanding preferred return divided by 0.9 times the simple average of the daily closing price of the Common Stock for the 20 business days preceding the date of conversion. The assumed mortgage bears interest at 12.95% per annum, requires quarterly payments of interest only and matures in June 1998.



         Also in October 1997, the Company purchased the Dalho land, a 3.4 acre parcel of undeveloped land in Farmers Branch, Texas, for $300,000 in cash.



         Further in October 1997, the Company sold an 11.6 acre tract of Valley Ranch land for $1.2 million in cash. The net cash proceeds of $990,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $629,000 on the sale.



         In November 1997, the Company sold two tracts of the Valley Ranch land, totaling 8 acres, for $577,000 in cash. The net cash proceeds of $451,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $216,000 on the sale.



         Also in November 1997, the Company purchased the Hollywood Casino land, a 51.7 acre parcel of undeveloped land in Farmers Branch, Texas, for $11.1 million. The Company paid $3.6 million in cash and obtained new mortgage financing of $7.5 million. The mortgage bears interest at 9.25% per annum, requires monthly payments of interest only and matures in December 1999.



         Further in November 1997, the Company obtained mortgage financing of $5.4 million secured by 33.9 acres of previously unencumbered Valwood land, Lacy Longhorn land, Thompson land, and Tomlin land. The Company received net financing proceeds of $4.8 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 13.5% per annum, requires monthly payments of principal and interest and matures in November 2007.



         In December 1997, the Company sold a 5.1 acre tract of the Valley Ranch land, for $430,000 in cash. The net cash proceeds of $353,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $203,000 on the sale.



         Also in December 1997, the Company purchased the Valley Ranch III land, a 12.5 acre parcel of undeveloped land in Irving, Texas, for $2.1 million. The Company paid $527,000 in cash and obtained seller financing of the remaining $1.6 million of the purchase price. The financing bears interest at 10.0% per annum, requires the payment of principal and interest at maturity and matures in December 1998.



         Further in December 1997, the Company purchased the Stagliano land, a
3.2 acre parcel of undeveloped land in Farmers Branch, Texas, for $500,000 in cash.



         In December 1997, the Company sold a 32.0 acre tract of the Parkfield land in Denver, Colorado, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $1.1 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $372,000 on the sale.



         Also in December 1997, the Company sold two parcels of the Valley Ranch land, totaling 25.1 acres, for $3.3 million. The Company received net cash proceeds of $2.1 million and provided an additional $891,000 in purchase money financing. The purchase money financing bore interest at 10.0% per annum and matured in January 1998. The Company received a $624,000 paydown on the purchase money financing in January 1998 with the remainder being deferred until a zoning issue is resolved. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $2.1 million to payoff the term loan secured by such parcel, the lender releasing its collateral interest in the remaining Valley Ranch land. The Company recognized a gain of $1.8 million on the sale, and deferred an additional $267,000 until the zoning issue is resolved.



         Further in December 1997, the Company sold Park Plaza, a 105,507 square foot shopping center in Manitowoc, Wisconsin, for $4.9 million in cash. The Company received net cash of $1.6 million, after the payoff of $3.1 million in existing mortgage debt and the payment of various closing costs associated with the sale. The Company recognized a gain of $105,000 on the sale.



         In December 1997, the Company sold the Pin Oak land, a 567.6 acre parcel of undeveloped land in Houston, Texas, for $11.4 million. The Company received net cash proceeds of $3.5 million, and provided an additional $6.9 million in short term purchase money financing that was paid in full in January 1998. On the payoff of the purchase money financing the Company received net cash of $1.5 million after the payoff of $5.2 million in underlying mortgage debt and the payment of various closing costs associated with the sale. The Company recognized a gain of $3.7 million on the sale.



         In 1991, the Company purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1996, 188 of the residential lots had been sold. During 1997, 9 additional lots were sold for an aggregate gain of $17,000. At December 31, 1997, one lot remained to be sold.



         In November 1991, the Company transferred the Porticos Apartments to IORI, an equity investee, in satisfaction of the Company's then $3.6 million obligation to IORI. The Company recorded a deferred gain of $3.0 million on the transfer. In June 1997, IORI sold the property, and accordingly the Company recognized such previously deferred gain.



         In January 1998, the Company purchased the El Dorado Parkway land, a
8.5 acre parcel of undeveloped land in McKinney, Texas, for $952,000. The Company paid $307,000 in cash and assumed the existing mortgage of $164,000, and obtained seller financing of the remaining $481,000 of the purchase price. The mortgage bears interest at 10% per annum, requires semiannual payments of principal and interest of $18,000 and matures in May 2005. The financing bears interest at 8% per annum, requires semiannual principal and interest payments of $67,000 and matures in January 2002.



         Also in January 1998, the Company purchased the Valley Ranch IV land, a 12.3 acre parcel of undeveloped land in Irving, Texas, for $2.0 million. The Company paid $500,000 in cash and obtained seller financing of the remaining $1.5 million of the purchase price. The financing bears interest at 10% per annum, requires quarterly payments of interest only and matures in December 2000.



         Further in January 1998, the Company purchased the JHL Connell land, a
7.7 acre parcel of undeveloped land in Carrollton, Texas, for $1.3 million in cash.



         In February 1998, the Company purchased the Scoggins land, a 314.5 acre parcel of undeveloped land in Tarrant County, Texas, for $3.0 million.
The Company paid $1.5 million in cash and obtained new mortgage financing of $1.5 million. The mortgage bears interest at 14% per annum, requires quarterly payments of interest only, requires a principal paydown of $300,000 in May 1998, and matures in February 1999.



         Also in February 1998, the Company purchased the Bonneau land, a 8.4 acre parcel of undeveloped land in Dallas County, Texas, for $1.0 million. The Company obtained new mortgage financing of $1.0 million. The mortgage bears interest at 18.5% per annum with principal and interest due at the maturity in February 1999. The Company's JHL Connell land is pledged as additional collateral for this loan.



         Further in February 1998, the Company financed the previously unencumbered Kamperman land for $1.6 million. The Company received net financing proceeds of $1.5 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 9.0% per annum, requires monthly payments of interest only and matures in February 2000.



         In February 1998, the Company refinanced the Vineyards land for $3.4 million. The Company received net refinancing proceeds of $2.9 million, after the payoff of existing mortgage debt of $540,000. The mortgage bears interest at 9.0% per annum, requires monthly payments of interest only and matures in February 2000.



         Also in February 1998, the Company financed its unencumbered Valley Ranch land for $4.3 million. The Company received net financing proceeds of $4.1 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 9.0% per annum, requires monthly payments of interest only and matures in February 2000.



         In March 1998, the Company financed its unencumbered Stagliano and Dalho land for $800,000 with the lender on the Bonneau land, described above. The mortgage bears interest at 18.5% per annum with principal and interest due at maturity in February 1999. The Company's JHL Connell land is also pledged as additional collateral for this loan.

         Competition. Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. The Company competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. Many of those with whom the Company competes for investments and its services are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company.


MORTGAGE LOANS


         In addition to real estate, a substantial portion of the Company's assets have been and are expected to continue to be invested in mortgage notes receivable, principally those secured by income-producing real estate. The Company's mortgage notes receivable consist of first, wraparound, and junior mortgage loans.



         Types of Mortgage Activity. In addition to originating its own mortgage loans, the Company has acquired existing mortgage notes either directly from builders, developers or property owners, or through mortgage banking firms, commercial banks or other qualified brokers. BCM, an affiliate of the Company, services the Company's mortgage notes receivable in its capacity as a mortgage servicer.



         Types of Properties Subject to Mortgages. The types of properties securing the Company's mortgage notes receivable portfolio at December 31, 1997 consisted of office buildings, apartment complexes, shopping centers, single-family residences, hotels and developed land. The Company's Board of Directors may alter the types of properties subject to mortgages in which the Company invests without a vote of the Company's stockholders.



         At December 31, 1997, the obligors on $1.3 million or 4% of the Company's mortgage notes receivable portfolio were affiliates of the Company. Also at that date, $23.2 million or 71% of the Company's mortgage notes receivable portfolio was in default.



         The following table sets forth the percentages (based on the outstanding mortgage note balance at December 31, 1997), by both property type and geographic region, of the properties that serve as collateral for the Company's mortgage notes receivable at December 31, 1997.



                                                        Commercial
         Region                  Apartments             Properties           Total
         ------                  ----------             -------------        -----
         Mountain . . . .            --                     71.3%              71.3%
         Southeast  . . .            .2                       .3                 .5
         Southwest  . . .           4.3                     23.9               28.2
                                  -----                   ------             ------
                                    4.5%                    95.5%             100.0%



         A summary of the activity in the Company's mortgage notes receivable portfolio during 1997 is as follows:




    Loans in mortgage notes receivable portfolio
        at January 1, 1997  . . . . . . .          13*
     Loans funded . . . . . . . . . . . .           4
     Loans paid in full . . . . . . . . .          (3)
     Loans sold . . . . . . . . . . . . .          (2)
     Loan foreclosed  . . . . . . . . . .          (1)

                                                  ---
     Loans in mortgage notes receivable portfolio
         at December 31, 1997 . . . . . .          11*


---------------

* Includes a mortgage note receivable collateralized by three condominium mortgage loans.

         During 1997, the Company collected $2.6 million in interest and $4.5 million in principal on its mortgage notes receivable and sold two mortgage notes receivable for a total of $17.0 million. The Company plans, for the foreseeable future, to hold, to the extent its liquidity permits, rather than to sell in the secondary market, the remainder of the mortgage notes in its portfolio.



         First Mortgage Loans. The Company may invest in first mortgage loans, with either short-, medium- or long-term maturities. First mortgage loans generally provide for level periodic payments of principal and interest sufficient to substantially repay the loan prior to maturity, but may involve interest-only payments or moderate or negative amortization of principal and a "balloon" principal payment at maturity. With respect to first mortgage loans, it is the Company's general policy to require that the borrower provide a mortgagee's title policy or an acceptable legal opinion of title as to the validity and the priority of the mortgage lien over all other obligations, except liens arising from unpaid property taxes and other exceptions normally allowed by first mortgage lenders in the relevant area. The Company may grant to other lenders participations in first mortgage loans originated by the Company.



         The following discussion briefly describes the events that affected previously funded first mortgage loans during 1997.


         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida, failed to pay the note on its November 1, 1993 maturity. The Company instituted foreclosure proceedings and was awarded summary judgment in January 1994. During 1994 and 1995, the borrower paid the Company a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 21, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing the Company to proceed with foreclosure. The note had a principal balance of $1.6 million at December 31, 1996. On February 21, 1997, the Company sold its note for $1.8 million in cash. The Company recognized a gain of approximately $171,000 on the sale.

         Wraparound Mortgage Loans. The Company may invest in wraparound mortgage loans, sometimes called all-inclusive loans, made on real estate subject to prior mortgage indebtedness. A wraparound mortgage note is a mortgage note having an original principal amount equal to the outstanding balance under the prior existing mortgage loan plus the amount actually advanced under the wraparound mortgage loan.

         Wraparound mortgage loans may provide for full, partial or no amortization of principal. The Company's policy is to make wraparound mortgage loans in amounts and on properties as to which it would otherwise make a first mortgage loan.


         The following discussion briefly describes events that affected previously funded wraparound mortgage loans during 1997.



         In August 1990, the Company obtained the Continental Hotel and Casino in Las Vegas, Nevada through foreclosure, subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino for, among other consideration, a $22.0 million wraparound mortgage note receivable. In March 1997, the wraparound note was modified and extended in exchange for, among other things, the borrower's commitment to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has not made the required mortgage payments since April 1997, nor the required improvements . In December 1997, the borrower filed for bankruptcy protection. In February 1998, a hearing was held to allow the Company to foreclose on the hotel and casino. At the hearing, the court allowed the borrower 90 days to submit a reorganization plan and required the borrower to make monthly payments of $175,000 to the Company beginning March 2, 1998. The Company received the first such payment on March 2, 1998. The borrower failed to make the April payment so the Company foreclosed. The Company incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of the Company's note receivable.



         In September 1997, the Company sold its $16.3 million wraparound mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada, for $15.0 million. The Company received net cash of $5.5 million after the payoff of $9.2 million in underlying debt and the payment of various closing costs associated with the sale. The Company incurred no loss on the sale in excess of the reserve previously established.


         Junior Mortgage Loans. The Company may invest in junior mortgage loans. Such notes are secured by mortgages that are subordinate to one or more prior liens either on the fee or a leasehold interest in real estate. Recourse on such notes ordinarily includes the real estate which secures the note, other collateral and personal guarantees of the borrower.


         The following discussion briefly describes the junior mortgage loans funded in 1997 and the events that affected previously funded junior mortgage notes during 1997.

         At December 31, 1996, the Company held a junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia, that is subject to a first lien mortgage of $12.0 million. In September 1997, the Company foreclosed on its $8.9 million junior mortgage note receivable. The Company obtained the property at foreclosure subject to a first lien mortgage of $12.0 million. The Company incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of its mortgage note receivable and assumed mortgage debt.



         In May 1997, the $3.7 million mortgage note receivable secured by an apartment complex in Merrillville, Indiana, owned by a subsidiary of Davister Corp., a general partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock, was paid in full.


INVESTMENTS IN REAL ESTATE INVESTMENT TRUSTS AND REAL ESTATE PARTNERSHIPS


         The Company's investment in real estate entities includes (i) equity securities of three publicly traded real estate investment trusts (collectively the "Affiliated REITs"), CMET, IORI and TCI, (ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, through the Company's 96% limited partner interest in SAMLP, the general partner of NRLP and NOLP, and (iv) interests in real estate joint venture partnerships. Gene E. Phillips, Chairman of the Board and a Director of the Company until November 16, 1992, served until May 15, 1996 as a director and Chief Executive Officer of SAMI, a company owned by BCM, an affiliate of the Company, that serves as SAMLP's managing general partner. Randall M. Paulson, Executive Vice President of the Company, serves as the sole director and as President of SAMI. Gene E. Phillips is also a general partner of SAMLP. BCM, the Company's advisor, serves as advisor to the Affiliated REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.



         Since acquiring its initial investments in the equity securities of the Affiliated REITs and NRLP in 1989, the Company has made additional investments in the equity securities of these entities through private and open market purchases. The Company's cost with respect to shares of the Affiliated REITs at December 31, 1997 totaled $21.6 million, and its cost with respect to units of limited partner interest in NRLP totaled $23.3 million. The aggregate carrying value (cost plus or minus equity in income or losses and less distributions received) of such equity securities of the Affiliated REITs and NRLP was $38.3 million at December 31, 1997 and the aggregate market value of such equity securities was $134.6 million. The aggregate investee book value of the equity securities of the Affiliated REITs based upon the December 31, 1997 financial statements of each such entity was $69.8 million and the Company's share of NRLP's revaluation equity at December 31, 1997 was $198.9 million.



         The Company's Board of Directors has authorized the expenditure by the Company of up to an aggregate of $35.0 million to acquire, in open market purchases, units of NRLP and shares of the Affiliated REITs, excluding private purchase transactions which were separately authorized. As of December 31, 1997, the Company had expended $4.0 million to acquire units of NRLP and an aggregate of $5.6 million to acquire shares of the Affiliated REITs, in open market purchases, in accordance with these authorizations. The Company expects to make additional investments in the equity securities of the Affiliated REITs and NRLP.



         At December 31, 1997, SAMLP, the general partner of NRLP and NOLP, owned 26,475 shares of TCI. The Company owns a 96% limited partnership interest in SAMLP which the Company consolidates for financial statement purposes.



         The purchases of the equity securities of the Affiliated REITs and NRLP were made for the purpose of investment and were based principally on the opinion of the Company's management that the equity securities of each were and are currently undervalued. The determination by the Company to purchase additional equity securities of the Affiliated REITs and NRLP is made on an entity-by-entity basis and depends on the market price of each entity's equity securities relative to the value of its assets, the availability of sufficient funds and the judgment of the Company's management regarding the relative attractiveness of alternative investment opportunities. Substantially all of the equity securities of the Affiliated REITs and NRLP owned by the Company are pledged as collateral for borrowings. Pertinent information regarding the Company's investment in the equity securities of the Affiliated REITs and NRLP, at December 31, 1997, is summarized below (dollars in thousands):

               Percentage             Carrying               Equivalent
               of the Company's       Value of               Investee               Market Value
               Ownership at           Investment at          Book Value at          of Investment at
Investee       December 31, 1997      December 31, 1997      December 31, 1997      December 31, 1997
--------       -----------------      -----------------      -----------------      -----------------
NRLP  . .            54.4%              $ 11,479              $      *              $  83,018
CMET  . .            40.6                 14,939                35,745                 25,733
IORI  . .            29.7                  3,511                 7,439                  5,176
TCI . . .            30.6                  8,378                26,652                 20,664
                                        --------                                    ---------

                                        $ 38,307                                    $ 134,591


---------------


* At December 31, 1997, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity at December 31, 1997, however, was $198.9 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1997.



         Each of the Affiliated REITs and NRLP own a considerable amount of real estate, much of which, particularly in the case of NRLP, has been held for many years. Because of depreciation, these entities may earn substantial amounts in periods in which they sell real estate and will probably incur losses in periods in which they do not. The Company's reported income or loss attributable to these entities will differ materially from its cash flow attributable to them. The Company does not have a controlling equity interest in any of the Affiliated REITs and therefore it cannot, acting by itself, determine either the individual investments or the overall investment policies of such investees. However, due to the Company's equity investments in, and the existence of common officers with, each of the Affiliated REITs, and that the Affiliated REITs have the same advisor as the Company and that Mr. Randall M. Paulson, an Executive Vice President of the Company, is also the President of the Affiliated REITs and BCM, the Company's advisor, and is the President and sole director of SAMI, a company owned by BCM, that is the managing general partner of SAMLP, the Company may be considered to have the ability to exercise significant influence over the operating and investing policies of these entities. The Company accounts for its investment in these entities using the equity method. Under the equity method, the Company recognizes its proportionate share of the income or loss from the operations of these entities currently, rather than when realized through dividends or on sale. The Company continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP and NOLP, as more fully discussed in "NRLP" below. The carrying value of the Company's investment in these entities, as set forth in the table above, is the original cost of each such investment adjusted for the Company's proportionate share of each entity's income or loss and distributions received.



         The following is a summary description of each of NRLP and the Affiliated REITs, based upon information publicly reported by such entities.



         NRLP. NRLP is a publicly traded master limited partnership which was formed under the Delaware Uniform Limited Partnership Act on January 29, 1987. It commenced operations on September 18, 1987 when, through NOLP, it acquired all of the assets, and assumed all of the liabilities, of 35 public and private limited partnerships. NRLP is the sole limited partner of NOLP and owns 99% of the beneficial interest in NOLP. NRLP and NOLP operate as an economic unit and, unless the context otherwise requires, all references herein to the Partnership shall constitute references to NRLP and NOLP as a unit. The general partner and owner of 1% of the beneficial interest in each of NRLP and NOLP is SAMLP, a Delaware limited partnership.


         SAMI, a company owned by BCM, is the managing general partner of SAMLP. In November 1992, NOLP transferred 52 apartment complexes and a wraparound mortgage note receivable to Garden Capital, L.P. ("GCLP"), a Delaware limited partnership in which NOLP owns a 99.3% limited partner interest. Concurrent with such transfer, GCLP refinanced all of the mortgage debt associated with the transferred properties and the wraparound mortgage note under a new first mortgage in the amount of $223.0 million.

         The Company is a limited partner in SAMLP, holding a 96% limited partner interest therein, which the Company consolidates for financial statement purposes.

         SAMI, as the managing general partner of SAMLP, has discretion in determining methods of obtaining funds for the Partnership's operations, and the acquisition and disposition of its assets. The Partnership's governing documents place no limitation on the amount of leverage that the Partnership may incur either in the aggregate or with respect to any particular property or other investment. At December 31, 1997, the aggregate loan-to-value ratio of the Partnership's real estate portfolio was 43.4% computed on the basis of the ratio of total property-related debt to aggregate appraised values. As of December 31, 1997 NRLP owned 79 properties located in 22 states. These properties consisted of 66 apartment complexes comprising 16,538 units, five office buildings with an aggregate 367,271 square feet and eight shopping centers with an aggregate of 1.1 million square feet.



         For the year ended December 31, 1997, the Partnership reported net income of $8.7 million compared to a net loss of $375,000 for the year ended December 31, 1996. The Partnership had income from operations, prior to gains on sale of real estate, of $362,000 for the year ended December 31, 1997 compared to a loss of $436,000 for the year ended December 31, 1996. The improvement in the Partnership's 1997 income from operations is due to an average 3.0% increase in average rental rates at the Partnership's apartment complexes and an average 1.0% increase in rental rates at the Partnership's commercial properties coupled with an average 1.0% increase in occupancy at the Partnership's apartment complexes and an average 3.0% increase in occupancy at the Partnership's commercial properties.



         The Partnership has paid quarterly distributions to unitholders since the fourth quarter of 1993. In 1997, the Company received a total of $1.4 million in distributions from the Partnership and accrued an additional $5.5 million that was received in January 1998.



         The Partnership, SAMLP and Gene E. Phillips, were among the defendants in a class action lawsuit arising out of the formation of the Partnership. An agreement settling such lawsuit as to the above named defendants, (the "Moorman Settlement Agreement"), became effective on July 5, 1990. The Moorman Settlement Agreement provided for, among other things, the appointment of an oversight committee for the Partnership (the "NRLP Oversight Committee"); the establishment of specified annually increasing targets for a five-year period relating to the price of NRLP units of limited partner interest; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; and a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of the Partnership's cash from operations in excess of certain renovation costs unless the NRLP Oversight Committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; and the contribution by certain co-defendants of cash and notes payable to the Partnership aggregating $5.5 million including a $2.5 million contributed by SAMLP. The Partnership also agreed to pay certain settlement costs, including plaintiffs' attorneys' fees in the amount of $3.4 million. The settlement plan remains in effect until the withdrawal of SAMLP as general partner of NRLP and NOLP.



         The Moorman Settlement Agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP Oversight Committee of the failure to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.



         The withdrawal of SAMLP as general partner would require the Partnership to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. SAMI, the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $49.6 million at December 31, 1997 before reduction for the principal balance ($4.2 million at December 31, 1997) and accrued interest ($7.2 million at December 31, 1997) on the note receivable from SAMLP for its original capital contribution to the Partnership.



         In January 1995, NRLP, SAMLP, William H. Elliott and the NRLP Oversight Committee executed an Implementation Agreement which provided for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the Moorman Settlement Agreement. In February 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.



         In September 1996, the Judge supervising the implementation of the Moorman Settlement Agreement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. In April 1997, the Supervising Judge entered an order setting a hearing on the Amended and Restated Implementation Agreement for June 1997. A notice was sent to all class members and NRLP unitholders in April 1997 and the hearing was held in June 1997. On September 8, 1997, the Supervising Judge rendered a Statement of Decision in which he declined to approve the Amended and Restated Implementation Agreement. As a result of the Statement of Decision, the Moorman Settlement Agreement remains in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement have been voided.

         On December 15, 1997, NRLP, SAMLP, the NRLP Oversight Committee Joseph
B. Moorman, Invenex and the Counsel for the plaintiff class members executed an Agreement for Establishment of Class Distribution Fund and Election of Successor General Partner (the "Resolution Agreement") which provides for the nomination of an entity affiliated with SAMLP to be the successor general partner of the Partnership, for the establishment of a fund for the benefit of the plaintiff class members consisting of cash and properties owned by the Partnership and for the resolution of all related matters under the Moorman Settlement Agreement.



         The Resolution Agreement was submitted to the Supervising Judge and on February 11, 1998, the Supervising Judge entered an order granting preliminary approval of the Resolution Agreement and scheduled a hearing to be held on June 8, 1998, for consideration of preliminary approval of a business plan for the operation of the entity which will receive the cash and properties and to consider a form of notice to be distributed to the plaintiff class members describing the Resolution Agreement and the business plan.



         Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the NRLP unitholders for a vote.



         Upon approval by the NRLP unitholders, SAMLP shall withdraw as general partner and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner will be elected and take office during the third quarter of 1998.



         SAMLP has agreed to waive its rights under the Moorman Settlement Agreement to receive any payment from the Partnership of the fees it is entitled to receive upon the election of a successor general partner. As of December 31, 1997, these fees were calculated to be $49.6 million.



         Upon final approval by the Supervising Judge, the Partnership will transfer $1.9 million in cash and five shopping centers to the new entity which will be owned by the plaintiff class members and managed for their benefit by a court approved board. This fund is being established in order to provide additional benefits to the plaintiff class members.



         Upon the election and taking office of the successor general partner and the transfer of the cash and properties to the fund for the benefit of the plaintiff class members, the Moorman Settlement Agreement and the NRLP Oversight Committee shall be terminated.



         In September 1997, one of the original class action defendants, Robert
A. McNeil filed motions to (i) be installed as receiver for the Partnership, and (ii) disband the NRLP Oversight Committee. A hearing on the motions has been set for June 8, 1998.



         CMET. CMET is a California business trust which was organized on August 27, 1980 and commenced operations on December 3, 1980. CMET's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. CMET holds equity investments in apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States. CMET's apartment complexes and commercial properties are concentrated in the Southeast, Southwest and Midwest regions of the continental United States. At December 31, 1997, CMET owned 57 income producing properties located in 14 states consisting of 34 apartment complexes comprising of 6,173 units, ten office buildings with an aggregate of 1.2 million square feet, 11 industrial warehouses with an aggregate of 1.6 million square feet and two shopping centers with an aggregate of 247,196 square feet. CMET also holds mortgage notes receivable secured by real estate located in the Southeast, Southwest and Midwest regions of the continental United States, with a concentration in the Southeast and Southwest regions.



         For the year ended December 31, 1997, CMET reported net income of $4.2 million as compared with net income of $8.7 million for the year ended December 31, 1996. CMET's 1997 net income includes gains on the sale of real estate of $8.2 million, whereas its 1996 net income included gains on the sale of real estate and marketable equity securities of $10.1 million and an extraordinary gain of $812,000. CMET's cash flow from property operations improved from $19.3 million in 1996 to $23.7 million in 1997. At December 31, 1997, CMET had total assets of $299.4 million, which consisted of $250.1 million of real estate held for investment, $11.6 million of real estate held for sale, $3.6 million of notes and interest receivable, $31.0 million of investments in partnerships and other assets and $3.1 million in cash and cash equivalents.



         CMET has paid quarterly distributions since the first quarter of 1993. The Company received a total of $885,000 in distributions from CMET in 1997.

         IORI. IORI is a Nevada corporation which was originally organized on December 14, 1984 as a California business trust and commenced operations on April 10, 1985. Like CMET, IORI's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. IORI holds equity investments in apartment complexes and commercial properties (office buildings) in the Pacific, Southeast, Southwest, and Midwest regions of the continental United States. IORI holds one mortgage note receivable which is secured by a shopping center in the Midwest region. At December 31, 1997, IORI owned 14 income producing properties located in five states. These properties consisted of four apartment complexes comprising 654 units and ten office buildings with an aggregate of 611,009 square feet.



         For the year ended December 31, 1997, IORI reported net income of $3.3 million as compared with a net loss of $568,000 for the year ended December 31, 1996. IORI's net income in 1997, is attributable to $4.0 million of gains on sale of real estate. IORI's cash flow from property operations increased to $6.5 million in 1997 from $3.5 million in 1996. At December 31, 1997, IORI had total assets of $90.3 million, which consisted of $81.9 million in real estate held for investment, $2.0 million in notes and interest receivable, $5.3 million in investments in partnerships and other assets and $1.1 million in cash and cash equivalents.



         IORI has paid quarterly dividends since the first quarter of 1993. The Company received a total of $184,000 in dividends from IORI in 1997.



         TCI. TCI is a Nevada corporation which was originally organized on September 6, 1983, as a California business trust, and commenced operations on January 31, 1984. TCI also has investment policies similar to those of CMET and IORI. TCI holds equity investments in a hotel, apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States with a concentration in the Northeast, Southeast and Southwest regions. At December 31, 1997, TCI owned 56 income producing properties located in 14 states. These properties consisted of 28 apartment complexes comprising 5,174 units, 14 office buildings with an aggregate of 1.3 million square feet, 7 industrial warehouses with an aggregate of 1.7 million square feet, 6 shopping centers with an aggregate of 857,750 square feet and one hotel with 60 rooms. TCI also holds mortgage notes receivable secured by real estate located in the Northeast, Midwest, Southeast and Southwest regions of the continental United States, with a concentration in the Northeast and Southeast regions.



         For the year ended December 31, 1997, TCI reported net income of $12.6 million as compared with a net loss of $7.8 million for the year ended December 31, 1996. TCI's net income for 1997 includes gains on the sale of real estate of $21.4 million whereas its net loss for 1996 included gains on the sale of real estate of $1.6 million and extraordinary gains of $256,000. TCI's cash flow from property operations increased to $16.2 million in 1997 as compared to $12.7 million in 1996. At December 31, 1997, TCI had total assets of $319.5 million, which consisted of $270.2 million in real estate held for investment, $5.0 million in real estate held for sale, $15.6 million in investments in real estate entities, $4.0 million in notes and interest receivable and other assets and $24.7 million in cash and cash equivalents. At December 31, 1997, TCI owned 341,500 shares of IORI's common stock, approximately 22.5% of IORI's shares then outstanding.



         TCI has paid quarterly dividends since the fourth quarter of 1995. The Company received $333,000 in dividends from TCI in 1997.



         SAMLP. As discussed in more detail under "Real Estate" above, the Company owns a 96% limited partner interest in SAMLP. The Company consolidates SAMLP for financial statement purposes. As a limited partner, the Company has no role in the management of the business affairs of SAMLP. Rather, SAMI, the managing general partner of SAMLP, has full and complete authority to manage SAMLP.



         River Trails II. In January 1992, the Company entered into a partnership agreement with an entity affiliated with a limited partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock, to acquire 287 developed residential lots adjacent to the Company's other residential lots in Fort Worth, Texas. The partnership agreement designates the Company as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1996, 197 residential lots had been sold. In 1997, an additional 17 lots were sold and at December 31, 1997, 73 lots remained to be sold. During 1997, each partner received $21,000 in return of capital distributions from the partnership and $12,000 in profit distributions.


         R. G. Bond, Ltd. In June 1995, the Company purchased the corporate general partner of a limited partnership which owns apartment complexes in Illinois, Florida and Minnesota, with a total of 900 units. The corporate general partner has a 1% interest in the partnership which is subordinated to a priority return of the limited partner.

         Campbell Center Associates, Ltd. In April 1996, the Company purchased a 28% general partner interest in Campbell Center Associates, Ltd. which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly interest only payments and matures April 2000. In January 1997, the Company exercised its option to purchase an additional 28% general partner interest in Campbell Center Associates, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly interest only payments and matures in April 2000. In addition, in July 1997, the Company exercised its option to purchase an additional 9% general partner interest in Campbell Center Associates, Ltd. for $868,000 in cash.



         Highway 380/Preston Partners, Ltd. In June 1996, a newly formed limited partnership, of which the Company is 1% general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. The Company contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates the Company as the managing general partner. In September 1996, the partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantees of the limited partner. The loan bore interest at a variable rate, required monthly payments of interest only and matured in September 1998. The partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on his investment before any sharing of partnership profits occurs. In April 1997, the partnership sold a
35.0 acre tract for $1.3 million in cash. The net sales proceeds of $1.2 million were distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of $884,000 on the sale. In July 1997, the partnership sold a 24.6 acre tract for $800,000 in cash. In accordance with the terms of the term loan secured by such property, $197,000 of the net sales proceeds were used to paydown such term loan. The remaining $545,000 was distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of approximately $497,000 on the sale. In September 1997, the partnership sold a 77.2 acre tract for $1.5 million in cash. In accordance with the terms of the term loan secured by such property, the net sales proceeds were used to paydown such loan. The partnership recognized a gain of $704,000 on the sale. In October 1997, the partnership sold a 96.5 acre tract for $1.7 million in cash. In accordance with the terms of the term loan secured by such property $548,000 of the net sales proceeds were used to payoff such loan. The remaining $1.1 million was distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of $691,000 on the sale. In December 1997, the partnership sold a 94.4 acre tract for $2.5 million in cash. Of the net sales proceeds, $1.8 million was distributed to the limited partner and $572,000 was distributed to the Company as general partner in accordance with the partnership agreement. The partnership recognized a gain of $1.4 million on the sale. In January 1998, the partnership sold a 155.4 acre tract for $2.9 million. The partnership received $721,000 in cash and provided purchase money financing of an additional $2.2 million. Of the net sales proceeds, $300,000 was distributed to the limited partner and $300,000 was distributed to the Company as general partner in accordance with the partnership agreement. The purchase money financing bears interest at 12% per annum, requires monthly payments of interest only and matures in July 1998. The partnership recognized a gain of $1.2 million on the sale.



         Elm Fork Branch Partners, Ltd. In September 1997, a newly formed limited partnership of which the Company is a 1% general partner and 21.5% limited partner, purchased a 422.4 acre parcel of undeveloped land in Denton County, Texas, for $16.0 million in cash. The Company contributed $3.6 million in cash to the partnership with the remaining $12.4 million being contributed by the other limited partners. The partnership agreement designates the Company as the managing general partner. In September 1997, the partnership obtained financing of $6.5 million secured by the 422.4 acres of land. The loan bears interest at 10% per annum, requires monthly payments of interest only and matures in September 2001. The net financing proceeds were distributed to the partners, the Company receiving repayment of $2.9 million of its initial investment. The partnership agreement also provides that the limited partners receive a 12% preferred cumulative return on their investment before any sharing of partnership profits occurs. One of the limited partners in the partnership is also a limited partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock.







                  [Remainder of Page Intentionally Left Blank]

                            SELECTED FINANCIAL DATA




                                                               For the Years Ended December 31,
                               ----------------------------------------------------------------------------------------------
                                      1997                1996                 1995              1994              1993
                               ------------------  ------------------   ----------------  ------------------ ----------------
                                                            (dollars in thousands, except per share)
EARNINGS DATA
Revenue . . . . . . . . . . .  $     49,971        $     26,979        $     22,952      $      23,070       $    13,427
Expense . . . . . . . . . . .        83,355              38,577              28,314             26,490            18,128
                               ------------        ------------        ------------      -------------       -----------
(Loss) from operations  . . .       (33,384)            (11,598)             (5,362 )           (3,420)           (4,701)
Equity in income (losses)
     of investees . . . . . .        10,660               2,004                (851)               292            (4,014)
Gain on sale of real estate .        20,296               3,659               2,594                379               481
                               ------------        ------------        ------------      -------------       -----------
(Loss) before extraordinary
     gain . . . . . . . . . .        (2,428)             (5,935)             (3,619 )           (2,749)           (8,234)
Extraordinary gain  . . . . .         -                     381                 783                323             3,807
                               ------------        ------------        ------------      -------------       -----------
Net (loss)  . . . . . . . . .        (2,428)             (5,554)             (2,836 )           (2,426)           (4,427)
Preferred Dividend
     Requirement  . . . . . .          (206)               (113)                 --                 --                --
Redeemable Common Stock,
     accretion of discount  .         -                      --                  --                 --              (129)
                               ------------        ------------        -------------     -------------       -----------
(Loss) applicable to
     Common Shares  . . . . .  $     (2,634)       $     (5,667)       $     (2,836 )    $      (2,426)      $    (4,556)
                               ============        =============       ==============    =============       ===========
PER SHARE DATA
(Loss) before extraordinary
     gain . . . . . . . . . .  $       (.22)       $       (.46)       $       (.31)     $        (.23)      $      (.68)
Extraordinary Gain  . . . . .         --                    .03                 .07                .03               .31
                               ------------        ------------        ------------       ------------       -----------
Net (loss)                             (.22)               (.43)               (.24)              (.20)             (.37)
Redeemable Common Stock,
     accretion of discount  .          -                     --                  --                 --              (.01)
                               ------------        ------------        ------------      -------------       -----------
(Loss) applicable to
     Common shares  . . . . .  $       (.22)       $       (.43)       $       (.24)     $        (.20)      $      (.38)
                               =============       =============       ==============    =============       ===========
Dividends per share . . . . .  $        .20        $        .15        $         --      $          --       $        --
Weighted average shares
     outstanding  . . . . . .    11,710,013          12,765,082          11,716,656         12,208,876        12,101,100

                                                                               December 31,
                                        ---------------------------------------------------------------------------------------
                                              1997            1996             1995               1994               1993
                                              ----            ----             ----               ----               ----
                                                                (dollars in thousands, except per share)
          BALANCE SHEET DATA
          Notes and interest
             receivable, net  . . . . .  $   25,526      $   48,485         $   49,741       $     45,664        $   51,769
          Real estate, net  . . . . . .     302,453         119,035             59,424             47,526            52,437
          Total assets  . . . . . . . .     433,799         235,037            162,033            137,362           139,861
          Notes and interest payable  .     261,986         127,863             61,163             45,695            53,693
          Margin borrowings . . . . . .      53,376          40,044             34,017             26,391            16,147
          Stockholders' equity  . . . .      63,453          47,786             53,058             55,894            56,120
          Book value per share  . . . .  $     3.53      $     3.74         $     4.53       $       4.77        $     5.56


-----------------------------------


Shares and per share data have been adjusted for the 2 for 1 forward Common Stock splits effected January 2, 1996 and February 17, 1997.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


INTRODUCTION

         American Realty Trust, Inc. (the "Company") was organized in 1961 to provide investors with a professionally managed, diversified portfolio of real estate and mortgage loan investments selected to provide opportunities for capital appreciation as well as current income.

LIQUIDITY AND CAPITAL RESOURCES


         General. Cash and cash equivalents at December 31, 1997 aggregated $5.3 million, compared with $1.3 million at December 31, 1996. Although the Company anticipates that during 1998 it will generate excess cash from operations, as discussed below, such excess cash is not sufficient to discharge all of the Company's debt obligations as they mature. The Company will therefore again rely on externally generated funds, including borrowings against its investments in various real estate entities, mortgage notes receivable, the sale or refinancing of properties and, to the extent available and necessary, borrowings from its advisor to meet its debt service obligations, pay taxes, interest and other non-property related expenses.



         Notes payable totaling $89.0 million are scheduled to mature during 1998. The Company has the option of extending the maturity dates to April and June 1999 of $18.3 million of that amount. The lender on an additional $19.5 million has agreed to extend the maturity date to February 2000. In January and February 1998, the Company has also paid off $8.7 million of such maturing debt.



         The Company expects an increase in cash flow from property operations in 1998. Such increase is expected to be derived from operations of The Collection Office and Retail Center, the Preston Square Shopping Center, the Williamsburg Hospitality House and the four Piccadilly hotels, all of which were acquired during 1997. The Company is also expecting continued lot sales at its Texas residential subdivision and substantial sales of land to generate additional cash flow.



         In 1997, the Company sold a total of 1,610.3 acres of land in Las Colinas, Houston, Irving and Collin County, Texas and Denver, Colorado in 20 separate transactions for a total of $52.2 million. The Company applied $23.5 million of the net sales proceeds to paydown the loans secured by such land. In addition, the Company sold an office building in St. Louis, Missouri, and a shopping center in Manitowoc, Wisconsin, for a total of $6.7 million in cash. The Company received net cash of $2.2 million, after the payoff of $3.5 million in existing mortgage debt secured by such properties.



         In 1997, the Company purchased a total of 5,221.4 acres of land in Palm Desert, and Santa Clarita, California and Austin, Collin County, Dallas County, Farmers Branch, Harris County, Irving, Plano and Tarrant County, Texas, for a total of $121.6 million. The Company paid $44.4 million in cash and obtained new or seller financing of $77.2 million.

         The Company expects that funds from existing cash resources, collections on or sales of mortgage notes receivable, sales or refinancing of real estate and/or mortgage notes receivable, and borrowings against its investments in marketable equity securities, mortgage notes receivable, and to the extent available additional borrowings from the Company's advisor, will be sufficient to meet the cash requirements associated with the Company's current and anticipated level of operations, maturing debt obligations and existing commitments. To the extent that the Company's liquidity permits or financing sources are available, the Company will make investments in real estate, primarily investments in developed, partially developed and undeveloped land, continue making additional investments in real estate entities and marketable equity securities, and fund or acquire mortgage notes.



         The Company expects that it will be necessary for it to sell $72.6 million, $27.5 million, and $14.3 million of its land holdings during each of the next three years, respectively, to satisfy the debt on such land as it matures. If the Company is unable to sell at least the minimum amount of land to satisfy the debt obligations on such land as it matures, the Company, if it was not able to extend such debt, would either sell other of its assets to pay such debt or return the property to the lender.



         Notes Receivable. Scheduled principal maturities of $31.2 million are due in 1998 of which $23.2 million is due on nonperforming notes receivable. In February 1997, the Company sold a nonperforming note receivable with a principal balance at December 31, 1996 of $1.6 million for $1.8 million in cash. In September 1997, the Company sold its $16.3 million wraparound mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada, for $15.0 million. The Company received net cash of $5.5 million after the payoff of $9.2 million in underlying debt. The Company incurred no loss on the sale in excess of the reserve previously established. The balance of the Company's mortgage notes receivable are due over the next one to fifteen years and provide for "balloon" principal payments. It may be necessary for the Company to consider extending certain notes if the borrowers do not have the resources to repay the loans, are unable to sell the property securing such loans, or are unable to refinance the debt owed.



         In August 1990, the Company obtained the Continental Hotel and Casino in Las Vegas, Nevada, through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino for, among other consideration, a $22.0 million wraparound mortgage note receivable. In March 1997, the wraparound note was modified and extended in exchange for, among other things, the borrower's commitment to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has not made the required note payments since April 1997, nor the required improvements. In December 1997, the borrower filed for bankruptcy protection. In February 1998, a hearing was held to allow the Company to foreclose on the hotel and casino. At the hearing, the court ruled that the borrower had 90 days to submit a reorganization plan and beginning March 2, 1998, required the borrower to make monthly payments of $175,000 to the Company. The Company received the first such payment on March 2, 1998. The borrower failed to make the April payment so the Company foreclosed. The Company incurred no loss as the fair value of the property exceeded the carrying value of the Company's note receivable.



         At December 31, 1996, the Company held a mortgage note receivable secured by an apartment complex in Merrillville, Indiana, with a principal balance of $3.5 million. The note matured in December 1996. The Company and borrower had agreed to a modification and extension of the note. In May 1997, the note plus accrued but unpaid interest was paid in full.



         In September 1997, the Company foreclosed on its junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia. The Company obtained the property at foreclosure subject to the first mortgage of $12.0 million. The Company incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of the Company's mortgage note receivable and assumed mortgage debt. The property is included in real estate held for investment in the accompanying Consolidated Balance Sheet.



         The Company anticipates a continued improvement in the operations of the properties securing its mortgage notes receivable. In spite of this perceived improvement in the real estate market in general, the Company can give no assurance that it will not continue to experience deterioration in cash flow from notes receivable due to new problem loans.



         Loans Payable. The Company has margin arrangements with various brokerage firms which provide for borrowings of up to 50% of the market value of marketable equity securities. The borrowings under such margin arrangements are secured by such equity securities and bear interest rates ranging from 7.0% to 11.0%. Margin borrowings totaled $53.4 million (approximately 39.7% of market value) at December 31, 1997, compared to $40.0 million at December 31, 1996.



         In May 1997, the Company financed a previously unencumbered 10.6 acre tract of BP Las Colinas land for $3.1 million. Also in May 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Pin Oak land.

         In June 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Lewisville land. Also in June 1997, the Company refinanced the Valwood land for $15.8 million. The Company received net cash of $4.9 million, after the payoff of $6.2 million in existing mortgage debt secured by the property, an additional $3.0 million being applied to payoff the Jefferies land loan and $1.4 million being applied to pay down the Las Colinas I land term loan.



         In July 1997, the Company obtained a third lien mortgage of $2.0 million secured by the Pin Oak land.



         In September 1997, the Company refinanced the Las Colinas I land Double O tract for $7.3 million. The Company received net cash of $2.1 million, after the payoff of $5.0 million in existing mortgage debt.



         In October 1997, the Company refinanced the Oaktree Village Shopping Center for $1.5 million. The Company received no net cash after the payoff of $1.4 million in existing mortgage debt and the payment of various closing costs associated with the financing. Also in October 1997, the Company refinanced the Denver Merchandise Mart for $25.0 million. The Company received net cash of $10.2 million, after the payoff of $14.8 million in existing mortgage debt and the payment of various closing costs associated with the financing.



         In November 1997, the Company obtained mortgage financing of $5.4 million secured by 33.9 acres of previously unencumbered Valwood land, Lacy Longhorn land, Thompson land, and Tomlin land. The Company received net financing proceeds of $4.8 million after the payment of various closing costs associated with the financing.



         In December 1997, the Company refinanced the Inn at the Mart in Denver, Colorado, for $4.0 million. The Company received net cash of $1.4 million, after the payoff of $2.0 million in existing mortgage debt and the payment of various closing costs associated with the financing.



         In August 1996, the Company consolidated its existing National Realty, L.P. ("NRLP") margin debt held by the various brokerage firms into a single loan of $20.3 million. The loan is secured by the Company's NRLP units with a market value of at least 50% of the principal balance of the loan. As of December 31, 1997, 3,349,535 NRLP units with a market value of $80.0 million were pledged as security for such loan. In July 1997, the lender advanced an additional $3.7 million, increasing the loan balance to $24.0 million.



         Also in August 1996, the Company obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of the Affiliated REITs owned by the Company and Common Stock of the Company owned by BCM, with a market value of $4.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan. The loan was paid in full in December 1997, from the proceeds of a $4.0 million loan from another financial institution also secured by a pledge of equity securities of the Affiliated REITs owned by the Company and Common Stock of the Company owned by BCM, with a market value of $10.4 million. The Company received $2.0 million in net cash after the payoff of the $2.0 million loan. In January 1998, the lender made a second loan to the Company of $2.0 million. This second loan is secured by a pledge of Common Stock of the Company owned by the Company's advisor with a market value of $4.7 million. The Company received $2.0 million in net cash.



         Equity Investments. During the fourth quarter of 1988, the Company began purchasing shares of the Affiliated REITs, which have the same advisor as the Company, and units of limited partner interest in NRLP. It is anticipated that additional equity securities of NRLP and the Affiliated REITs will be acquired in the future through open-market and negotiated transactions to the extent the Company's liquidity permits.



         Equity securities of the Affiliated REITs and NRLP held by the Company may be deemed to be "restricted securities" under Rule 144 of the Securities Act of 1933 ("Securities Act"). Accordingly, the Company may be unable to sell such equity securities other than in a registered public offering or pursuant to an exemption under the Securities Act for a one year period after they are acquired. Such restrictions may reduce the Company's ability to realize the full fair market value of such investments if the Company attempted to dispose of such securities in a short period of time.



         The Company's cash flow from these investments is dependent on the ability of each of the entities to make distributions. In 1997, the Company received total distributions from the Affiliated REITs of $1.4 million and $1.4 million from NRLP and an additional $6.7 million, which was accrued at December 31, 1997, was received in January 1998. The Company anticipates receiving distributions totaling $2.3 million from the Affiliated REITs and $11.1 million from NRLP in 1998, including amounts accrued at December 31, 1997.

         In June 1996, the Company resumed dividend payments on the Company's Common Stock. The Company paid dividends totaling $2.0 million or $.20 per share in 1997.



         The Company's management reviews the carrying values of the Company's properties and mortgage notes receivable at least annually and whenever events or a change in circumstances indicate that impairment may exist. Impairment is considered to exist if, in the case of a property, the future cash flow from the property (undiscounted and without interest) is less than the carrying amount of the property. For notes receivable impairment is considered to exist if it is probable that all amounts due under the terms of the note will not be collected. In those instances where impairment is found to exist, a provision for loss is recorded by a charge against earnings. The Company's mortgage note receivable review includes an evaluation of the collateral property securing such note. The property review generally includes selective property inspections, a review of the property's current rents compared to market rents, a review of the property's expenses, a review of maintenance requirements, a review of the property's cash flow, discussions with the manager of the property and a review of properties in the surrounding area.


RESULTS OF OPERATIONS


         1997 Compared to 1996. The Company reported a net loss of $2.4 million in 1997 as compared to a net loss of $5.6 million in 1996. The primary factors contributing to the Company's net loss are discussed in the following paragraphs.



         Sales and cost of sales were $17.9 million and $14.5 million, respectively, in 1997. The Company had no sales or cost of sales prior to May 1997. These items of revenue and cost relate to Pizza World Supreme, Inc. ("PWSI"), consolidated in May 1997.



         Net rental income (rents less property operating expenses) increased from $4.8 million in 1996 to $4.9 million in 1997. This increase is primarily attributable to increased rents at the Denver Merchandise Mart and increased room rates and occupancy at the Kansas City Holiday Inn. Net rental income is expected to increase in 1998 from a full years operation of The Collection Office and Retail Center, Preston Square Shopping Center, Williamsburg Hospitality House and the four Piccadilly hotels all of which were acquired in 1997.



         Interest income decreased from $4.7 million in 1996 to $2.8 million in 1997. This decrease is primarily attributable to the sale of two notes receivable and the payoff of a third note receivable in 1997. Interest income in 1998 is expected to approximate that in 1997.



         Other income decreased from $1.6 million in 1996 to $134,000 in 1997. This decrease is due in part to recognizing a unrealized gain on marketable equity securities of $486,000 in 1996 compared to an unrealized loss of $850,000 in 1997. This decrease is also attributable in part to a decrease in dividend income and net gains on sales of marketable equity securities of $67,000 and $56,000, respectively.



         Interest expense increased from $16.5 million in 1996 to $30.2 million in 1997. Of this increase, $10.8 million is due to the debt secured by the Best Western Oceanside Hotel acquired in 1996 and the Williamsburg Hospitality House, Piccadilly Hotels, Pin Oak land, Scout land, Katy land, McKinney land, Lacy Longhorn land, Santa Clarita land, Chase Oaks land, Pioneer Crossing land, Pantex land, Keller land, Perkins land, Rasor land, Dowdy land, Palm Desert land and LBJ land acquired in 1997, $2.0 million is due to additional borrowings and a full years interest on the loan secured by NRLP units and $1.1 million is due to refinancing the debt secured by the Kansas City Holiday Inn and Denver Merchandise Mart. Interest expense for 1998 is expected to increase from the continued acquisition of properties on a leveraged basis.



         Advisory and mortgage servicing fees increased from $1.5 million in 1996 to $2.7 million in 1997. The increase is attributable to the increase in the Company's gross assets, the basis for such fee. Such fee will continue to increase as the Company's gross assets increase.



         General and administrative expenses, increased from $2.7 million in 1996 to $7.0 million in 1997. The increase is attributable to a $1.1 million increase in legal fees and travel expenses in 1997 relating to potential acquisitions, financings and refinancings, a $1.1 million increase in advisor cost reimbursements and $2.1 million attributable to the general and administrative expenses of PWSI.



         Depreciation and amortization increased from $2.0 million in 1996 to $3.3 million in 1997 due to the acquisition of six properties and PWSI in 1997. Depreciation and amortization are expected to increase again in 1998 from a full year's depreciation of the properties acquired in 1997.

         Minority interest in 1997 is the preferred return paid on limited partner units of Ocean Beach Partners, L.P., Valley Ranch, L.P., Grapevine American, L.P., Edina Park Plaza Associates, L.P. and Hawthorne Lakes Associates, L.P.



         Equity in income of investees improved from $2.0 million in 1996 to $10.7 million in 1997. The increase in equity income is primarily attributable to an increase of $32.1 million in gains on sale of real estate in IORI, NRLP and TCI offset by a decrease of $1.9 million in CMET. The Company's equity share of such gains was $13.5 million. The increase is also attributable to an improvement in income from property operations for the Affiliated REITs and NRLP, from increased rental rates and operating expense control.



         Gains on the sale of real estate increased from $3.7 million in 1996 to $20.3 million in 1997. In 1996, the Company recognized a $2.0 million gain on the sale of a 32.3 acre tract of BP Las Colinas land in Las Colinas, Texas, and a $1.1 million gain on the sale of a 4.6 acre tract of Las Colinas I land also in Las Colinas, Texas. In 1997, the Company recognized gains of $5.9 million on the sale of a 49.7 acre tract of BP Las Colinas land in Las Colinas, Texas; $3.5 million on the sale of tracts totaling 116.8 acres of Valley Ranch land in Irving, Texas; $2.7 million on the sale of a 12.5 acre tract of Las Colinas I land in Las Colinas, Texas; $3.6 million on the sale of Pin Oak land in Houston, Texas; $216,000 on the sale of a 99.7 acre tract of Kamperman land in Collin County, Texas; $371,000 on the sale of a 32.0 acre tract of Parkfield land in Denver, Colorado; $211,000 on the sale of a 86.5 acre tract of Rasor land in Plano, Texas; $106,000 on the sale of Park Plaza Shopping Center in Manitowoc, Wisconsin; $480,000 on the sale of the Mopac Building in St. Louis, Missouri; and $172,000 on the sale of a mortgage note receivable. The Company also recognized a previously deferred gain of $3.0 million on the sale of Porticos Apartments.



         The Company reported $381,000 in extraordinary gains in 1996 compared to no extraordinary gains in 1997. The 1996 extraordinary gain is the Company's share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement.


         1996 Compared to 1995. The Company reported a net loss of $5.6 million in 1996 as compared to a net loss of $2.8 million in 1995. The primary factors contributing to the increase in the Company's net loss are discussed in the following paragraphs.

         Net rental income (rents less property operating expenses) increased from $4.6 million in 1995 to $4.8 million in 1996. This increase is primarily attributable to increased rents at the Denver Merchandise Mart and increased room rates and occupancy at the Kansas City Holiday Inn. Net rental income is expected to increase in 1997 from continued improvement at the Kansas City Holiday Inn and from a full years operations of the Best Western Oceanside Hotel which was acquired in December 1996.


         Interest income decreased from $4.9 million in 1995 to $4.7 million in 1996. This decrease is primarily attributable to a note receivable being paid off in 1995.


         Other income increased from $154,000 in 1995 to $1.6 million in 1996. This increase is due to recognizing an unrealized gain of $486,000 on the Company's trading portfolio of equity securities in 1996 compared to recognizing an unrealized loss of $1.4 million in 1995. This increase was offset in part by dividend income and gain on marketable equity securities decreasing by $689,000 and $292,500 respectively.


         Interest expense increased from $8.9 million in 1995 to $16.5 million in 1996. The increase is primarily attributable to debt refinancings and the debt incurred related to the purchase of six parcels of land in 1995 and 1996 and the Oaktree Shopping Center obtained in November 1995. Offsetting the increase was a $161,000 decrease in interest expense due to the sale of an apartment complex in February 1995.



         Advisory and mortgage servicing fees increased from $1.2 million in 1995 to $1.5 million in 1996. The increase is primarily attributable to the Company's increase in gross assets, the basis for such fee.


         Depreciation increased from $1.7 million in 1995 to $2.0 million in 1996 due to $2.9 million in property improvements made in 1996.

         Equity in income of investees improved from a loss of $851,000 in 1995 to income of $2.0 million in 1996. The increase in equity income is primarily attributable to an improvement in income from property operations for both CMET and NRLP, from increased rental rates and a decrease in operating expenses. The 1995 gains are attributable to the Company's equity share ($1.8 million) of NRLP's fourth quarter gain on the sale of two apartment complexes, the Company's equity share ($2.5 million) of

TCI's gain on the sale of land in the third quarter and an apartment complex in the fourth quarter of 1995, a $4.6 million gain representing the Company's equity share of the REIT's gain on sale of real estate.

         Gains on the sale of real estate increased from $2.6 million in 1995 to $3.7 million in 1996. In 1996, the Company recognized a $2.0 million gain on the sale of 32.3 acres of the BP Las Colinas land in Las Colinas, Texas, and a $1.1 million gain on the sale of 4.6 acres of the Las Colinas I land also in Las Colinas, Texas. The 1995 gains are attributable to a $1.6 million gain recognized on the sale of 6.9 acres of Las Colinas I land and a $924,000 gain recognized on the sale of the Boulevard Villas Apartments in February 1995.

         The Company reported $783,000 in extraordinary gains in 1995 compared to $381,000 in extraordinary gains in 1996. The 1996 extraordinary gain is the Company's share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement. The 1995 extraordinary gain is the Company's equity share of TCI's extraordinary gain from the early payoff of mortgage debt.


CONTINGENCIES



         The Company owns a 96% limited partner interest in Syntek Asset Management, L.P. ("SAMLP"). SAMLP is the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips, a Director and Chairman of the Board of the Company until November 16, 1992, is also a general partner of SAMLP. At December 31, 1997, the Company owned approximately 54% of the outstanding limited partner units of NRLP.



         NRLP, SAMLP and Mr. Phillips were among the defendants in a class action lawsuit arising from the formation of NRLP. An agreement settling such lawsuit (the "Settlement Agreement") for the above mentioned defendants became effective on July 5, 1990. The Settlement Agreement provided for, among other things, the appointment of an NRLP oversight committee and the establishment of specified annually increasing targets for five years relating to the price of NRLP's units of limited partner interest.



         The Settlement Agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP oversight committee of the failure of NRLP to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.



         The withdrawal of SAMLP as general partner would require NRLP to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. Syntek Asset Management, Inc. ("SAMI"), the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $49.6 million at December 31, 1997, before reduction for the principal balance ($4.2 million at December 31, 1997) and accrued interest ($7.2 million at December 31, 1997) on the note receivable from SAMLP for its original capital contribution to the partnership.



         On December 15, 1997, NRLP, SAMLP, the NRLP oversight committee, Joseph B. Moorman, Invenex and the Counsel for the plaintiff class members executed an Agreement for Establishment of a Class Distribution of Fund and Election of Successor General Partner (the "Resolution Agreement") which provides for the nomination of an entity affiliated with SAMLP to be the successor general partner of NRLP and NOLP, for the establishment of a fund for the benefit of the plaintiff class members consisting of cash and properties owned by NOLP and for the resolution of all related matters under the Settlement Agreement.



         The Resolution Agreement was submitted to the Judge appointed to supervise the class action settlement (the "Supervising Judge") and on February 11, 1998, the Supervising Judge entered an order granting preliminary approval of the Resolution Agreement and scheduled a hearing to be held on June 8, 1998, for consideration of preliminary approval of a business plan for the operation of the entity which will receive the cash and properties and to consider a form of notice to be distributed to the plaintiff class members describing the Resolution Agreement and the business plan.



         Upon the election and taking office of the successor general partner and the transfer of the cash and properties to the fund established for the benefit of the plaintiff class members, the Settlement Agreement and the NRLP oversight committee shall be terminated.

ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, the Company may be potentially liable for removal or remediation costs, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons and property) where property-level managers have arranged for the removal, disposal or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from the Company for personal injury associated with such materials.

         The Company's management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on the Company's business, assets or results of operations.

INFLATION

         The effects of inflation on the Company's operations are not quantifiable. Revenues from property operations fluctuate proportionately with inflationary increases and decreases in housing costs. Fluctuations in the rate of inflation also affect the sales values of properties and, correspondingly, the ultimate gains to be realized by the Company from property sales.


YEAR 2000



         The Company's advisor has advised the Company that its current computer software has been certified by the Information Technology Association of America ("ITAA") as year 2000 compliant. The Company's advisor has also advised the Company that it has recently received and plans to install the ITAA certified year 2000 compliant operating system for its computer hardware during 1998.


                               ACQUISITION TERMS

         This Prospectus covers Preferred Stock that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses or properties.


         It is expected that the terms of acquisitions involving the issuance of the Preferred Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Preferred Stock issued will be valued at prices reasonably related to the market price of the Preferred Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL


         The Company is authorized by its Articles of Incorporation, as amended, to issue up to 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which may be designated by the Company's Board of Directors from time to time. The Preferred Stock to be offered hereunder will be one or more series of the Special Stock.


COMMON STOCK


         All shares of the Common Stock are entitled to share equally in dividends from funds legally available therefor, when declared by the Company's Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary (subject to any prior rights of holders of the Special Stock), and to share equally in the assets of the Company available for distributions to shareholders. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to the Common Stock. The holders of Common Stock do not have any preemptive rights to acquire additional shares of Common Stock when issued.
All outstanding Common Stock is fully paid and nonassessable. As of May 12, 1998, 10,718,216 shares of Common Stock were outstanding.


SPECIAL STOCK

         The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.


         Article 5 of the Articles of Incorporation of the Company, as amended, authorizes the issuance of up to 20,000,000 shares of Special Stock in one or more series with such preferences, limitations and rights as the Company's Board of Directors determines. In particular, the Company's Board of Directors may fix and determine, among other things, the dividend payable with respect to such shares of Special Stock (including whether and in what manner such dividend shall be accumulated); whether such shares shall be redeemable, and if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain provisions of the Special Stock may, under certain circumstances, adversely affect the rights or interests of holders of Common Stock. For example, the Company's Board of Directors could, without shareholder approval, issue a series of Special Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. In addition, the Special Stock may be issued under certain circumstances as a defensive device to thwart an attempted hostile takeover of the Company.



         The Prospectus Supplement relating to the series of Preferred Stock being offered will describe its terms, including: (i) its title and stated value; (ii) the number of shares offered, the liquidation preference per share and the purchase price; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating dividends; (iv) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends accumulate; (v) the procedures for any auction and remarketing, if any; (vi) the provisions for a sinking fund, if any; (vii) the provisions for redemption, if applicable; (viii) any listing of such Preferred Stock on a securities exchange; (ix) the terms and conditions, if applicable, for its conversion into Common Stock, including the conversion price (or manner of calculation) and conversion period; (x) voting rights, if any; (xi) its relative ranking and preferences as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company. The Prospectus Supplement for such Preferred Stock will also include a discussion of any material and/or special Federal income tax considerations applicable to such Preferred Stock.



         Through the date of this Prospectus, the Company has amended its Articles of Incorporation to designate seven series of the Special Stock as explained below. Each series of Special Stock now outstanding ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         The following description of the provisions of each series of the Special Stock designated by the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Articles of Amendment of the Articles of Incorporation relating to such series of Special Stock.


         Series A Preferred Stock; Terminated Rights Plan. On April 11, 1990, the Company's Board of Directors designated 500,000 shares of the Series A Cumulative Participating Preferred Stock (the "Series A Preferred Stock"), adopted a preferred share purchase rights plan and approved the distribution to shareholders of a dividend of one preferred share purchase right on each outstanding share of the Company's Common Stock (the "Rights"). The rights plan provided that one Right would be distributed to all shareholders of the Company for each share of Common Stock owned of record by them as of April 23, 1990. In addition, the rights plan required that the Company issue one Right with each share of Common Stock that became outstanding thereafter so that all shares of Common Stock would carry a Right. The Rights were primarily designed to assure that all holders of Common Stock of the Company receive fair and equal treatment in the event of any attempt to acquire the Company and to guard the interest of such shareholders against partial tender offers, inadequate offers, open market accumulations and other abusive or coercive tactics. The rights plan was not adopted in response to any effort to acquire the Company, and the Company has remained unaware of any such effort. On June 12, 1996, the Company's Board of Directors resolved to redeem the Rights held by the shareholders of record as of June 21, 1996 at the redemption price of $.01 per Right. The redemption price was paid on July 8, 1996. The decision by the Company's Board of Directors was based on a determination that the rights plan was no longer necessary to protect the Company and its shareholders from coercive tender offers.

         On February 27, 1997, the Company's Board of Directors deleted the designation of the Series A Preferred Stock from the Articles of Incorporation and none will be issued in the future.



         Series B Preferred Stock. On April 3, 1996, the Company's Board of Directors designated 4,000 shares of Series B 10% Cumulative Preferred Stock (the "Series B Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of accrued and unpaid dividends. The Series B Preferred Stock is non- voting except as required by law, and the Company is not required to maintain a sinking fund for such stock.



         The Series B Preferred Stock is convertible, but only during a 30-day period beginning May 8, 1998, into that number of shares of Common Stock obtained by multiplying the number of shares being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the Common Stock for the 30 trading days immediately preceding the conversion period on the market where the Common Stock is then regularly traded. The right of conversion shall terminate at the close of business on the second full business day prior to the date fixed for redemption and on the commencement of any liquidation, dissolution or winding up of the Company.


         The Series B Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series B Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series B Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         The Company may from time to time redeem any or all of the Series B Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series B Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of May 1, 1998, 4,000 shares of the Series B Preferred Stock were issued and outstanding.



         Series C Preferred Stock. On May 23, 1996, the Company's Board of Directors designated 16,681 shares of Series C 10% Cumulative Preferred Stock (the "Series C Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. The Series C Preferred Stock is non-voting except as required by law. The Company is not required to maintain a sinking fund for such stock.



         Each share of Series C Preferred Stock is convertible, but only during a 90-day period beginning on November 25, 1998, into the number of shares of Common Stock obtained by multiplying the number of shares of Series C Preferred Stock being converted by $100 and dividing the result by (in most instances) 90% of the then-recent average trading price for the Common Stock.



         The Series C Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series C Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series C Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock. The dividends for the first twelve months were paid in additional shares of Series C Preferred Stock.



         The Company may from time to time redeem any or all of the Series C Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series C Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of May 1, 1998, 16,681 shares of the Series C Preferred Stock were issued and outstanding.



         Series D Preferred Stock. The Company's Board of Directors designated 91,000 shares of Series D 9.50% Cumulative Preferred Stock (the "Series D Preferred Stock") on August 2, 1996, with a par value of $2.00 per share and a preference on liquidation of $20.00 per share plus payment of accrued and unpaid dividends. The Series D Preferred Stock is non-voting except as required by law and is not convertible. The Company is not required to maintain a sinking fund for such stock.



         The Series D Preferred Stock has a cumulative dividend per share of 9.50% per annum of the $20.00 liquidation preference, payable quarterly in equal installments of $0.475. Dividends on the Series D Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series D Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         The Company may from time to time after June 1, 2001 redeem any or all of the Series D Preferred Stock upon payment of the liquidation value of $20.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series D Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the tine of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of May 1, 1998, no shares of the Series D Preferred Stock were issued or outstanding.


         The Series D Preferred Stock is reserved for issuance upon the conversion Class A units held by the limited partners of Ocean Beach Partners L.P.


         Series E Preferred Stock. On December 3, 1996, the Company's Board of Directors designated 80,000 shares of Series E 10% Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of all
accrued and unpaid dividends.   The Series E Preferred Stock is non-voting
except as required by law. The Company is not required to maintain a sinking fund for such stock.



         The Series E Preferred Stock is convertible into that number of shares of the Common Stock obtained by multiplying the number of shares being converted by $100, then adding all accrued and unpaid dividends on such shares, then dividing such sum by (in most instances) 80% of the Common Stock's then-recent average trading price for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such Common Stock is then listed or admitted to trading as determined by the Company. The schedule pursuant to which shares of Series E Preferred Stock may be so converted is as follows: up to 30,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1998 and thereafter; up to an additional 10,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1999; and up to an additional 40,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 2001.



         The Series E Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable quarterly in equal installments of $2.50 for the period from date of issuance to November 4, 1999, and $11.00 per annum ($2.75 per quarter) thereafter. Dividends on the Series E Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series E Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.



         The Company may redeem any or all of the shares of Series E Preferred Stock from time to time upon payment of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series E Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of May 1, 1998, no shares of the Series E Preferred Stock were issued or outstanding.


         The Series E Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in the Valley Ranch Limited Partnership.


         Series F Preferred Stock. On August 13, 1997, the Company's Board of Directors designated and authorized the issuance of a total of 7,500,000 shares of its Series F Cumulative Convertible Preferred Stock (the "Series F Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $10.00 per share plus payment of accrued and unpaid dividends (the "Adjusted Liquidation Value"). The Series F Preferred Stock is non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the Series F Preferred Stock for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the Company's Board of Directors shall be increased by two and the holders of Series F Preferred Stock, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of Series F Preferred Stock held. The Company is not obligated to maintain a sinking fund with respect to the Series F Preferred Stock.



         The Series F Preferred Stock is convertible, at the option of the holder, into Common Stock at any time and from time to time, in whole or in part, after the earliest to occur of (i) August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below), on which an amount equal to or in excess of 5% of the $10.00 liquidation value (i.e., $.50 per share of Series F Preferred Stock) is accrued and unpaid, or (iii) when the Company becomes obligated to mail a statement to the holders of record of each of the Series F Preferred Stock because of a proposal by the Company at any time before all of the Series F Preferred Stock have been redeemed by or converted into Common Stock, to merge or consolidate with or into any other corporation (unless the Company is the surviving entity and holders of the Common Stock continue to hold such Common Stock without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The Series F Preferred Stock is convertible into that number of shares of Common Stock obtained by multiplying the number of shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sums by (in most instances) 90% of the simple average of the daily closing price of the Common Stock for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such Common Stock is then listed (the "Conversion Price"). Notwithstanding the foregoing, the Company, at its option, may elect to redeem shares of the Series F Preferred Stock sought to be so converted instead of issuing shares of the Common Stock by paying to the holder thereof cash in an amount equal to the Conversion Price for those shares of the Series F Preferred Stock so redeemed.



         The Series F Preferred Stock bears a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on August 16, 1998 to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of such dividends. Dividends on the Series F Preferred Stock are in preference to and with priority over dividends upon the Common Stock. Except as provided in the following sentence, the Series F Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other Special Stock issued by the Company. The Company will not issue any shares of Special Stock of any series which are superior to the Series F Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any Series F Preferred Stock is issued and outstanding, without the prior written consent of the holders of at least 66 2/3% of such shares of the Series F Preferred Stock then outstanding voting separately as a class.



         In addition to the Company's redemption rights described above upon a conversion of Series F Preferred Stock, the Company may redeem any or all of the Series F Preferred Stock at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the Series F Preferred Stock shall be an amount per share equal to (i) 105% of the Adjusted Liquidation Value during the period from August 15, 1997 through August 15, 1998; (ii) 104% of the Adjusted Liquidation Value during the period from August 16, 1998 through August 15, 1999; and (iii)103% of the Adjusted Liquidation Value at any time on or after August 16, 1999. As of May 1, 1998, 2,800,000 shares of the Series F Preferred Stock were issued or outstanding.



         Series G Preferred Stock. On September 18, 1997, the Company's Board of Directors designated 11,000 shares of Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. The Series G Preferred Stock is non-voting except as required by law, and the Company is not required to maintain a sinking fund for such stock.



         Each share of Series G Preferred Stock is convertible, but only after October 6, 2000, into that number of shares of Common Stock obtained by multiplying the number of shares of Series G Preferred Stock being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the Common Stock for the 20 trading days ending on the last trading day of the calendar week immediately preceding the conversion on the market where the Common Stock is then regularly traded. The right of conversion shall terminate upon receipt of the notice of redemption from the Company and on the earlier of (i) the commencement of any liquidation, dissolution or winding up of the Company or (ii) the adoption of any resolution authorizing the commencement thereof. The Company may elect to redeem the shares of Series G Preferred Stock sought to be converted instead of issuing shares of Common Stock.



         The Series G Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable in arrears in quarterly equal installments of $2.50 on each Quarterly Dividend Payment Date, and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid. Dividends on the Series G Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series G Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.



         The Company may redeem any or all of the shares of the Series G Preferred Stock at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the shares of the Series G Preferred Stock shall be an amount per share equal to the $100 liquidation value plus all accrued and unpaid dividends on such shares through the redemption date. The right of the Company to redeem shares of Series G Preferred Stock remains effective notwithstanding prior receipt by the Company of notice by any holder of Series G Preferred Stock of such holder's intent to convert shares of Series G Preferred Stock. As of May 1, 1998, no shares of Series G Preferred Stock were issued or outstanding.

         The Series G Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in Grapevine American, Ltd.



                              PLAN OF DISTRIBUTION

         Preferred Stock may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Preferred Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnifications by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Preferred Stock and, if applicable, the Common Stock offered by the Company will be passed upon for the Company by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.

                                    EXPERTS

         The financial statements and schedules included and incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports appearing elsewhere herein and in the registration statement, and such reports are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                                     Page
                                                                                                                     ----
FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Consolidated Balance Sheets -
     December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Consolidated Statements of Operations -
     Years Ended December  31, 1997, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

Consolidated Statements of Stockholders' Equity -
     Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

Consolidated Statements of Cash Flows -
     Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-11






All other schedules are omitted because they are not required, are not applicable or the information required is included in the Consolidated Financial Statements or the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors of
American Realty Trust, Inc.



We have audited the accompanying consolidated balance sheets of American Realty Trust, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Realty Trust, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                     /s/ BDO SEIDMAN, LLP

                                                     BDO Seidman, LLP



Dallas, Texas
March 25, 1998

                         AMERICAN REALTY TRUST, INC.
                         CONSOLIDATED BALANCE SHEETS


                                                                                       December 31,
                                                                                       -------------
                                                                                   1997           1996
                                                                             ----------------  --------------
                                                                          (dollars in thousands, except per share)
                   Assets

Notes and interest receivable
  Performing (including $1,307 in 1997 and
    $13,563 in 1996 from affiliate) . . . . . . . . . . . . . . .         $    9,300           $  50,784
  Nonperforming, nonaccruing  . . . . . . . . . . . . . . . . . .             18,624               1,627
                                                                          ----------           ---------

                                                                              27,924              52,411
Less - allowance for estimated losses . . . . . . . . . . . . . .             (2,398)             (3,926)
                                                                          -----------          ----------
                                                                              25,526              48,485
Real estate held for sale, net of accumulated
  depreciation ($5,098 in 1996) . . . . . . . . . . . . . . . . .            178,938              77,688

Real estate held for investment net of accumu-
  lated depreciation ($5,380 in 1997 and $4,234
  in 1996)  . . . . . . . . . . . . . . . . . . . . . . . . . . .            123,515              41,347

Pizza parlor equipment, net of accumulated
  depreciation ($905 in 1997) . . . . . . . . . . . . . . . . . .              6,693                  --

Marketable equity securities, at market value . . . . . . . . . .              6,205               2,186
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . .              5,347               1,254
Investments in equity investees . . . . . . . . . . . . . . . . .             45,851              55,880
Intangibles, net of accumulated amortization
  ($704 in 1997)  . . . . . . . . . . . . . . . . . . . . . . . .             15,230                  --
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . .             26,494               8,197
                                                                          ----------           ---------
                                                                          $  433,799            $235,037
                                                                          ==========           =========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                    CONSOLIDATED BALANCE SHEETS - CONTINUED




                                                                                     December 31,
                                                                                    -------------
                                                                               1997                  1996
                                                                          --------------       -------------
                                                                                 (dollars in thousands)
       Liabilities and Stockholders' Equity
       ------------------------------------
Liabilities
Notes and interest payable (including $11,400 in
  1997 and $8,973 in 1996 to affiliates)  . . . . . . . . . . . .         $  261,986           $ 127,863
Margin borrowings . . . . . . . . . . . . . . . . . . . . . . . .             53,376              40,044
Accounts payable and other liabilities (including
  $22.9 million in 1997 and $318,000 in 1996 to
  affiliate)  . . . . . . . . . . . . . . . . . . . . . . . . . .             34,442               8,433
                                                                          ----------           ---------
                                                                             349,804             176,340
Minority interest . . . . . . . . . . . . . . . . . . . . . . . .             20,542              10,911

Commitments and contingencies

Stockholders' equity
Preferred Stock, $2.00 par value, authorized
  20,000,000 shares, issued and outstanding
     Series B, 4,000 shares in 1997 and 1996
        (liquidation preference $400) . . . . . . . . . . . . . .                  8                   8
     Series C, 16,681 shares in 1997 and 15,877
        shares in 1996 (liquidation preference
        $1,668) . . . . . . . . . . . . . . . . . . . . . . . . .                 33                  32
     Series F, 2,000,000 shares in 1997
        (liquidation preference $20,000)  . . . . . . . . . . . .              4,000
Common Stock, $.01 par value, authorized
  100,000,000 shares; issued 13,479,348 shares
  in 1997 and 1996  . . . . . . . . . . . . . . . . . . . . . . .                135                 135
Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . .             84,943              68,595
Accumulated (deficit) . . . . . . . . . . . . . . . . . . . . . .            (25,638)            (20,978)
Treasury stock at cost, 2,767,427 shares in 1997
  and 56,704 shares in 1996 . . . . . . . . . . . . . . . . . . .                (28)                 (6)
                                                                              63,453              47,786
                                                                          ----------           ---------
                                                                          $  433,799           $ 235,037
                                                                          ==========           =========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         Years Ended December 31,
                                                                             ------------------------------------------------
                                                                                 1997              1996               1995
                                                                             ------------      ------------      ------------
                                                                                 (dollars in thousands, except per share)
 Income
  Sales ................................................................     $     17,926      $       --        $       --
  Rents ................................................................           29,075            20,658            17,869
   Interest (including $230 in 1997, $539 in 1996 and $506 in
     1995 from affiliates) .............................................            2,835             4,724             4,929
   Other ...............................................................              135             1,597               154
                                                                             ------------      ------------      ------------
                                                                                   49,971            26,979            22,952


 Expenses
   Cost of sales .......................................................           14,492              --                --
   Property operations (including $865 in 1997, $892 in 1996
     and $1,200 in 1995 to affiliates) .................................           24,195            15,874            13,260
   Interest (including $433 in 1997, $418 in 1996 and $437
     in 1995 to affiliates) ............................................           30,231            16,450             8,941
   Advisory and servicing fees to affiliate ............................            2,657             1,539             1,195
   General and administrative (including $1,809 in 1997, $691 in
      1996 and $516 in 1995 to affiliate) ...............................           6,997             2,712             2,554
   Depreciation and amortization .......................................            3,338             2,002             1,691
   Minority interest ...................................................            1,145              --                 671
                                                                             ------------      ------------      ------------
                                                                                   83,355            38,577            28,312
                                                                             ------------      ------------      ------------

 (Loss) from operations ................................................          (33,384)          (11,598)           (5,360)
 Equity in income (losses) of investees ................................           10,660             2,004              (851)
 Gain on sale of real estate ...........................................           20,296             3,659             2,594
                                                                             ------------      ------------      ------------

 (Loss) before income taxes ............................................           (2,428)           (5,935)           (3,617)
 Income tax expense ....................................................             --                --                   2
                                                                             ------------      ------------      ------------

 (Loss) before extraordinary gain ......................................           (2,428)           (5,935)           (3,619)

 Extraordinary gain ....................................................             --                 381               783
                                                                             ------------      ------------      ------------

 Net (loss) ............................................................           (2,428)           (5,554)           (2,836)

 Preferred dividend requirement ........................................             (206)             (113)             --
                                                                             ------------      ------------      ------------

 Net (loss) applicable to Common shares ................................     $     (2,634)     $     (5,667)     $     (2,836)
                                                                             ============      ============      ============

 Earnings per share
 (Loss) before extraordinary gain ......................................     $       (.22)     $       (.46)     $       (.31)
 Extraordinary gain ....................................................             --                 .03               .07
                                                                             ------------      ------------      ------------

 Net (loss) applicable to Common shares ................................     $       (.22)     $       (.43)     $       (.24)
                                                                             ============      ============      ============
 Weighted average Common shares used in computing
    earnings per share .................................................       11,710,013        12,765,082        11,716,656
                                                                             ============      ============      ============


  The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                            Series B    Series C
                           Preferred    Preferred     Common       Treasury       Paid-in    Accumulated   Stockholders'
                            Stock       Stock          Stock        Stock         Capital     (Deficit)       Equity
                          ---------    ---------     ---------     ---------     ---------    ---------     ---------
                                                              (dollars in thousands)
Balance
    January 1, 1995 . .    $     --   $       --      $     11     $      --     $  66,661    $ (10,884)    $  55,894

Net (loss)  . . . . . .          --           --            --            --            --       (2,836)       (2,836)
                          ---------    ---------     ---------     ---------     ---------    ---------     ---------

Balance
    December 31, 1995 .          --           --           117            --        66,661      (13,720)       53,058

Common Stock issued . .          --           --            18            --           (18)          --            --

Series B Preferred
Stock                             8           --            --            --           392           --           400
    issued  . . . . . .
Series C Preferred
Stock                            --           30            --            --         1,469           --         1,499
    issued  . . . . . .

Common stock cash
    dividend ($.15 per
    share)  . . . . . .          --           --            --            --            --       (1,491)       (1,491)

Redemption of share
    purchase rights
($.01                            --           --            --            --            --         (101)         (101)
    per right)  . . . .
Series B Preferred
Stock
    cash dividends               --           --            --            --            --          (25)          (25)
($6.46
    per share)  . . . .

Series C Preferred
Stock
    stock dividend               --            2            --            --            85          (87)           --
($5.74
    per share)  . . . .

Treasury stock, at cost          --           --            --            (6)            6           --            --

Net (loss)                       --           --            --            --            --       (5,554)       (5,554)
                          ---------    ---------     ---------     ---------     ---------    ---------     ---------
Balance
    December 31, 1996 .   $       8    $      32     $     135     $      (6)    $  68,595    $ (20,978)    $  47,786
                          =========    =========     =========     =========     =========    =========     =========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                              Series B     Series C     Series F
                             Preferred    Preferred   Preferred     Common       Treasury     Paid-in     Accumulated  Stockholders'
                              Stock        Stock        Stock        Stock         Stock        Capital      (Deficit)     Equity
                             --------     --------     --------     --------      --------     --------      --------     --------

                                                                   (dollars in thousands)
  Balance
       January 1, 1997 ..     $      8     $     32     $   --       $    135     $     (6)     $ 68,595     $(20,978)     $ 47,786

  Series F Preferred
   Stock issued .........         --           --          4,000         --           --          16,000         --          20,000

  Common stock cash
    dividend ($.20 per
    share) ..............         --           --           --           --           --            --         (2,026)       (2,026)

  Series B Preferred
   Stock cash dividend
   ($10.00 per share) ...         --           --           --           --           --            --            (40)          (40)

  Series C Preferred
   Stock, stock and
   cash dividend ........         --              1         --           --           --              81         (166)          (84)
   ($10.00 per share)
  Sale of Common
   Stock ................         --           --           --           --           --             245         --             245

  Treasury stock, at ....         --           --           --           --            (22)           22         --            --
   cost

  Net (loss) ............         --           --           --           --           --            --         (2,428)       (2,428)
                              --------     --------     --------     --------      --------     --------      --------     --------
  Balance
    December 31, 1997 ...     $      8     $     33     $  4,000     $    135     $    (28)     $ 84,943     $(25,638)     $ 63,453
                              ========     ========     ========     ========     ========      ========     ========      ========




The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           For The Years Ended December 31,
                                                                         -------------------------------------
                                                                       1997            1996           1995
                                                                      ---------      ---------      ---------
                                                                                (dollars in thousands)
 Cash Flows From Operating Activities
    Pizza parlor sales collected ................................     $  17,790      $    --        $    --
    Rents collected .............................................        28,199         19,013         18,473

    Interest collected ($262 in
          1997, $385 in 1996 and $399 in 1995
          from affiliates) ......................................         2,592          4,304          4,845
    Distributions from equity investees'
          operating activities ..................................         5,689          9,054          1,464

    Interest paid (including $19 in 1995 to affiliate) ..........       (19,092)        (9,601)        (8,296)

    Payments for property operations
          (including $865 in 1997, $892 in 1996
          and $1,200 in 1995 to affiliate) ......................       (22,821)       (15,034)       (13,442)

    Payments for pizza parlor operations ........................       (12,580)          --             --
    Advisory fee paid to affiliate ..............................        (2,657)        (1,539)        (1,195)
    Distributions to minority interest holders ..................        (1,445)          --             --

    Purchase of marketable equity securities ....................       (15,147)       (22,613)       (19,394)

    Proceeds from sale of marketable equity securities ..........        10,588         23,557         18,374

    General and administrative expenses paid
          (including $1,809 in 1997, $691 in 1996 and
          $516 in 1995 to affiliate) ............................        (6,982)        (3,095)        (2,448)
    Litigation settlement .......................................          --             --             (100)


    Other .......................................................          (781)        (1,661)         1,016
                                                                      ---------      ---------      ---------

          Net cash provided by (used in) operating activities....       (16,647)         2,385           (703)

 Cash Flows From Investing Activities
    Collections on notes receivable (including $3,503 in
    1997, $1,166 in 1996 and $394 in 1995 from affiliates) ......         4,489          1,495          1,604
    Proceeds from sale of notes receivable ......................        16,985           --             --

    Notes receivable funded .....................................        (8,716)          (250)        (3,295)

    Proceeds from sale of real estate ...........................        38,169          7,718         11,992

    Contributions from minority interest holders ................         9,799           --             --
    Acquisitions of real estate .................................      (123,074)       (41,636)       (21,394)

    Real estate improvements ....................................       (10,993)        (2,862)        (1,802)

    Pizza parlor equipment purchased ............................        (2,695)          --             --
    Deposits ....................................................        (6,221)           577           (516)

    Investment in equity investees ..............................        (1,331)       (15,471)        (7,169)
                                                                      ---------      ---------      ---------

          Net cash (used in) investing activities ...............       (83,588)       (50,429)       (20,580)
                                                                      =========      =========      =========

                          AMERICAN REALTY TRUST, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                                        For The Years Ended December 31,
                                                                      -------------------------------------
                                                                       1997             1996           1995
                                                                      ---------      ---------      ---------
                                                                           (dollars in thousands)
 Cash Flows From Financing Activities
    Proceeds from notes payable .................................     $ 161,103      $  86,490      $  36,211

    Margin borrowings, net ......................................         8,914          2,981          7,626
    Proceeds from issuance of Preferred Stock ...................          --              400           --

    Payments on notes payable (including
          $990 in 1995 ..........................................       (81,639)       (30,003)       (22,268)
          to affiliate) .........................................

    Deferred borrowing costs ....................................        (5,174)        (5,028)        (2,475)

    Net advances (payments) to/from affiliates ..................        23,274         (4,979)         3,050
    Dividends ...................................................        (2,150)       (1,617.           --
                                                                      ---------      ---------      ---------

          Net cash provided by financing activities .............       104,328         48,244         22,144
                                                                      ---------      ---------      ---------


    Net increase (decrease) in cash and cash equivalents ........         4,093            200            861

    Cash and cash equivalents, beginning of year ................         1,254          1,054            193
                                                                      ---------      ---------      ---------

    Cash and cash equivalents, end of year ......................     $   5,347      $   1,254      $   1,054
                                                                      =========      =========      =========

    Reconciliation of net (loss) to net cash provided
          by (used in) operating activities
    Net (loss) ..................................................     $  (2,428)     $  (5,554)     $  (2,836)
    Adjustments to reconcile net (loss) to net cash provided
          by (used in) operating activities
          Extraordinary gain ....................................          --             (381)          (783)

          Gain on sale of real estate ...........................       (20,296)        (3,659)        (2,594)
          Depreciation and amortization .........................         3,338          2,002          1,691

          Amortization of deferred borrowing costs ..............         4,042          2,692            326

          Equity in (income) losses of investees ................       (10,660)        (2,004)           851
          Distributions from equity investees' operating
               activities .......................................         5,689          9,054          1,464

          (Increase) decrease in marketable equity ..............        (4,559)           944         (1,020)
          securities ............................................

          (Increase) decrease in accrued interest ...............            66           (117)            79
           (Increase) decrease in other assets ..................         2,403         (2,817)         1,629

          Increase (decrease) in accrued interest payable .......         1,019          1,417             (5)
          Increase in accounts payable and other
          liabilities ...........................................         4,978            733            495

          Other .................................................          (239)            75           --
                                                                      ---------      ---------      ---------

              Net cash provided by (used in) operating
                activities ......................................     $ (16,647)     $   2,385      $    (703)
                                                                      =========      =========      =========

                          AMERICAN REALTY TRUST, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)





                                                                      For The Years Ended December 31,
                                                                    ----------------------------------
                                                                      1997         1996         1995
                                                                    --------     --------     --------
                                                                         (dollars in thousands)

 Schedule of noncash investing and financing activities

 Notes payable from acquisition of real estate ................     $ 44,151     $  9,099     $ 21,394

 Stock dividends on Series C Preferred Stock ..................           82           31         --

 Series F Preferred Stock issued for real estate ..............       20,000         --           --

 Current value of property obtained through
    foreclosure of note receivable ............................       20,226         --           --

 Note receivable put to basis .................................        2,737         --           --

 Note payable assumed on property obtained
    through foreclosure .......................................       11,867         --           --

 Carrying value of real estate exchanged ......................        7,882         --           --

 Notes payable from acquisition of minority interest
    in subsidiary .............................................        5,000         --           --

 Acquisition of Pizza World Supreme, Inc

    Carrying value of intangible ..............................       15,641         --           --

    Carrying value of pizza parlor equipment ..................        3,998         --           --

    Carrying value of note receivable retired .................       13,387         --           --

    Carrying value of accounts payable and
          other liabilities ...................................        1,314         --           --
 Sale of real estate subject to debt ..........................         --           --         (5,878)

 Settlement with insurance company

    Carrying value of real estate received ....................         --           --          1,619

    Carrying value of notes receivable
          participation received ..............................         --           --          1,500

    Carrying value of notes receivable
          returned ............................................         --           --            (32)

    Carrying value of real estate returned ....................         --           --         (2,183)


The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The accompanying Consolidated Financial Statements of American Realty Trust, Inc. and consolidated entities (the "Company") have been prepared in conformity with generally accepted accounting principles, the most significant of which are described in NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES." These, along with the remainder of the Notes to Consolidated Financial Statements, are an integral part of the Consolidated Financial Statements. The data presented in the Notes to Consolidated Financial Statements are as of December 31 of each year and for the year then ended, unless otherwise indicated. Dollar amounts in tables are in thousands, except per share amounts.



         Certain balances for 1995 and 1996 have been reclassified to conform to the 1997 presentation. Shares and per share data have been restated for the 2 for 1 forward Common Stock splits effected February 17, 1997 and January 2, 1996.


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and company business. American Realty Trust, Inc. ("ART"), a Georgia corporation, is successor to a District of Columbia business trust, that primarily invests in real estate and real estate-related entities and purchases and originates mortgage loans.


         Basis of consolidation. The Consolidated Financial Statements include the accounts of ART, and all majority- owned subsidiaries and partnerships other than National Realty, L.P. ("NRLP") and during the period April 1996 to April 1997 for Pizza World Supreme, Inc. ("PWSI"). The Company uses the equity method to account for its investment in NRLP as control is considered to be temporary. The Company used the equity method to account for its investment in PWSI from April 1996 to April 1997 as control was considered to be temporary. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." and NOTE 7. "ACQUISITION OF PIZZA WORLD SUPREME, INC." All significant intercompany transactions and balances have been eliminated.


         Accounting estimates. In the preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles it was necessary for the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expense for the year then ended. Actual results could differ from these estimates.

         Interest recognition on notes receivable. It is the Company's policy to cease recognizing interest income on notes receivable that have been delinquent for 60 days or more. In addition, accrued but unpaid interest income is only recognized to the extent that the net realizable value of the underlying collateral exceeds the carrying value of the receivable.


         Allowance for estimated losses. Valuation allowances are provided for estimated losses on notes receivable considered to be impaired. Impairment is considered to exist when it is probable that all amounts due under the terms of the note will not be collected. Valuation allowances are provided for estimated losses on notes receivable to the extent that the Company's investment in the note exceeds the Company's estimate of fair value of the collateral securing such note.


         Real Estate Held for Investment and Depreciation. Real estate held for investment is carried at cost. Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") requires that a property be considered impaired, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. If impairment exists, an impairment loss is recognized by a charge against earnings, equal to the amount by which the carrying amount of the property exceeds the fair value of the property. If impairment of a property is recognized, the carrying amount of the property is reduced by the amount of the impairment, and a new cost for the property is established. Such new cost is depreciated over the property's remaining useful life. Depreciation is provided by the straight-line method over estimated useful lives, which range from 10 to 40 years.

         Real Estate Held for Sale. Foreclosed real estate is initially recorded at new cost, defined as the lower of original cost or fair value minus estimated costs of sale. SFAS No. 121 also requires that properties held for sale be reported at the lower of carrying amount or fair value less costs of sale. If a reduction in a held for sale property's carrying amount to fair value less costs of sale is required, a provision for loss shall be recognized by a charge against earnings. Subsequent revisions, either upward or downward, to a held for sale property's estimated fair value less costs of sale is recorded as an adjustment to the property's carrying amount, but not in excess of the property's carrying amount when originally classified as held for sale. A corresponding charge against or credit to earnings is recognized. Properties held for sale are not to be depreciated.


         Investments in equity investees. Because the Company may be considered to have the ability to exercise significant influence over the operating and investment policies of certain of its investees, the Company accounts for such investments by the equity method. Under the equity method, the Company's initial investment, recorded at cost, is increased by the Company's proportionate share of the investee's operating income and any additional investment and decreased by the Company's proportionate share of the investee's operating losses and distributions received.

         Present value premiums/discounts. The Company provides for present value premiums and discounts on notes receivable or payable that have interest rates that differ substantially from prevailing market rates and amortizes such premiums and discounts by the interest method over the lives of the related notes. The factors considered in determining a market rate for notes receivable include the borrower's credit standing, nature of the collateral and payment terms of the note.


         Revenue recognition on the sale of real estate. Sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS No. 66"). Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using either the deposit, the installment, the cost recovery, the financing or other method, whichever is appropriate.


         Fair value of financial instruments. The Company used the following assumptions in estimating the fair value of its notes receivable, marketable equity securities and notes payable. For performing notes receivable, the fair value was estimated by discounting future cash flows using current interest rates for similar loans. For nonperforming notes receivable the estimated fair value of the Company's interest in the collateral property was used. For marketable equity securities fair value was based on the year end closing market price of each security. For notes payable the fair value was estimated using current rates for mortgages with similar terms and maturities.

         Cash equivalents. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


         Earnings per share. Loss per share is presented in accordance with the provision of the Statement of Accounting Standards No. 128, "Earnings Per Share". Loss per share is computed based upon the weighted average number of shares of Common Stock outstanding during each year, adjusted for the two for one forward Common Stock splits effected February 17, 1997 and January 2, 1996.


NOTE 2.        SYNTEK ASSET MANAGEMENT, L.P.


         The Company owns a 96% limited partner interest in Syntek Asset Management, L.P. ("SAMLP"). SAMLP is the general partner of National Realty, L.P. ("NRLP") and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips, a Director and Chairman of the Board of the Company until November 16, 1992, is also a general partner of SAMLP. As of September 30, 1997, the Company owned approximately 54% of the outstanding limited partner units of NRLP. NRLP, SAMLP and Mr. Phillips were among the defendants in a class action lawsuit arising from the formation of NRLP. An agreement settling such lawsuit (the "Settlement Agreement") for the above mentioned defendants became effective on July 5, 1990. The Settlement Agreement provided for, among other things, the appointment of an NRLP oversight committee and the establishment of specified annually increasing targets for five years relating to the price of NRLP's units of limited partner interest.



         The Settlement Agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP oversight committee of the failure of NRLP to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.

         The withdrawal of SAMLP as general partner would require NRLP to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. Syntek Asset Management, Inc. ("SAMI"), the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $49.6 million at December 31, 1997, before reduction for the principal balance ($4.2 million at December 31, 1997) and accrued interest ($7.2 million at December 31, 1997) on the note receivable from SAMLP for its original capital contribution to the partnership.



         On December 15, 1997, NRLP, SAMLP, the NRLP oversight committee, Joseph B. Moorman, Invenex and the Counsel for the plaintiff class members executed an Agreement for Establishment of a Class Distribution Fund and Election of Successor General Partner (the "Resolution Agreement") which provides for the nomination of an entity affiliated with SAMLP to be the successor general partner of NRLP and NOLP, for the establishment of a fund for the benefit of the plaintiff class members consisting of cash and properties owned by NOLP and for the resolution of all related matters under the Settlement Agreement. The Resolution Agreement was submitted to the Judge appointed to supervise the class action settlement (the "Supervising Judge") and on February 11, 1998, the Supervising Judge entered an order granting preliminary approval of the Resolution Agreement and scheduled a hearing to be held on April 24, 1998, for consideration of preliminary approval of a business plan for the operation of the entity which will receive the cash and properties and to consider a form of notice to be distributed to the plaintiff class members describing the Resolution Agreement and the business plan.



         Upon the election and taking office of the successor general partner and the transfer of the cash and properties to the fund established for the benefit of the plaintiff class members, the Settlement Agreement and the NRLP oversight committee shall be terminated.


NOTE 3.      NOTES AND INTEREST RECEIVABLE




                                                            1997                           1996
                                                   ------------------------       ------------------------

                                                   Estimated                      Estimated
                                                   Fair             Book          Fair              Book
                                                   Value            Value         Value             Value
                                                   ---------        -----         ---------         -----
Notes Receivable
    Performing (including $1,307
      in 1997 and $13,563 in 1996
      from affiliates)  . . . . . . . . .          $  9,217         $  9,340      $ 60,121      $   55,161
    Nonperforming, nonaccruing  . . . . .            26,344           23,212         1,784           1,584
                                                   --------         --------      --------      ----------
                                                   $ 35,561         $ 32,552      $ 61,905          56,745
                                                   ========                       ========

    Interest receivable   . . . . . . . .                                380                           445
    Unamortized premiums/
       (discounts)  . . . . . . . . . . .                               (124)                         (162)
    Deferred gains  . . . . . . . . . . .                             (4,884)                       (4,617)
                                                                    --------                   ----------
                                                                    $ 27,924                     $  52,411
                                                                    ========                     =========



    The Company recognizes interest income on nonperforming notes receivable on a cash basis. For the years 1997, 1996 and 1995 unrecognized interest income on such nonperforming notes receivable totaled $2.2 million, $1.6 million and $1.2 million, respectively.



    Notes receivable at December 31, 1997, mature from 1998 to 2014 with interest rates ranging from 6.0% to 12.9% and a weighted average rate of 12.78%. A small percentage of these notes receivable carry a variable interest rate. Notes receivable include notes generated from property sales which have interest rates adjusted at the time of sale to yield rates ranging from 6% to 14%. Notes receivable are generally nonrecourse and are generally collateralized by real estate. Scheduled principal maturities of $31.2 million are due in 1998 of which $23.2 million is due on nonperforming notes receivable.



    Nonrecourse participations totaling $2.2 million and $1.6 million at December 31, 1997 and 1996, respectively, have been deducted from notes receivable.



    In August 1990, the Company obtained the Continental Hotel and Casino in Las Vegas, Nevada, through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino accepting, among other consideration, a $22.0 million wraparound mortgage note receivable. The Company recorded a deferred gain of $4.6 million in connection with the sale of the hotel and casino resulting from a disputed third lien mortgage being subordinated to the Company's wraparound mortgage note receivable. In March 1997, the wraparound note was modified and extended. In exchange for the extension, the borrower was required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower also pledged 1,500,000 shares of common stock in Crowne Ventures, Inc., as additional collateral. The Company's wraparound mortgage note receivable had a principal balance of $13.3 million at December 31, 1997. The Company recognizes interest income on this wraparound mortgage note only to the extent interest is collected. The borrower has not made the required note payments since April 1997, nor the required improvements. In December 1997, the borrower filed for bankruptcy protection. In February 1998, a hearing was held to allow the Company to foreclose on the hotel and casino. At the hearing, the court allowed the borrower 90 days to submit a reorganization plan and beginning March 2, 1998, required the borrower to make monthly payments of $175,000 to the Company. The Company received the first such payment on March 2, 1998. If the Company is allowed to foreclose on the property it does not expect to incur a loss as the fair value of the property exceeds the carrying value of the Company's note receivable.



    The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida failed to pay the note on its November 1, 1993 maturity. The Company instituted foreclosure proceedings and was awarded summary judgment in January 1994. During 1994 and 1995, the borrower paid the Company a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 21, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing the Company to proceed with foreclosure. In February 1997, the Company sold its mortgage note receivable for $1.8 million in cash. The Company recognized a gain of $171,000 on the sale.



    In September 1997, the Company sold its $16.3 million wraparound mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada, for $15.0 million. The Company received net cash of $5.5 million after the payoff of $9.2 million in underlying debt. The Company incurred no loss on the sale in excess of the reserve previously established.



    Related Party. In September 1997, the Company foreclosed on its $8.9 million junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia. The Company obtained the property through foreclosure subject to the first mortgage of $12.0 million. The Company incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of the Company's mortgage note receivable and assumed mortgage debt. The property is included in real estate held for investment in the accompanying Consolidated Balance Sheet.



    At December 31, 1996, the Company held a mortgage note receivable secured by an apartment complex in Merrillville, Indiana, with a principal balance of $3.7 million. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock. In May 1997, the note plus accrued but unpaid interest was paid in full.



    In January 1997, the Company sold a 3.0 acre tract of Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. The Company recognized a gain of $676,000 on the sale.



    Also in January 1997, the Company purchased Scout land, a 546 acre parcel of undeveloped land in Tarrant County, Texas, for $2.2 million. The Company paid $725,000 in cash and obtained new mortgage financing of $1.5 million. The mortgage bears interest at 16% per annum, requires quarterly payments of interest only and matures in January 2000.

    In February 1996, the Company entered into a contract to sell a 72.5 acre tract of the 92.6 acre parcel of BP Las Colinas land in Las Colinas, Texas, for $12.9 million. The contract called for the sale to close in two phases. In July 1996, the Company completed the first sale. In February 1997, the Company completed the second sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net cash proceeds of $6.9 million, $1.5 million was used to payoff the debt secured by the BP Las Colinas land parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on the loan with the same lender, secured by the Parkfield land in Denver, Colorado and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land. In conjunction with the sale the Company provided $800,000 in purchase money financing in the form of a six month unsecured loan. The loan bore interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity in August 1997. The Company recognized a gain of $3.4 million on such sale, deferring an additional $800,000 of gain until the unsecured loan was paid in full. The loan was collected in full in August 1997 and the additional $800,000 gain was recognized.



    In March 1997, the Company purchased Katy Road land, a 130.6 acre parcel of undeveloped land in Harris County, Texas, for $5.6 million. The Company paid $1.6 million in cash with the seller providing purchase money financing for the remaining $4.0 million of the purchase price. The financing bears interest at 9% per annum, requires quarterly payments of interest only and matures in March 2000.



    In April 1997, the Company purchased McKinney Corners I land, a 30.4 acre parcel of undeveloped land in Collin County, Texas, for $3.5 million. The Company paid $1.0 million in cash and obtained new mortgage financing of $2.5 million. The mortgage bears interest at 14% per annum, requires monthly payments of interest only and matures in April 1998.



    Also in April 1997, the Company purchased McKinney Corners II land, a 173.9 acre parcel of undeveloped land in Collin County, Texas, for $5.9 million. The Company paid $900,000 in cash and obtained new mortgage financing of $5.0 million as an advance under the term loan from the Las Colinas I lender. The McKinney Corners II land was added as additional collateral on the term loan.



    Further in April 1997, the Company sold a 3.1 acre tract of Las Colinas I land for $1.3 million in cash. The Company used $1.0 million of the net cash proceeds to make a collateral escrow deposit in accordance with the provisions of the Valley Ranch land term loan. The Company recognized a gain of $668,000 on the sale.



    In May 1997, the Company purchased McKinney Corners III land, a 15.5 acre parcel of undeveloped land in Collin County, Texas, for $896,000 in cash.



    Also in May 1997, the Company purchased Lacy Longhorn land, a 17.1 acre parcel of undeveloped land in Farmers Branch, Texas, for $1.8 million. The Company paid $200,000 in cash with the seller providing purchase money financing of the remaining $1.6 million of the purchase price. The financing bore interest at 10% per annum, required monthly principal and interest payments of $400,000 and matured in October 1997. The loan was paid off at maturity.



    Further in May 1997, the Company purchased Chase Oaks land, a 60.5 acre parcel of undeveloped land in Plano, Texas, for $4.2 million. The Company paid $200,000 in cash with the seller providing purchase money financing of the remaining $4.0 million of the purchase price. The financing bears interest at 18% per annum, requires monthly payments of interest only and matures in May 2000.



    In May 1997, the Company purchased Pioneer Crossing land, a 1,448 acre parcel of undeveloped land in Austin, Texas, for $21.5 million. The Company paid $5.4 million in cash with the seller providing purchase money financing of the remaining $16.1 million of the purchase price. The financing bears interest at 9.5% per annum, requires monthly payments of interest only and matures in May 2001.



    In June 1997, the Company purchased Kamperman land, a 129.6 acre parcel of undeveloped land in Collin County, Texas, for $5.0 million in cash. The Company simultaneously sold a 99.7 acre tract for $4.5 million in cash. The Company recognized a gain of $215,000 on the sale.

    Also in June 1997, the Company purchased Keller land, a 811.8 acre parcel of undeveloped land in Tarrant County, Texas, for $6.3 million. The Company paid $2.3 million in cash and obtained new mortgage financing of $4.0 million. The mortgage bears interest at 12.95% per annum, requires monthly payments of interest only and matures in June 1998.



    Further in June 1997, the Company purchased McKinney Corners IV land, a
31.3 acre parcel of undeveloped land in Collin County, Texas, for $2.4 million. The Company paid $400,000 in cash and obtained new mortgage financing of $2.0 million, as an advance under the term loan from the Las Colinas I lender. The McKinney Corners IV land was added as additional collateral on the term loan.



    In June 1997, the Company purchased Pantex land, a 182.5 acre parcel of undeveloped land in Collin County, Texas, for $5.4 million. The Company paid $900,000 in cash with the seller providing purchase money financing of the remaining $4.5 million of the purchase price. The financing bears interest at 10.5% per annum, requires semiannual payments of interest only and matures in December 2000.



    In July 1997, the Company sold a 3.9 acre tract of Las Colinas I land in Las Colinas, Texas, for $1.6 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $1.4 million to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $771,000 on such sale.



    Also in July 1997, the Company purchased Dowdy and McKinney Corners V land, a total of 174.7 acres of undeveloped land in Collin County, Texas, for $2.9 million. The Company obtained new mortgage financing of $3.3 million as an advance under the term loan from the Las Colinas I lender. The Dowdy, McKinney Corners V and McKinney Corners III land were added as additional collateral on the term loan.



    Further in July 1997, the Company purchased Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for $5.8 million. The Company paid $3.3 million in cash and assumed the existing mortgage of $2.5 million. The mortgage bears interest at 8.5% per annum, requires quarterly payments of interest only and matures in March 2002.



    In July 1997, the Company purchased LBJ land, a 10.4 acre parcel of undeveloped land in Dallas County, Texas, for $2.3 million. The Company paid $300,000 in cash and with the seller providing purchase money financing of the remaining $2.0 million of the purchase price. The financing bears interest at 18% per annum, requires quarterly payments of interest only and matures in March 1998.



    In September 1997, the Company sold the Mopac Building, a 400,000 square foot office building, in St. Louis, Missouri, for $1.0 million in cash. The Company received net cash of $1.0 million after the payment of various closing costs associated with the sale. In accordance with the provisions of the Las Colinas I term loan, the Company applied $350,000 of the net cash received to paydown the term loan in exchange for the lender's release of its collateral interest in the property. The Company recognized a gain of $481,000 on the sale.



    Also in September 1997, the Company sold a 2.6 acre tract of Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $1.0 million to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $578,000 on the sale.



    Further in September 1997, the Company sold three tracts of Valley Ranch land totaling 24.0 acres, for $1.6 million in cash. The net cash proceeds of $1.2 million were deposited into a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to the lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $567,000 on the sale.



    In September 1997, the Company purchased the Collection, a 267,812 square foot retail and commercial center in Denver, Colorado, for $19.5 million. The Company paid $791,000 in cash and assumed existing mortgages totaling $14.7 million, and issued 400,000 shares of the Company's Series F Cumulative Convertible Preferred Stock. See NOTE 13. "PREFERRED

STOCK." A first mortgage in the amount of $14.2 million bears interest at 8.64% per annum, requires monthly principal and interest payments of $116,000 and matures in May 2017. A second lien mortgage in the amount of $580,000 bears interest at 7% per annum until April 2001, 7.5% per annum from May 2001 to April 2006, and 8% per annum from May 2006 to May 2010, requires monthly principal and interest payments of $3,000 and matures in May 2010.



    In October 1997, the Company contributed its Pioneer Crossing land in Austin, Texas to a limited partnership in exchange for $3.4 million in cash, a 1% managing general partner interest in the partnership, all of the Class B limited partner units in the partnership and the partnership's assumption of the $16.1 million mortgage debt secured by such property. The existing general and limited partners converted their general and limited partner interests into Class A limited partner units in the partnership. The Class A limited partner units have an agreed value of $1.00 per unit and are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 360,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first but no later than the sixth anniversary of the closing, on the basis of one share of Series F Preferred Stock for each ten Class A units. See NOTE 13. "PREFERRED STOCK."



    Also in October 1997, the Company contributed the Denver Merchandise Mart in Denver, Colorado, to a limited partnership in exchange for $6.0 million in cash, a 1% managing general partner interest in the partnership, all of the Class B limited partner units in the partnership and the partnership's assumption of the $23.0 million in mortgage debt secured by such property. The existing general and limited partners converted their general and limited partner interests into Class A limited partner units in the partnership. The Class A units have an agreed value of $1.00 per unit and are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 529,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first but not later than the sixth anniversary of the closing, on the basis of one share of Series F Preferred Stock for each ten Class A units. See NOTE 13. "PREFERRED STOCK."



    Further in October 1997, the Company purchased Palm Desert land, a 315.2 acre parcel of undeveloped land in Palm Desert, California, for $11.2 million. The Company paid $3.8 million in cash and assumed the existing mortgage of $7.4 million. The mortgage bears interest at 9% per annum, requires monthly principal and interest payments of $76,000 and matures in February 2002.



    In October 1997, the Company purchased Thompson land, a 4.0 acre parcel of undeveloped land in Dallas County, Texas, for $869,000 in cash.



    Also in October 1997, the Company purchased Santa Clarita land, a 20.6 acre parcel of undeveloped land, in Santa Clarita, California, for $1.3 million. The Company obtained new mortgage financing of $1.3 million as an advance under the term loan from the Las Colinas I lender. The Santa Clarita land was added as additional collateral for the term loan.



    Further in October 1997, the Company purchased Tomlin land, a 9.2 acre parcel of undeveloped land in Dallas County, Texas, for $1.7 million in cash.



    In October 1997, the Company purchased Rasor land, a 378.2 acre parcel of undeveloped land in Plano, Texas, for $14.4 million. The Company paid $5.1 million in cash, obtained new mortgage financing of $3.5 million as an advance under the term loan from the Las Colinas I lender and exchanged the Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for the remainder of the purchase price. The Company simultaneously sold an 86.5 acre tract of the Rasor land for $3.8 million in cash, the Company receiving net cash proceeds of $3.5 million after the payment of various closing costs associated with the sale. The Company recognized a gain of $217,000 on the sale of the 86.5 acre tract. The Rasor land was added as additional collateral for the term loan.



    Also in October 1997, the Company purchased the Piccadilly Inns, four hotels in Fresno, California, with a total of 697 rooms, for $33.0 million. The Company issued 1.6 million shares of its Series F Cumulative Convertible Preferred Stock for $16.0 million of the purchase price and obtained new mortgage financing of $19.8 million. See NOTE 13. "PREFERRED STOCK." The Company received net financing proceeds of $2.2 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 8.40% per annum, requires monthly principal and interest payments of $158,000 and matures in November 2012.

    Further in October 1997, a newly formed partnership, of which the Company is the general partner and Class B limited partner, purchased the Vineyards land, a 15.8 acre parcel of undeveloped land in Tarrant County, Texas, for $4.5 million. The partnership paid $800,000 in cash, assumed the existing mortgage of $2.5 million and issued the seller 1.1 million Class A limited partner units in the partnership as additional consideration. The Class A units have an agreed value of $1.00 per unit and are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be exchanged for either shares of the Company's Series G Preferred Stock on or after the second anniversary of the closing at the rate of one share of Series G Preferred Stock for each 100 Class A units exchanged, or on or after the third anniversary of the closing, the Class A units are also exchangeable for shares of the Company's Common Stock. The Class A units are exchangeable for shares of the Company's Common Stock at the rate of $1.00 per unit plus any outstanding preferred return divided by .9 times the simple average of the daily closing price of the Company's Common Stock for the 20 days preceding the date of conversion. The assumed mortgage bears interest at 12.95% per annum requires quarterly payments of interest only and matures in June 1998. See NOTE 13. "PREFERRED STOCK."



    In October 1997, the Company purchased Dalho land, a 3.4 acre parcel of undeveloped land in Farmers Branch, Texas, for $300,000 in cash.



    Also in October 1997, the Company sold a 11.6 acre tract of Valley Ranch land for $1.2 million in cash. The net cash proceeds of $990,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to the lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $629,000 on the sale.



    In November 1997, the Company sold two tracts of Valley Ranch land, totaling 8 acres, for $577,000 in cash. The net cash proceeds of $451,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to the lender in December 1997 in conjunction with the payoff of the loan. The Company recognized a gain of $216,000 on the sale.



    Also in November 1997, the Company purchased Hollywood Casino land, a 51.7 acre parcel of undeveloped land in Farmers Branch, Texas, for $11.1 million. The Company paid $3.6 million in cash and obtained new mortgage financing of $7.5 million. The mortgage bears interest at 9.25% per annum, requires monthly payments of interest only and matures in December 1999.



    In December 1997, the Company sold a 5.1 acre tract of the Valley Ranch land, for $430,000 in cash. The net cash proceeds of $353,000, after the payment of various closing costs associated with the sale, were deposited in a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The certificate of deposit was released to the lender in December 1997, in conjunction with the payoff of the loan. The Company recognized a gain of $203,000 on the sale.



    Also in December 1997, the Company purchased Valley Ranch III land, a 12.5 acre parcel of undeveloped land in Irving, Texas, for $2.1 million. The Company paid $527,000 in cash with the seller providing purchase money financing of the remaining $1.6 million of the purchase price. The financing bears interest at 10.0% per annum, requires the payment of principal and interest at maturity, and matures in December 1998.



    Further in December 1997, the Company purchased Stagliano land, a 3.2 acre parcel of undeveloped land in Farmers Branch, Texas, for $500,000 in cash.



    In December 1997, the Company sold a 32.0 acre tract of Parkfield land in Denver, Colorado, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $1.1 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $372,000 on the sale.



    Also in December 1997, the Company exchanged a 43.0 acre tract of Valley Ranch land for Preston Square, a 35,508 square foot shopping center in Dallas, Texas. In accordance with the provisions of the term loan securing the Valley Ranch land, the Company paid $2.8 million to the lender in exchange for the lender's release of its collateral interest in such land. Simultaneously, the Company obtained new mortgage financing of $2.5 million secured by the shopping center. The mortgage bears interest at 8.2% per annum, requires monthly payments of interest only and matures in December 1999. The Company recognized no gain or loss on the exchange.



    Further in December 1997, the Company sold two parcels of Valley Ranch land, totaling 25.1 acres, for $3.3 million. The Company received net cash proceeds of $2.1 million and provided an additional $891,000 in purchase money financing. The purchase money financing bore interest at 10.0% per annum and matured in January 1998. The Company received a $624,000 paydown on the purchase money financing in January with the remainder being deferred until a zoning issue is resolved. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net cash proceeds of $2.1 million to payoff the term loan secured by such parcel, the lender releasing its collateral interest in the remaining Valley Ranch land. The Company recognized a gain of $1.8 million and deferred an additional $267,000 until the zoning issue is resolved.



    In December 1997, the Company sold Park Plaza, a 105,507 square foot shopping center in Manitowoc, Wisconsin, for $4.9 million in cash. The Company received net cash of $1.6 million, after the payoff of $3.1 million in existing mortgage debt and the payment of various closing costs associated with the sale. The Company recognized a gain of $105,000 on the sale.



    Also in December 1997, the Company sold Pin Oak land, a 567.6 acre parcel of undeveloped land in Houston, Texas, for $11.4 million. The Company received net cash proceeds of $3.5 million and provided an additional $6.9 million of short term purchase money financing that was paid in full in January 1998. On the payoff of the purchase money financing the Company received net cash of $1.5 million after the payoff of $5.2 million in underlying mortgage debt, and the payment of various closing costs associated with the sale. The Company recognized a gain of $3.7 million on the sale.



    In November 1991, the Company transferred the Porticos Apartments to Income Opportunity Realty Investors, Inc. ("IORI"), an equity investee, in satisfaction, at the time, of the Company's $3.6 million obligation to IORI. The Company recorded a deferred gain of $3.0 million on the transfer. In June 1997, IORI sold the property, and accordingly the Company recognized such previously deferred gain. See NOTE 6. INVESTMENT IN EQUITY INVESTEES."



    In 1991, the Company purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1996, 188 of the residential lots had been sold. During 1997, 9 additional lots were sold for an aggregate gain of $17,000. At December 31, 1997, one lot remained to be sold.



    In 1996, the Company sold a total of 39.1 acres of land in Las Colinas, Texas in four separate transactions for a total of $6.8 million. The Company applied the $6.5 million net cash proceeds to paydown the term loans secured by such land. The Company recognized gains totaling $3.7 million from such sales.



    In 1996, the Company purchased a single family residence, a hotel and a total of 1,368.5 acres of land for a total of $57.5 million. In connection with these acquisitions, the Company obtained new or seller financing totaling $41.3 million. The mortgages bear interest at rates ranging from 9% to 15% per annum, required monthly payments of principal and interest totaling $491,479 and matured from June 1998 to December 1999.


Activity in the allowance for estimated losses was as follows:


                                                  1997         1996        1995
                                                -------      -------      -------

Balance January 1, ........................     $ 3,926      $ 7,254      $ 8,201
Amounts charged off .......................      (1,528)        --           (947)
Writedown of property .....................        --         (3,328)        --
                                                -------      -------      -------

Balance December 31, ......................     $ 2,398      $ 3,926      $ 7,254
                                                =======      =======      =======

NOTE 6.        INVESTMENTS IN EQUITY INVESTEES


         The Company's investment in equity investees at December 31, 1997, includes (i) equity securities of three publicly traded real estate investment trusts, Continental Mortgage and Equity Trust ("CMET"), IORI and Transcontinental Realty Investors, Inc. ("TCI") (collectively the "REITs"),
(ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, the operating partnership of NRLP, through its 96% limited partner interest in SAMLP and (iv) interests in real estate joint venture partnerships. Gene E. Phillips, the Chairman of the Board and a Director of the Company until November 16, 1992, is a general partner of SAMLP, the general partner of NRLP and NOLP and was a director and Chief Executive Officer of SAMI until May 15, 1996. Randall M. Paulson, an Executive Vice President of the Company, serves as the sole director of SAMI and as President of the REITs, SAMI and Basic Capital Management, Inc. ("BCM"), the Company's advisor. In addition, BCM serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.


         The Company accounts for its investment in the REITs, NRLP and the joint venture partnerships using the equity method as more fully described in
NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Investments in equity investees." The Company continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."


         Substantially all of the Company's equity securities of the REITs and NRLP are pledged as collateral for borrowings. See NOTE 10. "MARGIN BORROWINGS."



         The Company's investment in entity investees accounted for using the equity method, at December 31, 1997 was as follows:



                                                                    Equivalent
                  Percentage                 Carrying                Investee
               of the Company's              Value of               Book Value             Market Value
                 Ownership at             Investment at                 at               of Investment at
Investee       December 31, 1997        December 31, 1997        December 31, 1997      December 31, 1997
--------       -----------------        -----------------        -----------------      -----------------
NRLP                  54.4%               $    11,479            $            *               $ 83,018
CMET                40.6                       14,939                    35,745                 25,733
IORI                29.7                        3,511                     7,439                  5,176
TCI                 30.6                        8,378                    26,652                 20,664
                                                -----                                        ---------
                                               38,307                                         $134,591
                                                                                              ========
General partner
   interest in NRLP and NOLP                    6,230
Other                                           1,314
                                           ----------
                                           $   45,851
                                           ==========


-----------------


* At December 31, 1997, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity, however, was $198.9 million. Revaluation equity is defined as the difference between the estimated current value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1997.

The Company's investment in entity investees accounted for using the equity method, at December 31, 1996 was as follows:



                                                                    Equivalent
                  Percentage                 Carrying                Investee
               of the Company's              Value of               Book Value             Market Value
                 Ownership at             Investment at                 at               of Investment at
Investee       December 31, 1996        December 31, 1996        December 31, 1996      December 31, 1996
--------       -----------------        -----------------        -----------------      -----------------
NRLP                 54.4%                 $   14,421             $           *               $ 44,997
CMET                 40.6                      14,141                    32,148                 18,789
IORI                 29.6                       2,719                     6,625                  4,838
TCI                  30.5                       6,318                    24,204                 13,131
                                           ----------                                         --------
                                               37,599                                         $ 81,755
                                                                                              ========

General partner
  interest in NRLP and NOLP                     6,607
Other                                          (2,234)
                                           ----------
                                           $   41,972
                                           ==========




----------------



* At December 31, 1996, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity, however, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996. The Company's management continues to believe that the market value of each of the REITs and NRLP undervalues their assets and the Company has, therefore, continued to increase its ownership in these entities in 1997, as its liquidity has permitted.



         In April 1996, the Company purchased a 28% general partner interest in Campbell Center Associates, Ltd. ("Campbell, Ltd."), which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly payments of interest only and matures April 2000. In January 1997, the Company exercised its option to purchase an additional 28% general partner interest in Campbell, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly payments of interest only and matures in April 2000. In July 1997, the Company purchased an additional 9% general partner interest in Campbell, Ltd. for $868,000 in cash.



         In June 1996, a newly formed limited partnership, of which the Company is the general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. The Company contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates the Company as the managing general partner. In September 1996, the partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantee of the limited partner. The Partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on his investment before any sharing of partnership profits occurs. In April 1997, the partnership sold a
35.0 acre tract for $1.3 million in cash. The net sales proceeds of $1.2 million were distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of $884,000 on the sale. In July 1997, the Partnership sold a 24.6 acre tract for $800,000 in cash. In accordance with the terms of the term loan secured by such property, $197,000 of the net sales proceeds were used to paydown such term loan. The remaining $545,000 was distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of $497,000 on the sale.

In September 1997, the partnership sold a 77.2 acre tract for $1.5 million in cash. In accordance with the terms of the term loan secured by such property, the net sales proceeds were used to paydown such term loan. The partnership recognized a gain of $704,000 on the sale. In October 1997, the partnership sold a 96.5 acre tract for $1.7 million in cash. In accordance with the terms of the term loan secured by such property, $548,000 of the net sales proceeds were used to paydown such term loan and the remaining $1.1 million being distributed to the limited partner in accordance with the partnership agreement. The partnership recognized a gain of $691,000 on the sale. In December 1997, the partnership sold a 94.4 acre tract for $2.5 million in cash. Of the net sales proceeds, $1.8 million was distributed to the limited partner and $572,000 was distributed to the Company as general partner in accordance with the partnership agreement. The partnership recognized a gain of $1.4 million on the sale. In January 1998, the partnership sold a 155.4 acre tract for $2.9 million. The partnership received $721,000 in cash and provided purchase money financing of an additional $2.2 million. Of the net sales proceeds, $300,000 was distributed to the limited partner and $300,000 was distributed to the Company as general partner in accordance with the partnership agreement. The purchase money financing bears interest at 12% per annum, requires monthly payments of interest only and matures in July 1998. The partnership recognized a gain of $1.2 million on the sale.



         In September 1997, a newly formed limited partnership, of which the Company is a 1% general partner and 21.5% limited partner, purchased a 422.4 acre parcel of undeveloped land in Denton County, Texas, for $16.0 million in cash. The Company contributed $3.6 million in cash to the partnership with the remaining $12.4 million being contributed by the other limited partners. The partnership agreement designates the Company as the managing general partner. In September 1997, the partnership obtained financing of $6.5 million secured by the 422.4 acres of land. The mortgage bears interest at 10% per annum, requires quarterly payments of interest only and matures in September 2001. The net financing proceeds were distributed to the partners, the Company receiving $2.9 million of its initial investment. The partnership agreement also provides that the limited partners receive a 12% preferred cumulative return on their investment before any sharing of partnership profits occurs. One of the limited partners in the partnership is also a limited partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock. See NOTE 11. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



         In January 1992, the Company entered into a partnership agreement with an entity affiliated with a limited partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock, that acquired 287 developed residential lots adjacent to the Company's other residential lots in Fort Worth, Texas. The partnership agreement designates the Company as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1996, 197 of the residential lots had been sold. During 1997, an additional 17 lots were sold with 73 lots remaining to be sold at December 31, 1997. During 1997, each partner received $21,000 in return of capital distributions and $12,000 in profit distributions.

Set forth below are summary financial data for equity investees owned over 50%:


                                          1997            1996
                                        ---------      ---------

Property and notes

   receivable, net ................     $ 236,367      $ 240,552
Other assets ......................        43,213         59,409
Notes payable .....................      (339,102)      (352,441)
Other liabilities .................       (17,311)       (19,294)
                                        ---------      ---------

Equity ............................     $ (76,833)     $ (71,774)
                                        =========      =========




                                                     1997            1996          1995
                                                  ---------      ---------      ---------

Revenues ....................................     $ 124,521      $ 124,044      $ 110,892
  Depreciation ..............................       (10,418)       (11,148)       (10,268)
  Interest ..................................       (34,481)       (34,640)       (34,956)
  Operating expenses ........................       (79,463)       (78,043)       (69,572)
                                                  ---------      ---------      ---------

  Income (loss) before gains on sale of
    real estate .............................           159            213         (3,904)
  Gains on sale of real estate ..............         8,356             61          7,701
                                                  ---------      ---------      ---------
  Net income ................................     $   8,515      $     274      $   3,797
                                                  =========      =========      =========



The difference between the carrying value of the Company's investment and the equivalent investee book value is being amortized over the life of the properties held by each investee.


The Company's equity share of:

                                                        1997              1996             1995
                                                  ---------------    --------------   --------------
Income (loss) before gains on sale of
   real estate  . . . . . . . .                  $      817        $        270       $   (1,767)
Gains on sale of real estate  .                       3,022                  --            1,884
                                                 ----------      --------------      -----------
Net income  . . . . . . . . . .                  $    3,839         $       270      $       117
                                                 ==========         ===========      ===========


Set forth below are summary financial data for equity investees owned less than 50%:



                                                        1997                   1996
                                                     ----------              ---------
Property and notes
   receivable, net  . . . . . .                      $ 631,825              $ 501,097
Other assets  . . . . . . . . .                         80,789                 57,877
Notes payable . . . . . . . . .                       (483,064)              (358,203)
Other liabilities . . . . . . .                        (28,326)               (19,849)
                                                     ---------              ---------
Equity  . . . . . . . . . . . .                      $ 201,224              $ 180,922
                                                     =========              =========

                                                1997          1996           1995
                                             ---------      ---------      ---------

Revenues ...............................     $ 129,531      $ 101,246      $  94,730
Depreciation ...........................       (17,429)       (14,408)       (13,950)
Provision for losses ...................        (1,337)           844           (541)
Interest ...............................       (38,537)       (30,401)       (28,102)
Operating expenses .....................       (85,387)       (69,698)       (65,471)
                                             ---------      ---------      ---------

(Loss) before gains on sale of
   real estate and extraordinary
   gains ...............................       (13,159)       (12,417)       (13,334)
Gains on sale of real estate ...........        34,297         11,701          5,822
Extraordinary gains ....................          --            1,068          1,437
                                             ---------      ---------      ---------
Net income (loss) ......................     $  21,138      $     352      $  (6,075)
                                             =========      =========      =========



The Company's equity share of:


                                               1997           1996           1995
                                             ---------      ---------      ---------
(Loss) before gains on sale of
   real estate and extraordinary
   gains ...............................        (3,703)        (2,911)        (3,356)
Gains on sale of real estate ...........            --          4,645          2,463
Extraordinary gains ....................        10,524            381            783
                                             ---------      ---------      ---------
Net income (loss) ......................     $   6,821      $   2,115      $    (110)
                                             =========      =========      =========




         The Company's cash flow from the REITs and NRLP is dependent on the ability of each of the entities to make distributions. CMET and IORI have been making quarterly distributions since the first quarter of 1993, NRLP since the fourth quarter of 1993 and TCI since the fourth quarter of 1995. In 1997, the Company received distributions totaling $1.4 million from the REITs and $1.4 million from the REITs from NRLP and accrued an additional $6.7 million in NRLP and TCI distributions that were not received until January 1998. In 1996, the Company received total distributions from the REITs of $2.1 million and $6.9 million from NRLP. At December 31, 1995, the Company accrued $3.3 million in NRLP distributions which were received January 2, 1996.



         The Company's investments in the REITs and NRLP were initially acquired in 1989. In 1997, the Company purchased an additional $172,000 of equity securities of the REITs and NRLP.



NOTE 7.           ACQUISITION OF PIZZA WORLD SUPREME, INC.



         In April 1996, a newly formed subsidiary of the Company purchased, for $10.7 million in cash, 80% of the common stock of Pizza World Supreme, Inc. ("PWSI"), which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, the Company granted to an individual an option to purchase 36.25% of the Company's subsidiary at any time for the Company's net investment in such subsidiary. Additionally, the Company held negotiations with underwriters to take such subsidiary public. The Company believed that such option would be exercised and further, that the subsidiary would become publicly held approximately one year from its date of acquisition. Accordingly, the Company believed its control of such subsidiary was temporary and therefore accounted for such subsidiary under the equity method through April 1997. In May 1997, the Company acquired the remaining 20% of PWSI for $5.0 million and discontinued equity accounting. The sellers provided purchase money financing in the form of two $2.5 million term loans. The term loans bear interest at 8% per annum, require quarterly payments of interest only and mature in May 2007.

NOTE 8.            MARKETABLE EQUITY SECURITIES - TRADING PORTFOLIO



         In 1994, the Company began purchasing equity securities of entities other than those of the REITs and NRLP to diversify and increase the liquidity of its margin accounts. In 1997, the Company purchased $15.1 million and sold $10.6 million of such securities. These equity securities are considered a trading portfolio and are carried at market value. At December 31, 1997, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $850,000. In 1997, the Company realized a net gain of $154,000 from the sale of trading portfolio securities and received $107,000 in dividends. At December 31, 1996, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $486,000. In 1996, the Company realized a net gain of $29,000 from the sale of trading portfolio securities and received $163,000 in dividends. At December 31, 1995, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $998,000. In 1995, the Company realized a net gain of $349,000 from the sale of trading portfolio securities and received $852,000 in dividends and $238,000 in return of capital distributions on such securities. Unrealized and realized gains and losses in the trading portfolio are included in other income in the accompanying Consolidated Statements of Operations.



NOTE 9.     NOTES AND INTEREST PAYABLE


    Notes and interest payable consisted of the following:


                                                   1997                              1996
                                           -------------------------         -----------------------
                                           Estimated                         Estimated
                                              Fair        Book                   Fair      Book
                                             Value        Value                 Value      Value
                                           ----------     -----              -----------   -----
Notes payable
    Mortgage Loans  . . . . . .            $ 84,050     $ 96,654             $ 40,680     $ 68,385
    Borrowings from financial
       institutions   . . . . .             170,491      153,369               78,812       48,929
    Notes payable to affiliates               7,342        4,570                1,658        4,176
                                           --------     --------             --------     --------
                                           $261,883      254,593             $121,150      121,490
                                           ========                          ========

Interest payable (including
$4,836 in 1997 and $4,798
in 1996 to affiliate) . . . . .                            7,393                             6,373
                                                        --------                          --------
                                                        $261,986                          $127,863
                                                        ========                          ========



Scheduled principal payments on notes payable are due as follows:


         1998 . . . . . . . . . . . . . . . . . .       $ 89,049
         1999 . . . . . . . . . . . . . . . . . .         28,400
         2000 . . . . . . . . . . . . . . . . . .         17,771
         2001 . . . . . . . . . . . . . . . . . .         29,564
         2002 . . . . . . . . . . . . . . . . . .          8,083
         Thereafter . . . . . . . . . . . . . . .         81,726
                                                       ---------
                                                       $ 254,593
                                                       =========



         Stated interest rates on notes payable ranged from 6.0% to 15% at December 31, 1997, and mature in varying installments between 1998 and 2007. At December 31, 1997, notes payable were collateralized by mortgage notes receivable with a net carrying value of $22.7 million and by deeds of trust on real estate with a net carrying value of $302.3 million. Excluded from interest expense in the accompanying Consolidated Statement of Operations is capitalized interest of $68,000 in 1997.

         In May 1997, the Company financed a previously unencumbered 10.6 acre tract of BP Las Colinas land for $3.1 million. The mortgage bears interest at 9.5% per annum, requires monthly payments of interest only and matures in December 1999.



         In May 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Pin Oak land. The mortgage bears interest at 12.5% per annum compounded monthly, and matures in February 1999. In January 1998, the Palm Dessert land was substituted for the Pin Oak land as collateral for the loan. See NOTE 11. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



         In June 1997, the Company obtained a second lien mortgage of $3.0 million secured by the Lewisville land. The mortgage bears interest at 12.5% per annum, compounded monthly and matures in February 1999. See NOTE 11. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



         In June 1997, the Company refinanced the Valwood land for $15.8 million. The mortgage bears interest at the prime rate plus 4.5%, currently 13% per annum, requires monthly payments of interest only and matures in June 1998. The Company received net cash of $4.9 million, after the payoff of $6.2 million in existing mortgage debt secured by the property, an additional $3.0 million being applied to payoff the Jefferies land loan and $1.4 million being applied to paydown the Las Colinas I land term loan.



         In July 1997, the Company obtained a third lien mortgage of $2.0 million secured by the Pin Oak land. The mortgage bore interest at 12.5% per annum, compounded monthly and matured in February 1998. The mortgage was paid in full in January 1998. See NOTE 11. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



         In September 1997, the Company refinanced the Las Colinas I land Double O tract for $7.3 million. The Company received net refinancing proceeds of $2.1 million, after the payoff of $5.0 million in existing mortgage debt. The mortgage bears interest at the prime rate plus 4.5%, currently 13% per annum, requires monthly payments of interest only and matures in October 1998.



         In October 1997, the Company refinanced the Oaktree Village Shopping Center for $1.5 million. The Company received no net refinancing proceeds after the payoff of $1.4 million in existing mortgage debt and the payment of various closing costs associated with the financing. The note bears interest of 8.48% per annum, requires monthly payments of principal and interest of $13,000 and matures in November 2007.



         Also in October 1997, the Company refinanced the Denver Merchandise Mart for $25.0 million. The Company received net refinancing proceeds of $10.2 million, after the payoff of $14.8 million in existing mortgage debt and the payment of various closing costs associated with the financing. The note bears interest at 8.3% per annum, requires monthly payments of principal and interest and matures in October 2012.



         In November 1997, the Company obtained mortgage financing of $5.4 million secured by 33.9 acres of previously unencumbered Valwood land, Lacy Longhorn land, Thompson land, and Tomlin land. The Company received net financing proceeds of $4.8 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 13.5% per annum, requires monthly payments of interest only and matures in November 1998.



         In December 1997, the Company refinanced the Inn at the Mart in Denver, Colorado, for $4.0 million. The Company received net refinancing proceeds of $1.4 million, after the payoff of $2.0 million in existing mortgage debt. The mortgage bears interest at 7.85% per annum, requires monthly payments of principal and interest of $35,000 and matures in January 2013.



         In 1996, the Company purchased a single family residence, a hotel and a total of 1,368.5 acres of land for a total of $57.5 million. In connection with these acquisitions, the Company obtained new or seller financing totaling $41.3 million. The mortgages bear interest at rates ranging from 9% to 15% per annum, require monthly payments of principal and interest totaling $491,479 and mature from June 1998 to December 1999.

         Also in 1996, the Company refinanced the mortgage debt secured by a wraparound mortgage note receivable, the Denver Merchandise Mart and an office building and obtained mortgage financing for two previously unencumbered hotels, in the total amount of $39.8 million. The Company received net cash of $23.0 million after the payoff of $10.4 million in existing mortgage debt and the payment of various costs associated with the financings. The mortgages bore interest rates from 9.5% to 16.5% per annum, required monthly payments of principal and interest totaling $404,500 and matured October 1997 to September 2001.



         Notes payable to affiliates at December 31, 1997 and 1996 include a $4.2 million note due to NRLP as payment for SAMLP's general partner interest in NRLP. The note bears interest at 10% per annum compounded semi-annually and is due at the earlier of September 2007, the liquidation of NRLP or the withdrawal of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."



NOTE 10.       MARGIN BORROWINGS



         The Company has margin arrangements with various brokerage firms which provide for borrowings of up to 50% of the market value of the Company's marketable equity securities. The borrowings under such margin arrangements are secured by equity securities of the REITs, NRLP and the Company's trading portfolio and bear interest rates ranging from 7.0% to 11.0%. Margin borrowings were $53.3 million at December 31, 1997, and $40.0 million at December 31, 1996, 39.7% and 34.5%, respectively, of the market values of such equity securities at such dates.



         In August 1996, the Company consolidated its existing NRLP margin debt held by various brokerage firms into a single loan of $20.3 million. In July 1997, the lender advanced an additional $3.7 million, increasing the loan balance to $24.0 million. The loan is secured by the Company's NRLP units with a market value of at least 50% of the principal balance of the loan. As of December 31, 1997, 3,349,169 NRLP units with a market value of $80.8 million were pledged as security for such loan.



NOTE 11.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



         In August 1996, the Company obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of the REITS owned by the Company and Common Stock of the Company owned by BCM, with a market value at the time of $4.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan. The loan was paid in full by the proceeds of a new $4.0 million loan from another financial institution secured by a pledge of equity securities of the REITS owned by the Company and Common Stock of the Company owned by BCM with a market value at the time of $10.4 million. The Company received $2.0 million in net cash after the payoff of the $2.0 million loan.



         In September 1996, the August 1996 lender made a second $2.0 million loan. The second loan is also secured by a pledge of equity securities of the REITs owned by the Company and Common Stock of the Company owned by BCM with a market value of $9.1 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan. The loan matures in July 1998.



         In January 1998, the December 1997 lender made a second $2.0 million loan. This loan is secured by a pledge of Common Stock in the Company owned by BCM with a market value at the time of $4.7 million. The Company received $2.0 million in net cash.



         In May, June and July 1997, the Company obtained a total of $8.0 million in mortgage loans from entities and trusts affiliated with the limited partner in a partnership that owns approximately 15.6% of the Company's outstanding shares of Common Stock. See NOTE 9. "NOTES AND INTEREST PAYABLE." In January 1998, one of the loans in the amount of $2.0 million was paid in full. In September 1997, the limited partner also became a 22.5% limited partner in a newly formed limited partnership of which the Company is a 1% general partner and a 21.5% limited partner. See NOTE 6. "INVESTMENTS IN EQUITY INVESTEES" and NOTE 3. "NOTES AND INTEREST PAYABLE" and NOTE 4. "REAL ESTATE."

NOTE 12.          DIVIDENDS



         In June 1996, the Company's Board of Directors resumed the payment of dividends on the Company's Common Stock. The Company paid common dividends totaling $2.0 million or $.20 per share in 1997 and dividends totaling $1.5 million or $.15 per share in 1996. The Company reported to the Internal Revenue Service that 100% of the dividends paid in 1997 represented ordinary income and 100% of the dividends paid in 1996 represented a return of capital.



NOTE 13.          PREFERRED STOCK



         The Company's Series B 10% Cumulative Convertible Preferred Stock consists of a maximum of 4,000 shares with a par value of $2.00 per share and a liquidation preference of $100.00 per share. Dividends are payable at the rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors. The Series B Preferred Stock is convertible between May 8, 1998 and June 8, 1998, into Common Stock of the Company at 90% of the average closing price of the Company's Common Stock on the prior 30 trading days. At December 31, 1997, 4,000 shares of Series B Preferred Stock were issued and outstanding.



         The Company's Series C 10% Cumulative Convertible Preferred Stock consists of a maximum of 16,681 shares with a par value of $2.00 per share and a liquidation preference of $100.00 per share. Dividends are payable at the rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors. The Series C Preferred Stock is convertible between November 25, 1998 and February 23, 1999, into Common Stock of the Company at 90% of the average closing price of the Company's Common Stock on the prior 30 trading days. At December 31, 1997, 16,681 shares of Series C Preferred Stock were issued and outstanding.



         The Company's Series D 9.50% Cumulative Preferred Stock consists of a maximum of 91,000 shares with a par value of $2.00 per share and a liquidation preference of $20.00 per share. Dividends are payable at the rate of $1.90 per year of $.475 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors. The Class A limited partner units of Ocean Beach Partners, L.P. may be exchanged for Series D Preferred Stock at the rate of 20 Class A units for each share of Series D Preferred Stock. No more than one-third of the Class A units held may be exchanged prior to May 31, 2001. Between June 1, 2001 and May 31, 2006 all unexchanged Class A units are exchangeable. At December 31, 1997, none of the Series D Preferred Stock was issued.



         The Company's Series E 10% Cumulative Convertible Preferred Stock consists of a maximum of 80,000 shares with a par value of $2.00 per share and a liquidation preference of $100.00 per share. Dividends are payable at the rate of 10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors for periods prior to November 4, 1999 and $11.00 per year, $2.75 per quarter thereafter. The Series E Preferred Stock is reserved for the conversion of the Class A limited partner units of Valley Ranch, L.P. Such Class A units may be exchanged for Series E Preferred Stock at the rate of 100 Class A units for each share of Series E Preferred Stock. Beginning November 4, 1998, the Series E Preferred Stock may be converted into Common Stock of the Company at 80% of the average closing price of the Company's Common Stock on the prior 20 trading days. Up to 37.50% of the Series E Preferred Stock may be converted between November 4, 1998 and November 3, 1999. Between November 4, 1999 and November 3, 2001 an additional 12.50% of the original Series E Preferred Stock may be converted, and the remainder may be converted on or after November 4, 2001. At December 31, 1997, none of the Series E Preferred Stock was issued.



         The Company's Series F 10% Cumulative Convertible Preferred Stock consists of a maximum of 7,500,000 shares with a par value of $2.00 per share and a liquidation preference of $10.00 per share. Dividends are payable at the rate of $1.00 per year or $.25 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors accruing cumulatively from August 16, 1998 and commencing on October 15, 1998. The Series F Preferred Stock may be converted, after August 15, 2003, into Common Stock of the Company at 90% of the market value of the Company's Common Stock for the 20 trading days prior to conversion. At December 31, 1997, 2,000,000 shares of Series F Preferred Stock were issued and outstanding.

         The Company's Series G 10% Cumulative Convertible Preferred Stock consists of a maximum of 11,000 shares with a par value of $2.00 per share, and a liquidation preference of $100.00 per share. Dividends are payable at the rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Company's Board of Directors. The Series G Preferred Stock is reserved for the conversion of the Class A limited partner units of Grapevine American, L.P. The Class A units may be exchanged for Series G Preferred Stock at the rate of 100 Class A units for each share of Series G Preferred Stock, on or after October 6, 1999. The Series G Preferred Stock may be converted, after October 6, 2000, into Common Stock of the Company at 90% of the market value of the Company's Common Stock for the twenty trading days prior to conversion. At December 31, 1997, none of the Series G Preferred Stock was issued.



NOTE 14.  ADVISORY AGREEMENT


         Although the Company's Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by BCM, a contractual advisor under the supervision of the Company's Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage loan investment and sales opportunities as well as financing and refinancing sources for the Company. BCM as advisor also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's Board of Directors.



         BCM has been providing advisory services to the Company since February 6, 1989. BCM is a company owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips served as Chairman of the Board and as a Director of the Company until November 16, 1992. Mr. Phillips also served as a director of BCM until December 22, 1989, and as Chief Executive Officer of BCM until September 1, 1992. Mr. Phillips serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. Ryan T. Phillips, a Director of the Company until June 6, 1996, is a director of BCM and a trustee of the trust that owns BCM. Karl L. Blaha, President and Director of the Company serves as Executive Vice President - Commercial Asset Management of BCM. Oscar
W. Cashwell, a Director of the Company, served as Executive Vice President of BCM until January 10, 1997.


         The Advisory Agreement provides that BCM shall receive base compensation at the rate of 0.125% per month (1.5% on an annualized basis) of the Company's Average Invested Assets. On October 23, 1991, based on the recommendation of BCM, the Company's advisor, the Company's Board of Directors approved a reduction in BCM's base advisory fee by 50% effective October 1, 1991. This reduction remains in effect until the Company's earnings for the four preceding quarters equals or exceeds $.50 per share.

         In addition to base compensation, the Advisory Agreement provides that BCM, or an affiliate of BCM, receive an acquisition fee for locating, leasing or purchasing real estate for the Company; a disposition fee for the sale of each equity investment in real estate; a loan arrangement fee; an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders' equity, and 10% of the excess of net capital gains over net capital losses, if any; and a mortgage placement fee, on mortgage loans originated or purchased.

         The Advisory Agreement further provides that BCM shall bear the cost of certain expenses of its employees not directly identifiable to the Company's assets, liabilities, operations, business or financial affairs; and miscellaneous administrative expenses relating to the performance by BCM of its duties under the Advisory Agreement.


         If and to the extent that the Company shall request BCM, or any director, officer, partner or employee of BCM, to render services to the Company other than those required to be rendered by BCM under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time. The Company has requested that BCM perform loan administration functions, and the Company and BCM have entered into a separate agreement, as described below.

         The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. The Company's management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.

         Since October 4, 1989, BCM has acted as loan administration/servicing agent for the Company, under an agreement terminable by either party upon thirty days' notice, under which BCM services the Company's mortgage notes and receives as compensation a monthly fee of .125% of the month-end outstanding principal balances of the mortgage notes serviced.


NOTE 15.          PROPERTY MANAGEMENT



         Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides property management services for a fee of 5% or less of the monthly gross rents collected on the properties under its management. Carmel, Ltd. subcontracts with other entities for the property-level management services to the Company at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity Properties, Inc. ("First Equity"), which is 50% owned by BCM, (ii) Gene E. Phillips and
(iii) a trust for the benefit of the children of Mr. Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's hotels, shopping centers, its office building and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty"), which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property- level management agreement with Carmel, Ltd.

NOTE 16.          ADVISORY FEES, PROPERTY MANAGEMENT FEES, ETC.


         Fees and cost reimbursements to BCM and its affiliates were as follows:


                                         1997        1996        1995
                                        -------     -------     -------
Fees
   Advisory and mortgage
      servicing ...................     $ 2,657     $ 1,539     $ 1,195
   Loan arrangement ...............         592         806          95
Brokerage commissions .............       7,586       1,889         905
Property and construction
      management and leasing
      commissions* ................         865         892       1,200
                                        -------     -------     -------
                                        $11,700     $ 5,126     $ 3,395
                                        =======     =======     =======


Cost reimbursements ...............     $ 1,809     $   691     $   516
                                        =======     =======     =======


--------------------------

* Net of property management fees paid to subcontractors, other than Carmel Realty.


NOTE 17.        INDUSTRY SEGMENTS



                                         Real             Pizza
1997                                     Estate           Parlor           Total
----                                     ------           ------           -----
Revenues  . . . . . . . . . . . . . .   $29,075          $17,926         $47,001
Income (loss) before income
         taxes  . . . . . . . . . . .    (4,007)           1,579          (2,428)
Identifiable assets . . . . . . . . .   410,000           23,799         433,799
Depreciation and amortization . . . .     2,652              686           3,338
Capital expenditures  . . . . . . . .    10,993            6,693          17,686



NOTE 18.        INCOME TAXES



         Financial statement income varies from taxable income, principally due to the accounting for income and losses of investees, gains and losses from asset sales, depreciation on owned properties, amortization of discounts on notes receivable and payable and the difference in the allowance for estimated losses. At December 31, 1997, the Company had a tax net operating loss carryforwards of $21.0 million expiring through 2011.



         At December 31, 1997, the Company has a deferred tax benefit of $8.0 million due to tax deductions available to it in future years. However, due to, among other factors, the Company's inconsistent earnings history, the Company was unable to conclude that the future realization of such deferred tax benefit, which requires the generation of taxable income, was more likely than not. Accordingly, a valuation allowance for the entire amount of the deferred tax benefit has been recorded.

The components of tax expense are as follows:


                                                   1997                       1996                     1995
                                                   --------                  ---------               ---------
Income tax provision
         Current  . . . . . . . . . . .            $     --                  $      --                $      2
                                                   ========                  =========                ========




NOTE 19.            EXTRAORDINARY GAIN


         In 1996, the Company recognized an extraordinary gain of $381,000 representing its equity share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement.


         In 1995, the Company recognized an extraordinary gain of $783,000 representing its equity share of TCI's extraordinary gain from early payoff of debt.



NOTE 20.            RENTS UNDER OPERATING LEASES



         The Company's operations include the leasing of an office building, a merchandise mart and shopping centers. The leases thereon expire at various dates through 2006. The following is a schedule of minimum future rents under non- cancelable operating leases as of December 31, 1997:



                 1998 . . . . . . . . .              $ 3,747
                 1999 . . . . . . . . .                3,427
                 2000 . . . . . . . . .                2,773
                 2001 . . . . . . . . .                2,231
                 2002 . . . . . . . . .                1,875
                 Thereafter . . . . . .               10,746
                                                     -------
                                                     $24,799
                                                     =======



         PWSI conducts the majority of its operations from leased facilities which includes an office, warehouse, and sixty-one pizza parlor locations for which a lease was signed and the pizza parlor was either open at December 31, 1997 or scheduled to open thereafter. The leases expire over the next twelve years. PWSI also leases vehicles under operating leases. the following is a schedule of minimum future rent commitments under operating leases as of December 31, 1997:



                 1998 . . . . . . . . .           $    2,133
                 1999 . . . . . . . . .                2,176
                 2000 . . . . . . . . .                2,007
                 2001 . . . . . . . . .                1,806
                 2002 . . . . . . . . .                1,773
                 Thereafter . . . . . .                9,387
                                                  ----------
                                                  $   19,282
                                                  ==========



Total facilities and automobile rent expense relating to these leases was $1.3 million in 1997.



NOTE 21.        COMMITMENTS AND CONTINGENCIES


The Company is involved in various lawsuits arising in the ordinary course of business. In the opinion of the Company's management the outcome of these lawsuits will not have a material impact on the Company's financial condition, results of operations or liquidity.

NOTE 22.          QUARTERLY RESULTS OF OPERATIONS



         The following is a tabulation of the Company's quarterly results of operations for the years 1997 and 1996:



                                                                          Three Months Ended
                                           --------------------------------------------------------------------------------

   1997                                    March 31,               June 30,              September 30,             December 31,
   ----                                    --------                --------                --------                --------

Revenue ...........................        $  7,499                $  9,667                $ 15,039                $ 17,766
Expense ...........................          11,795                  15,960                  24,296                  31,304
                                           --------                --------                --------                --------

(Loss) from operations ............          (4,296)                 (6,293)                 (9,257)                (13,538)
Equity in income of
   investees ......................             280                   4,970                    (145)                  5,555
Gains on sale of
   real estate ....................           4,287                   3,863                   3,205                   8,941
                                           --------                --------                --------                --------

Net income (loss) .................             271                   2,540                  (6,197)                    958

Preferred dividend
 requirement ......................             (50)                    (49)                    (49)                    (58)
                                           --------                --------                --------                --------

Net income (loss) appli-
 cable to common shares ...........        $    221                $  2,491                $ (6,246)               $    900
                                           ========                ========                ========                ========

Earnings per share
Net income (loss) .................        $    .02                $    .21                $   (.52)               $    .07
                                           ========                ========                ========                ========

                                                                          Three Months Ended
                                           ---------------------------------------------------------------------------------
   1996                                    March 31,               June 30,              September 30,           December 31,
   ----                                    --------                --------              -------------           ------------

Revenue ...........................        $  6,790                $  5,346                $  7,306                $  7,537
Expense ...........................           8,255                   8,555                   9,279                  12,488
                                           --------                --------                --------                --------

(Loss) from operations ............          (1,465)                 (3,209)                 (1,973)                 (4,951)
Equity in income of
   investees ......................             678                     271                     661                     394
Gains on sale of
   real estate ....................             559                     547                   1,961                     592
Extraordinary gain ................              13                     247                     121                    --
                                           --------                --------                --------                --------

Net income (loss) .................            (215)                 (2,144)                    770                   (3965)

Preferred dividend
 requirement ......................            --                       (17)                    (48)                    (48)
                                           --------                --------                --------                --------

Net income (loss) appli-
 cable to common shares ...........        $   (215)               $ (2,161)               $    722                $ (4,013)
                                           ========                ========                ========                ========

Earnings per share
Income (loss) before extra-
   ordinary gain ..................        $   (.02)               $   (.19)               $    .05                $   (.28)
Extraordinary gain ................            --                       .02                     .01                    --
                                           --------                --------                --------                --------

Net income (loss) .................        $   (.02)               $   (.17)               $    .06                $   (.28)
                                           ========                ========                ========                ========




NOTE 23.          SUBSEQUENT EVENTS



    In January 1998, the Company purchased El Dorado Parkway land, a 8.5 acre parcel of undeveloped land in McKinney, Texas, for $952,000. The Company paid $307,000 in cash and assumed the existing mortgage of $164,000 with the seller providing purchase money financing of the remaining $481,000 of the purchase price. The assumed mortgage bears interest at 10% per annum, requires semiannual payments of principal and interest of $18,000 and matures in May 2005. The financing bears interest at 8% per annum, requires semiannual principal and interest payments of $67,000 and matures in January 2002.



    Also in January 1998, the Company purchased Valley Ranch IV land, a 12.3 acre parcel of undeveloped land in Irving, Texas, for $2.0 million. The Company paid $500,000 in cash with the seller providing purchase money financing of the remaining $1.5 million of the purchase price. The financing bears interest at 10% per annum, requires quarterly payments of interest only and matures in December 2000.



    Further in January 1998, the Company purchased JHL Connell land, a 7.7 acre parcel of undeveloped land in Carrollton, Texas, for $1.3 million in cash.



    In February 1998, the Company purchased Scoggins land, a 314.5 acre parcel of undeveloped land in Tarrant County, Texas, for $3.0 million. The Company paid $1.5 million in cash and obtained new mortgage financing of $1.5 million. The mortgage bears interest at 14% per annum, requires quarterly payments of interest only, requires a principal paydown of $300,000 in May 1998, and matures in February 1999.

    Also in February 1998, the Company purchased Bonneau land, a 8.4 acre parcel of undeveloped land in Dallas County, Texas, for $1.0 million. The Company obtained new mortgage financing of $1.0 million. The mortgage bears interest at 18.5% per annum with the principal and interest being due at maturity in February 1999.



    Further in February 1998, the Company financed the previously unencumbered Kamperman land in the amount of $1.6 million. The Company received net financing proceeds of $1.5 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 9.0%, requires monthly payments of interest only and matures in February 2000.



    In February 1998, the Company refinanced the Vineyards land in the amount of $3.4 million. The Company received net refinancing proceeds of $2.9 million, after the payoff of existing mortgage debt of $540,000. The note bears interest at 9.0% per annum, requires monthly payments of interest only and matures in February 2000.



    Also in February 1998, the Company financed the unencumbered Valley Ranch land in the amount of $4.3 million. The Company received net financing proceeds of $4.1 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 9.0% per annum, requires monthly payments of interest only and matures in February 2000.



    In November 1994, the Company and an affiliate of BCM, sold five apartment complexes to a newly formed limited partnership in exchange for $3.2 million in cash, a 27% limited partner interest in the partnership and two mortgage notes receivable, secured by one of the properties sold. The Company had the option to reacquire the properties at any time after September 1997 for their original sales prices, after the buyer received a 12% return on its investment. Accordingly, the Company recorded a deferred gain of $5.6 million which was offset against the Company's investment in the partnership. In February 1998, the Company reacquired three of the properties for $7.7 million. The Company paid $4.0 million in cash and assumed the existing mortgage of $3.7 million. Simultaneously, the Company refinanced the three properties for a total of $7.8 million, the Company receiving net cash of $3.9 million after the payoff of $3.7 million in existing mortgage debt and the payment of various costs associated with the financing. The new mortgages bear interest at 9.5% per annum, require monthly principal and interest payments of a total of $66,000 and mature in February 2008. In addition, the Company received a refund of $230,000 from Carmel Realty, representing the commission the Company had paid on the sale of the properties in 1994.



    In March 1998, the Company financed the previously unencumbered Stagliano and Dalho land in the amount of $800,000 with the lender on the Bonneau land, described above. The Company received net financing proceeds of $790,000 after the payment of various closing costs associated with the financing. The mortgage bears interest at 18.5% per annum with principal and interest due at maturity in February 1999. The Company's JHL Connell land is also pledged as additional collateral for this loan.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.




                            -----------------------




                               TABLE OF CONTENTS



                                                                                                                     PAGE
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Incorporation of Certain Information
     by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
The Business of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Acquisition Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Description of the Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Index to Consolidated Financial
     Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
Consolidated Balance Sheets, December 31, 1997
     and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
Consolidated Statements of Operations, Three Years
     Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5
Consolidated Statements of Stockholders' Equity,
     Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6
Consolidated Statements of Cash Flows, Three Years
     Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-11






                                PREFERRED STOCK

                                  COMMON STOCK



                             AMERICAN REALTY TRUST,
                                      INC.





                            -----------------------


                                   PROSPECTUS

                            -----------------------


                                  MAY 14, 1998

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Thirteen of the Company's Articles of Incorporation provides that, to the fullest extent permitted by Georgia law, as the same exists or may be hereafter be amended, no director of the Company shall be personally liable to the Company or the shareholders of the Company for monetary damages for breach of the duty of care as a director, provided that Article Thirteen does not limit or eliminate liability for (i) a breach of duty involving an appropriation of a business opportunity of the Company; (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit. In addition, a director's liability will not be limited as to any payment of a dividend or approval of a stock repurchase that is illegal under Section 14-2-640 of the Georgia Business Corporation Code.

    Article Thirteen applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity. In addition, Article Thirteen does not reduce the exposure of directors to liability under Federal securities laws.

    The Bylaws of the Company require the Company to indemnify any person who, by reason of the fact that he is or was a director of the Company, is made or is threatened to be made a party to an action, including an action brought by the Company or its shareholders. The Bylaws provide that the Company will indemnify such person against reasonably incurred expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees), and against any judgments, fines and amounts paid in settlement, provided that the Company shall not indemnify such person under circumstances in which the Georgia Business Corporation Code, as in effect from time to time, would not allow indemnification.

    The Bylaws of the Company give the board of directors the power to cause the Company to provide to officers, employees, and agents of the Company all or any part of the right to indemnification afforded to directors of the Company as set forth in the Bylaws, subject to the conditions, limitations and obligations therein, upon a resolution to that effect identifying such officer, employee or agent and specifying the particular rights provided.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


3.1   -- Articles of Incorporation(1)
3.2   -- Amendment to Articles of Incorporation dated September 15, 1989(1)
3.3   -- Articles of Amendment setting forth Certificate of Designation of Series A
          Cumulative Participating Preferred Stock dated as of April 11, 1990(1)
3.4   -- Articles of Amendment dated December 10, 1990 to Articles of Incorporation(1)

3.5   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative   Participating   or  Optional   or   Other   Special   Rights,   and
          Qualifications,
          Limitations on Restrictions thereof of Special Stock of American Realty
          Trust, Inc. (Series B 10% Cumulative Preferred Stock) dated as of
          April 4, 1996(1)
3.6   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative   Participating   or  Optional   or   Other   Special   Rights,   and
          Qualifications,  Limitations  on Restrictions  thereof  of  Special  Stock  of
          American Realty  Trust, Inc. (Series C  10% Cumulative  Preferred Stock) dated as of June 4, 1996(1)


3.7  -- Articles of Amendment of the Articles of Incorporation of American
          Realty Trust, Inc. setting forth the Certificate of Designations,
          Preferences and Relative Participating or Optional or Other Special
          Rights, and Qualifications, Limitations or Restrictions thereof of Series D Cumulative Preferred Stock of American Realty Trust, Inc.
          dated as of August 2, 1996(1)

3.8   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative Participating or Optional or Other Special Rights, and
          Qualifications, Limitations or Restrictions thereof of Series E Cumulative
          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
          December 3, 1996(1)

3.9   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative Participating or Optional or Other Special Rights, and
          Qualifications, Limitations or Restrictions thereof of Series F Cumulative
          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
          August 13, 1996(2)

3.10  -- Articles of Amendment of the Articles of Incorporation deleting Certificate  of
          Designation of Series A Cumulative Participating Preferred Stock, dated as of February 28, 1997(2)

3.11  -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting  forth the  Certificate of  Designations, Preferences  and
          Relative   Participating   or  Optional   or   Other   Special   Rights,   and
          Qualifications, Limitations  or Restrictions  thereof of  Series G  Cumulative
          Convertible  Preferred  Stock of  American  Realty  Trust,  Inc.  dated as  of
          September 18, 1997(3)


3.12  -- Articles of Amendment to the Articles of Incorporation of American
          Realty Trust, Inc. increasing the number of authorized shares of Common Stock to 100,000,000 shares, dated March 26, 1998(4)

3.13  -- Amended By-laws of American Realty Trust, Inc., dated December 11, 1991(1)

4.1   -- Instruments defining the  rights of security holders (included in Exhibits 3.1 through 3.12)(2)

5.1 --Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered(1)

11.1  -- Statement re: computation of per share earnings(5)


12.1  -- Statement re: computation of ratios(5)

15.1  -- Letter re: unaudited interim financial information(5)

21.1  -- Subsidiaries of the registrant(4)

23.1  -- Consent of BDO Seidman, LLP (American Realty Trust, Inc.)(6)

23.2  -- Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)(6)

23.3  -- Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)(6)

23.4  -- Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)(6)

23.5  -- Consent of BDO Seidman, LLP (National Realty, L.P.)(6)

23.6  -- Consent of Holt Ney Zatcoff & Wasserman, LLP (incorporated in Exhibit 5.1)(1)

24.1  -- Power of Attorney(1)

29.1  -- Financial Data Schedule(4)

99.1  -- Form of Prospectus Supplement(2)
----------


(1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-21591), filed with the Commission on February 11, 1997 and incorporated by reference herein.
(2) Filed as an Exhibit to the Registration's Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-21583), filed with the Commission on September 8, 1997 and incorporated by reference herein.
(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), filed with the Commission on January 6, 1998 and incorporated by reference herein.
(4) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Commission on March 30, 1998 and incorporated by reference herein.
(5)          Not applicable.
(6)          Filed herewith.

ITEM 22. UNDERTAKINGS.

    (a)      The undersigned Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)     To include any prospectus required by
                     Section 10(a)(3) of the Securities Act of 1933;


                              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes any information contained in any documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 15, above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of May, 1998.


                          AMERICAN REALTY TRUST, INC.



                                        By: /s/ KARL L. BLAHA
                                            -----------------------------------
                                                Karl L. Blaha President
                                               (Principal Executive Officer)




    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        Signature                              Title                               Date
            *                     President (Principal Executive              May 14, 1998
-------------------------              Officer) and Director
      Karl L. Blaha

            *                            Director                              May 14, 1998
-------------------------
       Roy E. Bode
            *
                                         Director                              May 14, 1998
-------------------------
    Oscar W. Cashwell

            *
                                         Director                              May 14, 1998
-------------------------
       Al Gonzalez
            *
                                         Director                              May 14, 1998
-------------------------
       Cliff Harris
            *
                                   Executive Vice President and                May 14, 1998
-------------------------              Chief Financial Officer
    Thomas A. Holland                  (Principal Financial and
                                          Accounting Officer)




*By: /s/ KARL L. BLAHA
    -------------------------
         Karl L. Blaha
         Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit                  Description



3.7  -- Articles of Amendment of the Articles of Incorporation of American
          Realty Trust, Inc. setting forth the Certificate of Designations,
          Preferences and Relative Participating or Optional or Other Special
          Rights, and Qualifications, Limitations or Restrictions thereof of Series D Cumulative Preferred Stock of American Realty Trust, Inc.
          dated as of August 2, 1996(1)

3.8   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative Participating or Optional or Other Special Rights, and
          Qualifications, Limitations or Restrictions thereof of Series E Cumulative
          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
          December 3, 1996(1)

3.9   -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting forth the Certificate of Designations, Preferences and
          Relative Participating or Optional or Other Special Rights, and
          Qualifications, Limitations or Restrictions thereof of Series F Cumulative
          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
          August 13, 1996(2)

3.10  -- Articles of Amendment of the Articles of Incorporation deleting Certificate  of
          Designation of Series A Cumulative Participating Preferred Stock, dated as of February 28, 1997(2)

3.11  -- Articles of Amendment of the Articles of Incorporation of American Realty
          Trust, Inc. setting  forth the  Certificate of  Designations, Preferences  and
          Relative   Participating   or  Optional   or   Other   Special   Rights,   and
          Qualifications, Limitations  or Restrictions  thereof of  Series G  Cumulative
          Convertible  Preferred  Stock of  American  Realty  Trust,  Inc.  dated as  of
          September 18, 1997(3)


3.12  -- Articles of Amendment to the Articles of Incorporation of American
          Realty Trust, Inc. increasing the number of authorized shares of Common Stock to 100,000,000 shares, dated March 26, 1998(4)

3.13  -- Amended By-laws of American Realty Trust, Inc., dated December 11, 1991(1)

4.1   -- Instruments defining the  rights of security holders (included in Exhibits 3.1 through 3.12)(2)

5.1 --Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered(1)

11.1  -- Statement re: computation of per share earnings(5)


12.1  -- Statement re: computation of ratios(5)

15.1  -- Letter re: unaudited interim financial information(5)

21.1  -- Subsidiaries of the registrant(4)

23.1  -- Consent of BDO Seidman, LLP (American Realty Trust, Inc.)(6)

23.2  -- Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)(6)

23.3  -- Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)(6)

23.4  -- Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)(6)

23.5  -- Consent of BDO Seidman, LLP (National Realty, L.P.)(6)

23.6  -- Consent of Holt Ney Zatcoff & Wasserman, LLP (incorporated in Exhibit 5.1)(1)

24.1  -- Power of Attorney(1)

29.1  -- Financial Data Schedule(4)

99.1  -- Form of Prospectus Supplement(2)
----------


(1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-21591), filed with the Commission on February 11, 1997 and incorporated by reference herein.
(2) Filed as an Exhibit to the Registration's Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-21583), filed with the Commission on September 8, 1997 and incorporated by reference herein.
(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), filed with the Commission on January 6, 1998 and incorporated by reference herein.
(4) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Commission on March 30, 1998 and incorporated by reference herein.
(5)          Not applicable.
(6)          Filed herewith.